UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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RESOURCES CONNECTION, INC.

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RGP®

Dare to Work Differently™

2022 Proxy Statement

September 6, 2022

Dear Stockholder:

Our purpose at RGP is to ignite the power of human agility. Human agility affords opportunity for talent to work in new ways and for clients to accomplish initiatives with expertise, speed and efficiency. Our business model is purpose built for the modern economy and we are excited to grow and build our brand. We are different than the Big Four for good reason, and our client base, comprised of many of the world’s most beloved companies, continues to take notice. We are pleased to share the following information about our Board governance, compensation practices, and diversity, equity and inclusion commitment.

Stockholder Engagement

In April 2022, we were excited to host our first investor day in over a decade. We appreciated the opportunity to engage with key investors and stockholders face-to-face and dive deeper into our business, including a demonstration of HUGO, our new digital engagement platform. Throughout fiscal 2022, we also participated in many investor roadshows. We welcome dialogue with our stockholders and thank those of you who have been actively engaged in return.

DE&I

Diversity, equity and inclusion (“DE&I”) is a critical element of our human-first brand. We are extremely proud of our ability to attract and retain diverse talent. Our commitment to DE&I guides our conduct in our interactions with both clients and each other. We recognize diversity as a strength that is cultivated through our culture, our people, our business and our clients. Please review this Proxy Statement and our Annual Report for fiscal 2022 for a more robust disclosure of our outstanding gender and racial diversity representation in our leadership and our employees, as well as our other important corporate social responsibility initiatives.

2022 Annual Meeting

We cordially invite you to attend our 2022 Annual Meeting of Stockholders of Resources Connection, Inc., to be held at 1:30 p.m. Pacific Time, on October 20, 2022, at the Company’s headquarters in Irvine, California. The formal Notice of the Annual Meeting appears on the following page and describe the matters we expect to be acted upon at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, it is important your shares be represented. Please follow the directions below to vote your shares in a timely manner.

We thank you for your ownership and are grateful for your support as we Dare to Work DifferentlyTM. We look forward to the year ahead and hope to see you at our Annual Meeting.

Sincerely,

Kate W. Duchene
President and Chief Executive Officer

RESOURCES CONNECTION, INC.
17101 ARMSTRONG AVENUE

IRVINE, CALIFORNIA 92614

(714) 430-6400

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	1:30 p.m., Pacific Time, on Thursday, October 20, 2022

Place:	Resources Connection, Inc. Office Building 17101 Armstrong Avenue, Irvine, California 92614*

Items of Business:	(1)	To vote for the election of Anthony Cherbak, Neil Dimick, and Kate Duchene to our Board of Directors, each for a three-year term expiring at the annual meeting in 2025 and until their respective successors are duly elected and qualified;

	(2)	To ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for fiscal 2023;

	(3)	To approve the Amendment and Restatement of the Resources Connection, Inc. 2019 Employee Stock Purchase Plan;

	(4)	To approve on an advisory basis Resources Connection, Inc.’s executive compensation; and

	(5)	To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

Record Date:	August 22, 2022 is the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting.

Proxy Voting:	It is important that your shares be represented and voted at the Annual Meeting. Please submit your proxy as soon as possible via the Internet, telephone or mail. Submitting your proxy by one of these methods will ensure your representation at our annual meeting regardless of whether you attend the meeting. Voting instructions are printed on your proxy card, Notice of Internet Availability or voting instruction form, as applicable.

*	We intend to hold the Annual Meeting in person. However, we are actively monitoring the public health and travel safety concerns relating to the COVID-19 pandemic (the “Pandemic”) and the advisories and mandates being issued by federal, state and local governments and related agencies. In the event that it is not possible or advisable to hold our Annual Meeting in person as currently planned, we may decide to hold the Annual Meeting virtually via the Internet. In the event of any such change to a virtual-only format, we will publicly announce the decision as soon as practicable in advance of the Annual Meeting, which announcement will contain instructions on how to attend, participate in and vote at the virtual meeting, including the URL address through which a stockholder would be able to access the Annual Meeting and instructions on how to demonstrate ownership of our common stock as of the record date for the meeting. Please monitor our press releases, filings with the Securities and Exchange Commission and the “Investors” page of our website at https://ir.rgp.com for information on any change to the location of the Annual Meeting.

PROXY STATEMENT

We are sending this Proxy Statement to you, the stockholders of Resources Connection, Inc. (“RGP,” “we” or the “Company”), a Delaware corporation, as part of our Board of Directors’ (our “Board’s”) solicitation of proxies to be voted at our 2022 Annual Meeting of Stockholders (“Annual Meeting”) to be held on October 20, 2022, and at any postponements or adjournments thereof. This Proxy Statement and our 2022 Annual Report on Form 10-K, which includes our fiscal 2022 financial statements (“Annual Report”) were first sent or made available to stockholders on or about September 6, 2022.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on October 20, 2022.

This Proxy Statement and our Annual Report are available electronically at www.proxyvote.com. Copies of these materials are also available electronically on the Company’s website at https://ir.rgp.com/financials-filings/annual-reports-and-proxies. The other information on our corporate website does not constitute part of this Proxy Statement.

FORWARD LOOKING STATEMENTS

Certain statements in this Proxy Statement are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements relate to expectations concerning matters that are not historical facts. Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “remain,” “should,” or “will” or the negative of these terms or other comparable terminology. In this Proxy Statement, such statements include statements regarding our growth and operational plans, our project pipeline, our plans related to brand positioning, our environmental responsibility goals, expectations regarding the success of our business strategies, expectations regarding secular trends and expectations regarding our continued growth and ability to deliver increased shareholder value. Such statements and all phases of the Company’s operations are subject to known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievements and those of our industry to differ materially from those expressed or implied by these forward-looking statements. Risks and uncertainties include, but are not limited to, the following: risks related to an economic downturn or deterioration of general macroeconomic conditions, risks arising from epidemic diseases or pandemics, the highly competitive nature of the market for professional services, risks related to the loss of a significant number of our consultants, or an inability to attract and retain new consultants, the possible impact on our business from the loss of the services of one or more key members of our senior management, risks related to potential significant increases in wages or payroll-related costs, our ability to secure new projects from clients, our ability to achieve or maintain a suitable pay/bill ratio, our ability to compete effectively in the competitive bidding process, risks related to unfavorable provisions in our contracts which may permit our clients to, among other things, terminate the contracts partially or completely at any time prior to completion, our ability to realize the level of benefit that we expect from our restructuring initiatives, risks that our recent digital expansion and technology transformation efforts many not be successful, our ability to build an efficient support structure as our business continues to grow and transform, our ability to grow our business, manage our growth or sustain our current business, our ability to serve clients internationally, possible disruption of our business from our past and future acquisitions, the possibility that our recent rebranding efforts may not be successful, our potential inability to adequately protect our intellectual property rights, risks that our computer hardware and software and telecommunications systems are damaged, breached or interrupted, risks related to the failure to comply with data privacy laws and regulations and the adverse effect it may have on our reputation, results of operations or financial condition, our ability to comply with governmental, regulatory and legal requirements and company policies, the possible legal liability for damages resulting from the performance of projects by our consultants or for our clients’ mistreatment of our personnel, risks arising from changes in applicable tax laws or adverse results in tax audits or interpretations, the possible adverse effect on our business model from the reclassification of our independent contractors by foreign tax and regulatory authorities, the possible difficulty for a third party to acquire us and resulting depression of our stock price, the operating and financial restrictions from our credit facility, risks related to the variable rate of interest in our credit facility, the possibility that we are unable to or elect not to pay our quarterly dividend payment, and other factors and uncertainties as are identified in our most recent Annual Report on Form 10-K for the year ended May 28, 2022 and our other public filings made with the U.S. Securities and Exchange Commission (the “SEC”) (File No. 000-32113). Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business or operating results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not intend, and undertakes no obligation, to update the forward-looking statements in this Proxy Statement to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless required by law to do so.

2022 PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. The following description is only a summary. For more complete information about these topics, please review our Annual Report, which contains our financial statements, and read the entire Proxy Statement carefully before voting.

WHO WE ARE

We are a global consulting firm focused on project execution services that power clients’ operational needs and change initiatives utilizing on-demand, experienced and diverse talent. As a next-generation human capital partner for our clients, we specialize in co-delivery of enterprise initiatives typically precipitated by business transformation, strategic transactions or regulatory change. Our engagements are designed to leverage human connection and collaboration to deliver practical solutions and more impactful results that power our clients’, consultants’ and partners’ successes.

Based in Irvine, California, with offices worldwide, our agile human capital delivery model attracts top-caliber professionals with in-demand skillsets who seek a workplace environment that embraces flexibility, collaboration and human connection. Our agile professional services model allows us to quickly align the right resources for the work at hand with speed and efficiency in ways that bring value to both our clients and talent. Our unique approach to workforce strategy strongly positions us to help our clients transform their businesses and workplaces, especially in a time where high-quality talent is increasingly scarce and the usage of a flexible workforce to execute transformational projects has become the dominant operating model. Our approximately 4,300 professionals collectively engaged with over 2,200 clients around the world in fiscal 2022, including over 88% of the Fortune 100 as of May 2022.

WHAT WE VALUE

In a world of digital transformation, we are unified under the vision that we must keep business as human first. Our culture is built upon our shared, core values of Loyalty, Integrity, Focus, Enthusiasm, Accountability and Talent, and we believe this is a key reason for our success.

BOARD HIGHLIGHTS

We believe our directors’ breadth of experience, diversity, tenure and skills strengthen our Board’s independent leadership and the effective oversight of management.

CORPORATE HIGHLIGHTS

Fiscal 2022 was a year in which we produced the strongest annual revenue and Adjusted EBITDA(1) we’ve seen in over ten years. We accomplished this by successfully executing on our record pipeline of opportunities across all businesses, while remaining disciplined on the cost front. In the fourth quarter of fiscal 2022, revenue grew by 25.9% to $217.0 million compared to the fourth quarter of fiscal 2021. The sustained topline growth over the last seven consecutive quarters reflects the strength of our execution and the relevance of our agile business model in today’s changing workplace and favorable secular trends. Annual revenue growth for fiscal 2022 was 27.9% to $805.0 million from fiscal 2021, driven by increase in demand for our services and was further enhanced by our reinvigorated focus to raise bill rates that better reflect the value delivered to clients. In addition to delivering strong topline performance, we also delivered 12.8% Adjusted EBITDA margin in fiscal 2022(2), one of the highest Adjusted EBITDA margins in the history of the Company.

The growing shift in workforce strategy towards a project-based orientation was greatly accelerated by the Pandemic, which placed an enhanced emphasis on business agility, and continues to be hastened by the competition for talent. Permanent professional personnel positions are being reduced as organizations engage agile talent for project initiatives and transformation work. To capitalize on the favorable secular trends, we are keenly focused on executing the following business strategies to achieve our objectives to build and maintain the Company’s reputation as the premier provider of project execution services for companies facing transformation, change and compliance challenges:

•	Hire and retain highly qualified, experienced consultants. We believe our highly qualified, experienced consultants provide us with a distinct competitive advantage. Therefore, one of our top priorities is to continue to attract and retain high-caliber experts who are committed to serving clients and solving their problems. We believe we have been successful in attracting and retaining qualified, expert and diverse professionals by providing interesting work engagements with a blue-chip client base, competitive compensation and benefits, and continuing professional development and learning opportunities, as well as membership to an exclusive community of like-minded professionals, while offering flexible work schedules and more control over choosing client engagements.
•	Maintain our distinctive culture. Our corporate culture, built upon our shared, foundational values of Loyalty, Integrity, Focus, Enthusiasm, Accountability and Talent, is a core pillar of our business strategy, and we believe it has been a significant component of our success.
•	Establish consultative relationships with clients. We emphasize a relationship-oriented approach to business rather than a transaction-oriented approach. We believe the professional services experience of our management and consultants enables us to understand the needs of our clients and deliver an integrated, relationship-based approach to meeting those needs. Client relationships and needs are addressed from a client-centric, not geographic, perspective. Our revenue team regularly meets with our existing and prospective clients to understand their business issues and help them define their project needs. Our talent team then identifies consultants with the appropriate skills and expertise from our global talent pool to meet the clients’ objectives. We believe that by establishing relationships with our clients to solve their professional service needs, we are more likely to identify new opportunities to serve them. The strength and depth of our client relationships is demonstrated by the 75% retention rate of our top 100 clients over the last five fiscal years.
•	Build the RGP brand. We want to maintain a leadership position in today’s world of work, providing the best talent to execute on client projects in an increasingly fluid gig-oriented environment. We have historically built our brand through the consistent and reliable delivery of high-quality, value-added services to our clients as well as a significant referral network of 3,388 consultants and 871 management and administrative employees as of May 28, 2022. In recognition of our high-quality service to clients and our efforts to be an “employer of choice” for our employees, we were named among Forbes’ 2022 World’s Best Management Consulting Firms, 2022 America’s Best Management Consulting Firms and 2022 America’s Best Midsize Employers Lists. Additionally, in recent years, we have invested in global, regional and local marketing and brand activation efforts that reinforce our brand. In fiscal 2022, we introduced our new tagline ― Dare to Work DifferentlyTM — to clarify our brand and are now in

(1)	Adjusted EBITDA is calculated as net income before amortization expense, depreciation expense, interest and income taxes plus stock-based compensation expense, restructuring costs, technology transformation costs, and plus or minus contingent consideration adjustments. See pages 30 and 32 of Resources Connection, Inc.’s Annual Report on Form 10-K for the fiscal year ended May 28, 2022, filed with the SEC on July 28, 2022 (the “Fiscal 2022 Annual Report”), for a discussion of the adjustments made and a reconciliation of those adjustments to net income, the most directly comparable U.S. generally accepted accounting principles (“GAAP”) financial measure, to compute Adjusted EBITDA.
(2)	Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by revenue.

the process of activating our new brand positioning. We rely on trademark registrations and common law trademark rights to protect the distinctiveness of our brand.

Fiscal 2022 was a successful year. We grew revenue, improved our cost structure and achieved higher profitability. We look forward to reaping the benefits of our rebranding and bolstering our foundational strength in fiscal 2023.

FINANCIAL METRICS

•	We achieved revenue of $805.0 million for fiscal year 2022, which represents a 27.9% increase in revenue year-over-year;
•	We realized a 540-basis point improvement in the selling, general and administrative expenses as a percentage of revenue from 33.3% in fiscal 2021 to 27.9% in fiscal 2022;
•	We generated $67.2 million in net income for fiscal year 2022;
•	We achieved Adjusted EBITDA of $103.1 million for fiscal year 2022(1);
•	We realized an Adjusted EBITDA Margin of 12.8% for fiscal year 2022(2), up 440 basis points compared to fiscal year 2021;
•	We produced diluted earnings per share of $2.00 for fiscal year 2022;
•	We generated $49.4 million in cash flow from operations;
•	We retained 75% of our top 100 clients; and
•	We ended fiscal year 2022 with $104.2 million in cash and cash equivalents.

Our successful execution, coupled with favorable secular trends including a rapid shift to workforce agility and a continued tight labor market, enabled us to attain broad based topline growth across most client segments, including strategic global and regional accounts in the majority of our markets and solution areas. We continue to generate robust cash flow from operations. Cash generated from operations was $49.4 million in fiscal 2022. As of May 28, 2022, we had $104.2 million in cash and cash equivalents and $119.8 million available for borrowing under our $175.0 million senior secured revolving credit facility. Given our balance sheet position, our ability to generate future positive cash flows from operations, and other sources of liquidity, we believe we have the financial resources needed to remain resilient during the current uncertain economic environment and maintain the flexibility to return cash to you, our stockholders, while being opportunistic on strategic investments for our future growth.

STOCKHOLDER RETURN

We returned $18.6 million to stockholders during fiscal year 2022 through our dividend program increasing cumulative dividends to $54.4 million over the past three fiscal years. In addition, we have returned $24.7 million to our stockholders through our share repurchase program over the past three fiscal years. We believe that the payment of a regular dividend, along with the continuation of our stock repurchase plan as circumstances permit, provides us the ability to consistently return cash to our stockholders.

Issuance of Quarterly Dividend

In July 2010, our Board authorized the establishment of a regular quarterly dividend, subject to quarterly Board approval. Consistent with prior quarters, in July 2022, our Board authorized the payment of a quarterly dividend at $0.14 per share payable on September 21, 2022 to all stockholders of record on August 24, 2022.

Stock Repurchase

In July 2015, our Board approved a stock repurchase program authorizing the repurchase, at the discretion of our senior executives, of our common stock for a designated aggregate dollar limit not to exceed $150 million. During the year ended May 28, 2022, the Company repurchased 1,155,236 shares of the Company’s common stock for $19.7 million in a privately negotiated transaction with Dublin Acquisition, LLC pursuant to the terms of a Stock Purchase Agreement, dated December 3, 2021. As of May 28, 2022, approximately $65.4 million remained available for future repurchases of our common stock under the July 2015 program.

CORPORATE SOCIAL RESPONSIBILITY AND ESG HIGHLIGHTS

The Company and our Board maintain a focus on corporate social responsibility and environmental, social and governance (“ESG”) matters that impact our employees, clients and their communities. We believe that environmentally and socially responsible operating practices go hand in hand with generating value for our stockholders and clients, being an employer of choice, and being good neighbors within our communities. We continuously look for new and better ways to foster a diverse and inclusive work environment, minimize our environmental footprint and engage our surrounding communities, all while creating value for our stockholders. Below are some recent highlights of our diversity and sustainability initiatives. For additional information, see “Corporate Social Responsibility and ESG Efforts” beginning on page 38.

•	ESG Committee. To further advance our ESG efforts, we formed an ESG Committee during fiscal 2022, with oversight by the Corporate Governance and Nominating Committee of the Board. The ESG Committee is a cross-functional advisory committee comprised of employees from various sectors and geographic locations. It meets quarterly to discuss the Company’s general strategy with respect to ESG matters and makes recommendations to the Company’s executive leadership team on how the Company’s policies, practices and disclosures can respond to current and emerging ESG issues.
•	Diversity within the Company. We are proud that 100% of our executive leadership team (i.e., our “Chief” level positions) consists of women and minorities. Many of our other key leaders are also women or minorities. Additionally, 40% of our directors on our Board are minorities or women. We also aim to have a workforce that reflects the diversity of the qualified talent that is available in the markets we serve. As of November 2021, 65.3% of our U.S.-based employees identified as minorities or women, and we are a Paradigm for Parity Coalition Company, which is a coalition of companies committed to addressing gender and diversity gaps in corporate leadership.

In fiscal 2022, we continued our Diversity Council and DE&I Ambassador programs, consisting of employees representing a cross-section of functions and levels across the globe. The Diversity Council serves an important role in working closely with senior leaders to facilitate alignment between our DE&I efforts and overall business strategy of promoting human capital practices that support and accelerate our DE&I goals. The DE&I Ambassador program’s mission is to spread the culture of DE&I, promote DE&I awareness and engage employees at all levels of the Company through existing business forums, established teams, offices, markets and regions. The DE&I Ambassador teams operate at a regional level and meet quarterly to share success stories and practices across the regions.

•	Sustainability. In fiscal 2022, we implemented our Global Environmental Responsibility Policy, which sets forth our commitment to operate our business as a responsible corporate citizen dedicated to sound environmental management and with concern for the well-being of our common environment. As a global human capital company, our environmental footprint is relatively small. We nevertheless continue to take actions to reduce our footprint and be environmentally responsible, including (1) reducing our global real estate footprint by over 52,000 square feet during fiscal 2022 by creating designated virtual offices, utilizing shared work spaces and expanding our use of technology to allow more employees to work virtually; (2) reducing our use of paper by transitioning more than 95% of client invoices to electronic billing, implementing electronic paystubs for all U.S. employees and reducing our use of print-based marketing materials in favor of digital assets; and (3) minimizing our Company’s carbon emissions through reduced air travel and commuting due to our use of virtual offices and hybrid approach to remote and in-office work and maximizing the use of technology for virtual meetings.
•	Our Communities. We support and encourage our employees to volunteer their time and donate to local or national charitable causes. Since fiscal 2020, we have sponsored Brightpath STEAM Academy, which is a robotics summer camp organized by one of our employees for under-privileged and under-represented students in St. Louis, Missouri. We, as an organization, also view each local, national or global challenge as an opportunity to support and give back to the communities in the markets we serve. As an example, during the COVID lockdowns in China, we gifted our Chinese employees and their families with boxes of food to help alleviate food shortage problems experienced in the community. In fiscal 2022, we continued our Social Justice Charitable Matching Fund, which has allowed us to help raise DE&I awareness internally across our organization by matching employees’ contributions to charitable organizations that promote social justice. As of May 28, 2022, we achieved our goal of matching $100,000 in contributions during fiscal 2022. We intend to continue our commitment toward this Fund in fiscal 2023.

ANNUAL MEETING

Date and Time:	1:30 p.m., Pacific Time, on Thursday, October 20, 2022

Place*:	Resources Connection, Inc. Office Building 17101 Armstrong Avenue, Irvine, California 92614

Record Date:	August 22, 2022

Voting:	Stockholders as of the close of business on the record date are entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals.

*	In the event it is not possible or advisable to hold our Annual Meeting in person as currently planned due to the Pandemic, we may decide to hold the Annual Meeting virtually via the Internet. Please refer to the attached Notice of Annual Meeting for additional information.

MEETING AGENDA

1.	Election of three directors, each for a three-year term expiring at the Company’s annual meeting in 2025 and until their respective successors are duly elected and qualified;

2.	Ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for fiscal 2023;

3.	Approval of the Amendment and Restatement of the Resources Connection, Inc. 2019 Employee Stock Purchase Plan;

4.	Approval on an advisory basis of the Company’s executive compensation; and

5.	Transaction of such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

Voting Matters

Detailed Information
Proposal 1 — Election of Three Directors for a Three-Year Term	Page 22

The following table provides summary information about each director nominee. More detailed information may be found in the section entitled “Proposal 1. Election of Directors.”

Name and Principal Occupation	Age	Director Since	Board Committees
ANTHONY CHERBAK- Independent Former Chief Executive Officer, Resources Connection, Inc.	68	2009	None
NEIL DIMICK- Independent Former EVP and Chief Financial Officer of Amerisource Bergen Corporation; Board member of Viatris, Inc.	73	2003	Audit Committee Compensation Committee
KATE DUCHENE- President and Chief Executive Officer, Resources Connection, Inc.	59	2018	None

Board Recommendation — FOR each of the Three Director Nominees

Detailed Information
Proposal 2 — Ratification of the appointment of RSM US LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2023	Page 49

For more detailed information on the appointment of RSM US LLP, please refer to the detailed information in “Proposal 2. Ratification of Appointment of Independent Registered Public Accounting Firm for Fiscal Year 2023.”

Stockholder ratification of the appointment of RSM US LLP as our independent registered public accounting firm is not required by our Third Amended and Restated Bylaws (our “Bylaws”) or otherwise. However, our Board is submitting the appointment of RSM US LLP to our stockholders for ratification as a matter of good corporate governance. If stockholders fail to ratify the appointment, the Audit Committee may reconsider the decision to retain RSM US LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent auditor at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and our stockholders.

Set forth below is summary information with respect to RSM US LLP’s fees for services provided to the Company in fiscal 2022 and fiscal 2021.

	2022	2021
Audit Fees	$1,290,694	$1,227,535
Audit Related Fees	$100,300	$52,400
Tax Fees	$6,100	$6,500
All Other Fees	$0	$0

Board Recommendation — FOR ratification of the appointment of RSM US LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2023

Detailed Information
Proposal 3 — Approval of the Amendment and Restatement of the Resources Connection, Inc. 2019 Employee Stock Purchase Plan	Page 51

We are asking stockholders to approve an amendment and restatement of the Resources Connection, Inc. 2019 Employee Stock Purchase Plan, or the “ESPP,” which would increase the maximum number of shares of our common stock authorized for issuance under the ESPP by an additional 1,500,000 shares. This amendment and restatement was adopted, subject to stockholder approval, by our Board on August 18, 2022.

Currently, a total of 1,825,000 shares of our common stock are authorized for issuance under the ESPP. Of these shares, 1,335,53 shares have previously been purchased and 489,417 shares remain available for purchase in the current and future offering periods as of August 22, 2022. If stockholders approve the amendment and restatement of the ESPP, the maximum number of shares that may be issued under the ESPP will increase from 1,825,000 shares to 3,325,000 shares.

Key Features of our current employee stock purchase program:

•	Purchase price is 85% of the fair market value of the Company’s common stock on either the first or last day of the offering period, whichever is less;

•	Two six-month offering periods per calendar year with purchases on the last trading day in the offering period (generally ending each January 15 and July 15);
•	The number of shares that would be authorized for issuance under the ESPP if stockholders approve the amendment and restatement of the ESPP (1,989,417 shares, which is the 489,417 shares currently available for issuance under the ESPP plus the 1,500,000 new shares) would be less than 5.9% of our shares of common stock outstanding as of August 22, 2022; and
•	Available to all U.S. employees and non-U.S. employees of designated subsidiaries with 90 days or more of continued employment.

For more detailed information on the ESPP, please refer to the detailed information in “Proposal 3. Approval of the Amendment and Restatement of Resources Connection, Inc.’s 2019 Employee Stock Purchase Plan.”

Board Recommendation — FOR approval of the Amendment and Restatement of the Resources Connection, Inc. 2019 Employee Stock Purchase Plan

Detailed Information
Proposal 4 — Advisory Vote on the Company’s Executive Compensation	Page 79

We are asking stockholders to approve, on an advisory basis, the Company’s executive compensation as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this Proxy Statement (including in the executive compensation tables and narratives accompanying those tables as well as the Compensation Discussion and Analysis). Our Board recommends a FOR vote because it believes the Company’s executive compensation programs use appropriate structures and sound pay practices that are effective in achieving the Company’s core objectives of providing competitive pay, pay for performance and alignment of management’s interests with the interests of long-term stockholders. In addition to reviewing the information in “Proposal 4. Advisory Vote on the Company’s Executive Compensation” and the executive compensation tables and corresponding narratives in this Proxy Statement, stockholders are encouraged to read the “Compensation Discussion and Analysis” section of this Proxy Statement for a more detailed discussion of how our compensation programs reflect our core objectives. Further, our Board believes our executive compensation programs are reasonable in relation to comparable public and private companies in our industry.

PAY FOR PERFORMANCE ORIENTATION

•	“At Risk” Compensation/Pay for Performance. A significant portion of each named executive officer’s (“NEO’s”) compensation is “at risk” and tied to the Company’s attainment of our annual and long-term financial and business objectives, including retaining our team-oriented culture.
For fiscal 2022, approximately 79% of our Chief Executive Officer’s and Chief Operating Officer’s, and 65% of our Chief Financial Officer’s, target total direct compensation(3) was not guaranteed but rather was tied to metrics related to Company performance and/or stock price, and therefore meaningfully “at risk”. Furthermore, approximately half of our NEOs’ target total direct compensation is tied to the Company’s financial performance.
•	Base Salaries. The Company increased the base salary of our Chief Financial Officer to better align her base salary with the average base salary of the CFOs in the Company’s peer group. No other change was made to the base salaries of our other NEOs during fiscal 2022.
•	Annual Incentives. All of our NEOs participated in our Executive Incentive Plan (“EIP”) during fiscal 2022. The EIP reflects a pay for performance culture. Incentives are earned based on Company performance, measured by the Company’s Revenue and Adjusted EBITDA Percentage(1)(4), and individual qualitative performance criteria. If the Company does not achieve the threshold level of financial performance under the EIP, the amount payable under the qualitative performance criteria is capped at 50% of the target annual incentive. The maximum amount that may be earned under the EIP is 300% of the target annual incentive.
For fiscal 2022, the Compensation Committee set challenging performance goals that exceeded the Revenue and Adjusted EBITDA Percentage achieved under the EIP for fiscal 2021. Given the Company’s strong performance for fiscal 2022, the Company exceeded the “maximum” financial performance goals for both Revenue and Adjusted EBITDA Percentage performance, and as a result the quantitative multiplier under the EIP was equal to the maximum of 200% of the target annual incentive. The Compensation Committee also determined that each of our NEOs achieved each of their individual CRAVE goals for fiscal 2022 and displayed outstanding leadership through continued Pandemic recovery and a tightening labor market, resulting in the achievement of 140% of their EIP qualitative goals designated for fiscal 2022. Accordingly, the Compensation Committee awarded our NEOs annual cash incentives under the EIP for fiscal 2022 as follows:
•	Ms. Duchene, our President and Chief Executive Officer, was awarded a total annual incentive of $2,100,000, representing 93.3% of her maximum award opportunity or 280% of her target annual incentive opportunity;

(3)	Target total direct compensation means the NEO’s base salary, target annual cash incentive and grant date fair value (based on the value approved by the Compensation Committee and used to determine the target number of shares subject to the award) of annual long-term incentive awards granted to the NEO in fiscal 2022.
(4)	Adjusted EBITDA Percentage for purposes of the EIP is total revenue minus the cost of services sold and Selling, General and Administration expense adjusted for stock compensation, changes in contingent consideration, Board approved restructuring and any additional items deemed appropriate by the Audit Committee, divided by revenue.

•	Ms. Ryu, our Executive Vice President and Chief Financial Officer, was awarded a total annual incentive of $980,000, representing 93.3% of her maximum award opportunity or 280% of her target annual incentive opportunity; and
•	Mr. Brackney, our President and Chief Operating Officer, was awarded a total annual incentive of $1,680,000, representing 93.3% of his maximum award opportunity or 280% of his target annual incentive opportunity.
•	Performance-Based Long-Term Incentives. 50% of the NEOs’ annual equity incentive awards granted in fiscal 2022 were granted in the form of performance-based restricted stock units (“PSUs”). The PSUs will be eligible to vest at the end of a three-year performance period based on the Company’s Revenue and Adjusted EBITDA Percentage achieved over the performance period. The total number of shares that may be earned for these PSUs will range from zero to 150% of the target number of shares based on performance over the performance period.
The remaining 50% of the NEOs’ annual equity incentive awards were granted in the form of time-based restricted stock units (“RSUs”) that vest over a four-year period. PSUs and RSUs align the interests of our NEOs with our stockholders and create a retention incentive over the vesting period. These awards were made pursuant to our 2020 Performance Incentive Plan (“2020 Plan”). No other long-term incentive awards were granted to our NEOs in fiscal 2022.

The Company’s current policy is to provide stockholders with an opportunity to approve, on an advisory basis, the compensation of our NEOs each year at the annual meeting of stockholders. It is expected that the next such vote will occur at the 2023 annual meeting of stockholders.

Board Recommendation — FOR approval of the Company’s Executive Compensation

QUESTIONS AND ANSWERS

WHY DID I RECEIVE ONLY A NOTICE OF INTERNET AVAILABILITY?

As permitted by SEC rules, we are furnishing proxy materials for the Annual Meeting primarily over the Internet. On or about September 6, 2022, we mailed to each of our stockholders (other than those who previously requested electronic delivery or to whom we are mailing a paper copy of the proxy materials) a Notice of Internet Availability containing instructions on how to access and review the proxy materials via the Internet and how to submit a proxy electronically using the Internet. The Notice of Internet Availability also contains instructions on how to receive, free of charge, paper copies of the proxy materials. If you received the Notice of Internet Availability, you will not receive a paper copy of the proxy materials unless you request one.

We believe the delivery options that we have chosen will allow us to provide our stockholders with the proxy materials they need, while lowering the cost of the delivery of the materials and reducing the environmental impact of printing and mailing paper copies.

WHAT AM I VOTING ON?

At the Annual Meeting, our stockholders will be voting on the following proposals:

1.	the election of three director nominees (Anthony Cherbak, Neil Dimick, and Kate Duchene) to our Board, each for a three-year term expiring at the annual meeting in 2025 and until his or her respective successor is duly elected and qualified;
2.	the ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for fiscal year 2023;
3.	the approval of the Amendment and Restatement of the Resources Connection, Inc. 2019 Employee Stock Purchase Plan; and
4.	the approval, on an advisory basis, of the Company’s executive compensation.

Our stockholders will also consider any other business properly raised at the Annual Meeting or any postponement or adjournment thereof.

HOW DOES THE BOARD RECOMMEND I VOTE ON EACH OF THE PROPOSALS?

Our Board recommends you vote FOR election to our Board of each of the three nominees for director named in Proposal 1 of this Proxy Statement; FOR the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for fiscal 2023, as outlined in Proposal 2 of this Proxy Statement; FOR the approval of the Amendment and Restatement of the Resources Connection, Inc. 2019 Employee Stock Purchase Plan, as outlined in Proposal 3 of this Proxy Statement; and FOR the approval, on an advisory basis, of the Company’s executive compensation, as outlined in Proposal 4 of this Proxy Statement.

WHO CAN ATTEND THE ANNUAL MEETING?

All stockholders of the Company as of the close of business on August 22, 2022, the record date, can attend the Annual Meeting. If your shares are held through a broker, bank or nominee (that is, in “street name”), you are considered the beneficial holder of such shares, and if you would like to attend the Annual Meeting, you must either (1) write to Lauren Elkerson, our Corporate Secretary, at 17101 Armstrong Avenue, Irvine, CA 92614; or (2) bring to the meeting a copy of your brokerage account statement or a “legal proxy” (which you can obtain from the broker, bank or nominee that holds your shares). Please note, however, that beneficial owners whose shares are held in “street name” by a broker, bank or nominee may vote their shares at the Annual Meeting only as described below under “Who is entitled to vote at the meeting?”

WHO IS ENTITLED TO VOTE AT THE MEETING?

Stockholders of record, as of the close of business on August 22, 2022, the record date, are entitled to vote at the Annual Meeting. If you are the beneficial owner of shares held in “street name” through a broker, bank or nominee and held such shares as of the close of business on the record date, the proxy materials are being forwarded to you by your broker, bank or nominee together with a voting instruction form. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank or nominee that holds your shares, giving you the right to vote the shares in person at the meeting. Even if you plan to attend the Annual

Meeting, we recommend you submit your proxy or voting instructions in advance of the Annual Meeting so your vote will be counted if you later decide not to attend the Annual Meeting.

HOW DO I VOTE AND WHAT IS THE DEADLINE?

Voting via the Internet, Telephone or Mail. You may submit your proxy or voting instructions via the Internet, by telephone or by mail, depending on the manner in which you receive your proxy materials. If you received a Notice of Internet Availability by mail, you can submit a proxy or voting instructions via the Internet at www.proxyvote.com by following the instructions provided in the Notice of Internet Availability. If you received a printed set of the proxy materials by mail, you may submit a proxy or voting instructions via the Internet at www.proxyvote.com, by telephone (by calling 1-800-690-6903) or by mail by following the instructions on the proxy card or voting instruction form.

If you are a stockholder of record voting by telephone or the Internet, your proxy must be received by 8:59 p.m. Pacific Time (11:59 p.m. Eastern Time) on October 19, 2022, in order for your shares to be voted at the Annual Meeting. However, if you are a stockholder of record submitting a proxy card by mail, you may instead mark, sign and date the proxy card you received and return it in the accompanying prepaid and addressed envelope so that it is received by us before the Annual Meeting. If you hold your shares in street name, please provide your voting instructions to the broker, bank or other nominee who holds your shares by the deadline specified by such broker, bank or nominee.

If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR election to our Board of each of the three nominees for director named in Proposal 1 of this Proxy Statement; FOR the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for fiscal 2023, as outlined in Proposal 2 of this Proxy Statement; FOR the approval of the Amendment and Restatement of the Resources Connection, Inc. 2019 Employee Stock Purchase Plan, as outlined in Proposal 3 of this Proxy Statement; and FOR the approval, on an advisory basis, of the Company’s executive compensation, as outlined in Proposal 4 of this Proxy Statement. See “What happens if my shares are held by a broker?” below for information on how your shares will be voted if you are a beneficial owner and do not submit voting instructions to the broker, bank or other nominee who holds your shares.

Voting at the Annual Meeting. All stockholders of record may vote in person at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions in advance to authorize the voting of your shares at the Annual Meeting so that your vote will be counted if you later are unable to attend. If you later attend and vote at the Annual Meeting, your previously submitted proxy or voting instructions will not be used.

CAN I REVOKE MY PROXY OR CHANGE MY VOTE?

You have the right to revoke your proxy or voting instruction form at any time before your shares are voted at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy by:

•	delivering a written revocation to our Corporate Secretary (Lauren Elkerson at 17101 Armstrong Avenue, Irvine, CA 92614);
•	submitting a later-dated proxy via the Internet, telephone or mail, as described above under “Voting via the Internet, Telephone or Mail”; or
•	voting in person at the Annual Meeting.

If you are the beneficial owner of shares held in “street name” by a broker, bank or nominee, you may change your vote by submitting new voting instructions to your broker, bank or nominee, or, if you have obtained a legal proxy from your broker, bank or nominee giving you the right to vote your shares at the Annual Meeting, by attending the Annual Meeting and voting in person.

Please note that attendance at the Annual Meeting will not by itself constitute revocation of a proxy.

HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?

Other than the proposals described in this Proxy Statement, we know of no other business to be considered at the Annual Meeting. However, if any other matters are properly presented at the meeting or any postponement or adjournment thereof, your proxy, if properly submitted, authorizes Kate W. Duchene, our President and Chief Executive Officer, or Jennifer Y. Ryu, our Executive Vice President and Chief Financial Officer, to vote in their discretion on those matters.

WHO WILL COUNT THE VOTES?

A representative of Broadridge will serve as the inspector of elections and will count the votes at the Annual Meeting.

WHO WILL BEAR THE COST OF SOLICITING VOTES?

The solicitation of proxies will be conducted electronically through the Internet and by mail, and the Company will bear all attendant costs. These costs include the expense of preparing and mailing proxy solicitation materials and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials to beneficial owners of the Company’s common stock. The Company may conduct further solicitation personally, telephonically or through the Internet through its officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation. At this time, the Company does not anticipate engaging the services of a proxy solicitor. The Company may incur other expenses in connection with the solicitation of proxies.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD OR VOTING INSTRUCTION FORM?

It probably means your shares are registered differently and are in more than one account. Please submit a proxy or voting instructions for each of your accounts in the manner provided above under “How do I vote and what is the deadline?” to ensure all your shares are voted.

HOW MANY SHARES CAN VOTE?

As of the close of business on the record date (August 22, 2022), 33,750,861 shares of our common stock, including unvested shares of restricted stock, were outstanding. Each share of our common stock outstanding and each unvested share of restricted stock with voting rights on the record date is entitled to one vote on each of the three director nominees and one vote on each other matter presented for consideration and action by the stockholders at the Annual Meeting.

WHAT IS THE VOTING REQUIREMENT FOR EACH OF THE ABOVE MATTERS?

Proposal 1. Election of Directors. Once a quorum has been established, under our Bylaws, each director nominee must receive the vote of a majority of the votes cast with respect to that director’s election in order to be elected to our Board (that is, the number of shares voted “FOR” the director nominee must exceed the number of votes cast “AGAINST” that director nominee). Each stockholder will be entitled to vote the number of shares of common stock held as of the close of business on the record date by that stockholder for each director nominee. Stockholders will not be allowed to cumulate their votes in the election of directors.

If any of the director nominees named in Proposal 1, each of whom is currently serving as a director, is not elected at the Annual Meeting by the requisite majority of votes cast, under Delaware law, the director would continue to serve on the Board as a “holdover director.” However, under our Bylaws, any incumbent director who fails to receive a majority of the votes cast must tender his or her resignation to the Secretary of the Company promptly following certification of the election results. In such circumstances, the Board, taking into account the recommendation of the Corporate Governance and Nominating Committee of the Board, must decide whether to accept or reject the resignation and publicly disclose its decision, including the rationale behind any decision to reject the tendered resignation, within 90 days following certification of the election results.

Other Proposals. Once a quorum has been established, under our Bylaws, approval of Proposals 2, 3, and 4 each requires the affirmative vote of a majority in voting power of those shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Notwithstanding the foregoing, please be advised that each of Proposals 2 and 4 is advisory only and not binding on the Company or our Board. Our Board will consider the outcome of the vote on each of these items in considering what actions, if any, should be taken in response to the advisory votes by stockholders.

WHAT CONSTITUTES A QUORUM?

In order to transact business at the Annual Meeting, a quorum must be present. Under Delaware law and our Bylaws, a quorum is present if a majority in voting power of the outstanding shares of our stock entitled to vote at the meeting on the record date are present, in person or by proxy, and entitled to vote at the Annual Meeting. Because there were 33,750,861 shares of common stock outstanding as of the close of business on the record date, holders of at least 16,875,431 shares of our common stock will need to be present in person or by proxy at the Annual Meeting for a quorum to exist to transact business at the Annual Meeting.

WHAT HAPPENS IF MY SHARES ARE HELD BY A BROKER?

If you are the beneficial owner of shares held in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will nevertheless be entitled to vote the shares with respect to “routine” matters but will not be permitted to vote the shares with respect to “non-routine” matters. The ratification of the appointment of the Company’s independent registered public accounting firm in Proposal 2 is considered a routine matter and may be voted upon by your broker if you do not give instructions. However, brokers do not have discretionary authority to vote your shares on your behalf for any of the other items to be submitted for a vote of stockholders at the Annual Meeting (the election of directors, the approval of the Amendment and Restatement of the Resources Connection, Inc. 2019 Employee Stock Purchase Plan or the advisory vote on the Company’s executive compensation). Accordingly, if you are a beneficial owner that has not submitted voting instructions to your broker and your broker exercises its discretion to vote your shares on Proposal 2, your shares will be treated as broker non-votes with respect to Proposals 1, 3 and 4 (the election of directors, the approval of the Amendment and Restatement of the Resources Connection, Inc. 2019 Employee Stock Purchase Plan, and the advisory vote on the Company’s executive compensation, respectively). There will not be any broker non-votes on Proposal 2 (ratification of the appointment of the Company’s independent registered public accounting firm for fiscal year 2023).

HOW WILL “BROKER NON-VOTES” AND ABSTENTIONS BE TREATED?

Broker non-votes with respect to Proposals 1, 3 and 4 (the election of directors, the approval of the Amendment and Restatement of the Resources Connection, Inc. 2019 Employee Stock Purchase Plan, and the advisory vote on the Company’s executive compensation) are counted for the purposes of calculating a quorum. However, broker non-votes are not deemed to be a vote cast with respect to Proposal 1 or entitled to vote for the purpose of determining whether stockholders have approved Proposals 3 and 4 and, therefore, will not be counted in determining the outcome of such matters.

A properly executed proxy marked “ABSTAIN” with respect to the election of one or more director nominees in Proposal 1 will not be considered a vote cast with respect to the director or director nominees indicated and, therefore, will not be counted in determining the outcome of the director nominee’s election to the Board. For the remaining Proposals, a properly executed proxy marked “ABSTAIN” with respect to the proposal has the same effect as a vote “AGAINST” the matter. In all cases, a properly executed proxy marked “ABSTAIN” will be counted for purposes of determining whether a quorum is present.

WHEN MUST NOTICE OF BUSINESS TO BE BROUGHT BEFORE AN ANNUAL MEETING BE GIVEN AND WHEN ARE STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS DUE FOR THE 2023 ANNUAL MEETING?

Advance Notice Procedures. Under our Bylaws, business, including director nominations, may be brought before an annual meeting if it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the discretion of our Board or any committee thereof or by a stockholder entitled to vote who has delivered notice to our Corporate Secretary (containing certain information specified in our Bylaws) not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting (for next year’s annual meeting, no earlier than the close of business on June 22, 2023, and no later than the close of business on July 22, 2023). In the event that the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 70 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder must be delivered to our Corporate Secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. These requirements are separate from and in addition to the requirements of the SEC that a stockholder must meet in order to have a stockholder proposal included in next year’s proxy statement.

Further, if you intend to solicit proxies in support of director nominees other than the Board’s nominees at the 2023 annual meeting of stockholders, you must provide written notice setting forth the information required by Rule 14a-19 under the Exchange Act, unless the required information has been provided in a preliminary or definitive proxy statement previously filed by the stockholder. Such written notice must be provided in accordance with Rule 14a-19 no later than August 21, 2023. If we change the date of the 2023 annual meeting of stockholders to a date that is more than 30 days from the anniversary date of the Annual Meeting, your written notice must be received by the later of 60 days prior to the date of the 2023 annual meeting of stockholders or the 10th calendar day following the day on which public announcement of the date of the 2023 annual meeting of stockholders is first made. The notice requirement under Rule 14a-19 is in addition to the applicable notice requirements under our Bylaws as described below.

Stockholder Proposals for the 2023 Annual Meeting. Written notice of stockholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2023 annual meeting of stockholders must be received no later than May 9, 2023. In addition, all proposals will need to comply with Rule 14a-8 under the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.

HOW DO I OBTAIN A COPY OF THE ANNUAL REPORT FOR RESOURCES CONNECTION, INC.’S YEAR ENDED MAY 28, 2022?

A copy of the Company’s Annual Report for the year ended May 28, 2022 has been included with this Proxy Statement. If you desire another copy of our Annual Report or would like a copy of our Annual Report on Form 10-K filed with the SEC (including the financial statements and the financial statement schedules), we will provide one to you free of charge upon your written request to our Investor Relations Department at 17101 Armstrong Avenue, Irvine, California 92614, or from our Investor Relations website at https://ir.rgp.com/financials-filings/annual-reports-and-proxies.

HOW MAY I OBTAIN A SEPARATE SET OF PROXY MATERIALS?

If you share an address with another stockholder and did not receive a Notice of Internet Availability or otherwise receive your proxy materials electronically, you may receive only one set of proxy materials (including this Proxy Statement and our Annual Report) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials for this year or future years, please request the additional copies by contacting our Investor Relations Department at 17101 Armstrong Avenue, Irvine, California 92614, or by telephone at 714-430-6400. A separate set of proxy materials will be sent promptly following receipt of your request.

In addition, if you are a stockholder of record at a shared address to which we delivered multiple copies of this Proxy Statement or the Annual Report and you desire to receive one copy in the future, please contact our Investor Relations Department at 17101 Armstrong Avenue, Irvine, California 92614, or by telephone at 714-430-6400.

If you hold shares beneficially in street name, please contact your broker, bank or nominee directly if you have questions, require additional copies of this Proxy Statement or our Annual Report, or wish to receive multiple reports by revoking your consent to house holding.

PROPOSAL 1. ELECTION OF DIRECTORS

Our Board currently consists of ten directors. Our Amended and Restated Certificate of Incorporation provides for a classified Board consisting of three classes of directors, each serving staggered three-year terms. At this year’s Annual Meeting, we will be electing three directors, each to serve a term of three years expiring at our 2025 Annual Meeting and until his or her successor is duly elected and qualified.

Each of the nominees, Anthony Cherbak, Neil Dimick, and Kate Duchene, is presently a member of our Board, having served on the Company’s Board since 2009, 2003 and 2018, respectively. Messrs. Cherbak and Dimick and Ms. Duchene were each previously elected to our Board by our stockholders at our 2019 annual meeting of stockholders.

In addition, notwithstanding the Company’s retirement age policy, the Board affirmatively requested that Mr. Dimick continue his service to the Board for an additional three-year term given his outstanding contributions, deep knowledge of the professional services industry and executive experience. Mr. Dimick has served as Chairman of the Audit Committee since 2004, and his continued services contributes to the stability of the Board and provides important oversight of the Company’s audit and financial reporting processes. Additionally, he possesses a unique blend of leadership, institutional knowledge and experience that our Board requires to lead the Company through key enterprise initiatives and will serve as an important mentor to newer board members as we continue our board refreshment efforts.

Our Board, acting upon the recommendation of the Corporate Governance and Nominating Committee, recommends that stockholders vote in favor of the election of each of the nominees, Messrs. Cherbak and Dimick and Ms. Duchene.

In recommending director nominees for selection by the Board, the Corporate Governance and Nominating Committee considers a number of factors, which are described in more detail below under “Board of Directors — Corporate Governance and Nominating Committee.” In considering these factors, the Corporate Governance and Nominating Committee and the Board consider the gender, ethnic and racial diversity of each nominee along with the fit of each individual’s qualifications, skills and attributes with those of the Company’s other directors in order to build a Board that, as a whole, contains diverse perspectives and experience and is effective, collegial and responsive to the Company and its stockholders. There are no family relationships among our directors or executive officers nor any arrangements or understandings between any director and any other person pursuant to which a director was selected as a director or nominee.

If at the time of the Annual Meeting any of the nominees is unable or unwilling for good cause to serve if elected, the persons named as proxies on the proxy card will vote for such substitute nominee or nominees, if any, as our Board recommends or, if no substitute nominee is recommended by our Board, for the remaining nominees, leaving a vacancy, unless our Board chooses to reduce the number of directors serving on the Board. Each of the nominees has consented to be named in this Proxy Statement and to serve if elected.

Following is biographical information about each nominee and each other director who will continue as a director after the Annual Meeting. This description includes the principal occupation of and directorships held by each director for at least the past five years, as well as the specific experience, qualifications, attributes and skills that led to our Board’s conclusion that each nominee and director should serve as a member of the Company’s Board.

Director Nominees

The individuals standing for election are:

Anthony C. Cherbak Age 68 Director since August 2009	In 2016, Mr. Cherbak retired as the Chief Executive Officer of the Company, but he has continued to serve as a member of our Board, a position he has held since 2009. Mr. Cherbak served as the Company’s Chief Executive Officer and President from 2013 to 2016 and was the Company’s President and Chief Operating Officer from 2009 to 2013. He previously held the positions of Executive Vice President of Operations from July 2005 to August 2009. He joined the Company in July 2005 from Deloitte & Touche LLP, a professional services firm, where he spent the majority of his career as an audit partner in the Orange County, California office. While with Deloitte & Touche LLP, Mr. Cherbak led the firm’s consumer business practice for its Pacific Southwest region and most recently served as the Partner in Charge of the Orange County audit practice.

Key experience, qualifications, attributes and skills:

Mr. Cherbak brings to the Company and the Board over 40 years of professional services, operations and financial management experience. Additionally, having formerly served as the Company’s Chief Executive Officer, Mr. Cherbak brings to our Board insight into the operations of the Company.

Neil F. Dimick Age 73 Director since November 2003	Prior to joining our Board, Mr. Dimick served as Executive Vice President and Chief Financial Officer of AmerisourceBergen Corporation, a pharmaceutical services provider, from August 2001 to May 2002. He served as Senior Executive Vice President and Chief Financial Officer of Bergen Brunswig Corporation, as well as a director and a member of the Bergen board’s Finance, Investment and Retirement Committees, for more than five years prior to its merger with AmeriSource Health in 2001. Mr. Dimick began his professional career as a corporate auditor with Deloitte & Touche LLP, a professional services firm. He was a partner with the firm for eight years and served for two years as the National Director of the firm’s Real Estate Industry Division. Mr. Dimick currently serves on the board of directors of Viatris, Inc., where he serves as Chairperson of the Audit Committee and member of the Compensation, Executive, and Finance Committees. Mr. Dimick formerly served on the board of Thoratec Corporation, where he was Chairman of the Board and a member of the Audit and Corporate Governance and Nominating Committees; WebMD Health Corp., where he served as a member of the Executive and Audit Committees and as Chairman of the Nominating and Governance Committee; and Alliance HealthCare Services, Inc., where he served as Chairperson of the Audit Committee and member of the Strategic Planning and Finance and Nominating and Corporate Governance Committees.

Key experience, qualifications, attributes and skills:

Mr. Dimick brings to our Board, and the Audit Committee that he chairs, more than 25 years of public accounting experience, including eight years as a partner at Deloitte & Touche LLP, experience as a Chief Financial Officer for a large-cap publicly traded international company and continued involvement with public company boards and board committees, all of which provide our Board with in-depth knowledge of the many critical financial and risk-related issues facing public companies today.

Kate W. Duchene Age 59 Director since January 2018	Ms. Duchene is our President and Chief Executive Officer, a position to which she was promoted in December 2016. Between 1999 and 2016, Ms. Duchene was our Chief Legal Officer, Secretary and Executive Vice President of Human Resources. From 2012 to 2016, Ms. Duchene also assumed leadership of RGP Legal, our legal and regulatory consulting practice. From September 2020 to February 2021, Ms. Duchene served on the board of directors of Collectors Universe Inc. until the company was taken private. Prior to joining the Company, Ms. Duchene practiced law with O’Melveny & Myers LLP, an international law firm, in Los Angeles, California, specializing in labor and employment matters. Ms. Duchene was with O’Melveny & Myers LLP from October 1990 through December 1999, most recently as a Special Counsel.

Key experience, qualifications, attributes and skills:

As our President and Chief Executive Officer, Ms. Duchene brings to our Board valuable leadership experience and a deep and thorough understanding of our operations, the day-to-day management of our business and our industry as a whole.

Our Board unanimously recommends that stockholders vote FOR Proposal 1 to elect to the Board each of the three director nominees set forth above.

Continuing Directors:

The following persons are the members of our Board whose terms of office do not expire until after the Annual Meeting and who will continue to serve on the Board after the Annual Meeting:

Robert F. Kistinger Age 69 Director since August 2006 Mr. Kistinger’s term of office as a director expires at the Annual Meeting in 2023	Mr. Kistinger was the Chief Operating Officer of Bonita Banana Company from 2009 to 2014 and now continues to serve as an Executive Advisor to the company. He was formerly President and Chief Operating Officer of the Fresh Group of Chiquita Brands International, Inc. (“Chiquita”). Mr. Kistinger was employed at Chiquita for more than 27 years and held numerous senior management positions in accounting, financial analysis and strategic planning roles. Prior to joining Chiquita, Mr. Kistinger was with the accounting firm of Arthur Young & Company for six years and is a certified public accountant and a member of the American Institute of Certified Public Accountants.

Key experience, qualifications, attributes and skills:

Mr. Kistinger has held leadership positions in large multinational companies with operations in Latin America, developing critical financial and international operations expertise. Mr. Kistinger’s knowledge, insight and experience are invaluable to the Company and to the Board as we continue to provide services and solutions to our clients around the world.

Marco von Maltzan Age 67 Director since July 2018 Mr. von Maltzan’s term of office as a director expires at the Annual Meeting in 2023	Mr. von Maltzan, in addition to having served as the Chairman of the Supervisory Board of taskforce — Management on Demand AG, served as the Chairman of the Supervisory Board of industrial holding company Greiffenberger AG from 2016 through June 2021, and, since 2015, has been the Deputy Chairman of the Shareholder Committee and member of the Audit Committee of food conglomerate Pfeifer & Langen Industrie- und Handels-KG. Since 2018, he has served on the Advisory Board of automotive supplier IFA Holding GmbH. In addition, since 2022 he has served as a Chairman of the Advisory Board of UKM Holding GMBH and of Walter Klein GmbH & Co. KG, and he became Chairman of the Supervisory Board of WKW Automotive AG, all automotive suppliers. Mr. von Maltzan started his professional career in 1983 with top management consulting firm Roland Berger. In 1987, he joined BMW Group where he held various senior management positions, acting lastly as Chief Executive Officer of BMW Motorrad, BMW’s motorcycle division from 1999 to 2002. From 2003 to 2007, Mr. von Maltzan served as Chief Executive Officer of automotive supplier BERU AG which was sold to Michigan-based BorgWarner, Inc. From 2008 to 2011, Mr. von Maltzan acted as Chief Executive Officer of Profine Group, a leading manufacturer of windows construction systems. Mr. von Maltzan has also held various board of director and Interim CEO assignments in the past. Mr. von Maltzan is a certified engineer who holds a Master’s degree in Mechanical Engineering from RWTH Aachen University as well as a Master’s degree in Business Administration from INSEAD, Fontainebleau.

Key experience, qualifications, attributes and skills:

Mr. von Maltzan brings to our Board over 40 years of international and industry-specific operational experience. This experience uniquely qualifies him to advise the Company in its international growth strategy.

Donald B. Murray Age 75 Director since April 1999 Mr. Murray’s term of office as a director expires at the Annual Meeting in 2024	Mr. Murray founded Resources Connection, Inc. in June 1996 and served as our Managing Director from inception until April 1999. From April 1999 through May 2008, Mr. Murray served as our Chairman, President and Chief Executive Officer and as one of our directors. On June 1, 2008, Mr. Murray resigned as President and Chief Executive Officer but remained as Executive Chairman of our Board. Mr. Murray reassumed the position of Chief Executive Officer on July 22, 2009. Effective May 28, 2013, Mr. Murray resigned from the position of Chief Executive Officer and continued to serve as the Company’s Chairman of our Board.

Prior to founding the Company, Mr. Murray was Partner in Charge of Accounting and Assurance Services for the Orange County, California office of Deloitte & Touche LLP, a professional services firm, from 1988 to 1996. From 1984 to 1987, Mr. Murray was the Partner in Charge of the Woodland Hills office of Touche Ross & Co., a predecessor firm to Deloitte & Touche LLP, an office he founded in 1984. Mr. Murray currently serves on the board of advisors for the University of Southern California’s Marshall School of Business, Center for Innovation.
Key experience, qualifications, attributes and skills:

In addition to his career credentials as a partner with Deloitte & Touche LLP, as the Company’s founder, Mr. Murray developed the Company’s business model and vision. Mr. Murray brings to our Board an intimate, first-hand knowledge of the Company’s operations, culture and people.

Lisa M. Pierozzi Age 61 Director since February 2021 Ms. Pierozzi’s term of office as a director expires at the Annual Meeting in 2024	Ms. Pierozzi formerly served as Executive Vice President, Finance & Administration and Chief Financial Officer of the Motion Picture Association (“MPA”) from 2006 to 2011. Prior to her role at MPA, Ms. Pierozzi was Senior Vice President, Business Planning and Development for Universal Studios’ global theme parks and resorts group from 2001 to 2005. Ms. Pierozzi joined PricewaterhouseCoopers LLP (formerly Price Waterhouse) in 1984 and was a partner from 1997 to 2001, where she had leadership roles in multiple industry transactions and operational reviews, including deal structuring and assessment, due diligence, financing, process improvement, systems and infrastructure overview. Ms. Pierozzi currently sits on the board of directors of the nonprofit Motion Picture & Television Fund (“MPTF”) and is a founding member of the Normandy Institute. Ms. Pierozzi’s experience includes serving as the chairwoman of the Audit Committee as well as a nonvoting member of the Finance and Investment Committees and various other special committees of the MPTF.

Key experience, qualifications, attributes and skills:

Ms. Pierozzi brings to our Board more than 35 years of experience as a financial professional and advisor in leadership roles for both public and private companies, with particular expertise in public company financial reporting, systems and controls.

A. Robert Pisano Age 79 Director since November 2002 Mr. Pisano’s term of office as a director expires at the Annual Meeting in 2024	Mr. Pisano has served as our Lead Independent Director since 2004. Mr. Pisano is a business consultant, an activity he began in September 2011. Prior to this, Mr. Pisano was the President and Chief Operating Officer of the MPA from October 2005 until September 2011 and was the interim Chief Executive Officer from January 2010 until March 2011. He served as the National Executive Director and Chief Executive Officer of the Screen Actors Guild from September 2001 to April 2005. From August 1993 to August 2001, he was Executive Vice President, then Vice Chairman and Consultant to Metro-Goldwyn-Mayer, Inc. (“MGM”). Prior to joining MGM, Mr. Pisano was Executive Vice President of Paramount Pictures Corp. from May 1985 to June 1991, serving as General Counsel and a member of the Office of the Chairman. From 1969 to 1985, Mr. Pisano was an associate and then a partner with the law firm O’Melveny & Myers LLP. Mr. Pisano was formerly a director of StateNet, a legislative and regulatory reporting service. From 2012 to February 2022, Mr. Pisano served as a director of all the FPA Group of Funds, including Source Capital, Crescent and New Income Funds, the largest of the group of funds, and he also served on their audit and corporate governance committees. Mr. Pisano is the current Chair of the St. John’s Health Foundation in Jackson, WY.

Key experience, qualifications, attributes and skills:

Mr. Pisano’s 20 years of experience as a partner specializing in business litigation while at O’Melveny & Myers LLP, followed by his hands-on management of international business operations, marketing and business development while employed by the leaders in the entertainment industry provide a wealth of experience, especially in the areas of acquisitions and legislative and regulatory affairs, to our Board and to the Company.

Jolene Sarkis Age 72 Director since April 2002 Ms. Sarkis’ term of office as a director expires at the Annual Meeting in 2023	Ms. Sarkis has been a private marketing and advertising consultant since 2001. Ms. Sarkis held various positions of responsibility for Time Inc. from 1985 to 2001 in sales and marketing, primarily for Time Inc.’s leading publications which include Time, People, Sports Illustrated, Fortune and Money. Ms. Sarkis served as Publisher of Fortune from 1996 to 2001 and, additionally, as President of Fortune from 1999 to 2001. In 2019, she retired as Executive Vice President of the CFS Restaurant Group, a position she held since 2011.

Key experience, qualifications, attributes and skills:

Ms. Sarkis’ executive business experience in operations management and business development brings a unique skill set to our Board and to the Company in the critical areas of leadership and strategic planning, as well as marketing and human resources.

David P. White Age 54 Director since July 2021 Mr. White’s term of office as a director expires at the Annual Meeting in 2023	Mr. White is currently a Venture Partner at Ulu Ventures, a venture capital firm that invests in early-stage companies. He previously served as the Chief Executive Officer and Chief Negotiator of the Screen Actors Guild-American Federation of Television and Radio Artists (“SAG-AFTRA”) from 2009 to June 2021. He also served as the board chair for the boards of the SAG-Producers Pension Plan and the SAG-AFTRA Health Plan from 2010 to 2018. Prior to rejoining SAG-AFTRA in 2009, where he previously served as General Counsel from 2002 to 2006, Mr. White was Co-Founder and Chief Executive Officer of Los Angeles-based Entertainment Strategies Group LLC from 2006 to 2009, providing consulting services to the entertainment industry. He was also previously a labor and employment attorney at O’Melveny & Myers LLP.

Mr. White is a Rhodes Scholar and a graduate of Grinnell College, Stanford Law School and The Queen’s College, Oxford University. He currently serves as the Deputy Chair of the Federal Reserve Bank of San Francisco, where he serves on the Audit and Risk Management Committee and the Bank Governance Committee, as a board member of the MPTF, where he serves on the Audit Committee, and as a board member of the nonprofit Housing Development Corporation of the Entertainment Community Fund. From 2010 to 2021, Mr. White served as a board member of The Actors Fund, where he served on the Strategic Planning Committee, from 2017 to 2021, he served as a commissioner for the Entertainment Industry Commission on Eliminating Sexual Harassment and Advancing Equality in the Workplace, and from 1999 to 2018, he served as a trustee and chair of the board of trustees of Grinnell College.

Key experience, qualifications, attributes and skills:

Mr. White brings to our Board over 20 years of legal and executive leadership expertise, with extensive expertise in human capital and regulatory matters all of which makes him a trusted advisor to the Company.

EXECUTIVE OFFICERS

The following table sets forth information about our current executive officers. Each of our executive officers serves at the pleasure of our Board. There are no family relationships among our directors or executive officers nor any arrangements or understandings between any of our executive officers and any other person pursuant to which an officer was selected.

Kate W. Duchene (59)
President, Chief Executive
Officer and Director

Ms. Duchene has served as our President and Chief Executive Officer since December 2016. Biographical information regarding Ms. Duchene is set forth above under the caption “Director Nominees.”	Jennifer Y. Ryu (47)
Executive Vice President and
Chief Financial Officer

Effective February 3, 2020, Jennifer Y. Ryu was named Executive Vice President and Chief Financial Officer. Prior to her appointment, Ms. Ryu served as the Interim Chief Financial Officer since August 14, 2019. Prior to her appointment as Interim Chief Financial Officer, Ms. Ryu served as the Company’s Senior Vice President of Finance and Accounting, a position she held since April 2019. From February 2014 to April 2019, Ms. Ryu was the Chief Accounting Officer of Young’s Holdings, a holding company for wine and spirits sales and marketing companies.	Timothy L. Brackney (50)
President and Chief
Operating Officer

Effective April 3, 2019, Timothy L. Brackney was named our President and Chief Operating Officer. Prior to his appointment as Chief Operating Officer, Mr. Brackney served as our President North America & EVP, Revenue from 2017 to April 2019. From 2014 to 2017, Mr. Brackney served as our SVP, West Region. He led the North Pacific Region from 2011 to 2014. From 2007 to 2011, Mr. Brackney was a Regional Managing Director for the Company. Before that time, he served as Regional Director and Managing Director of our Portland, Oregon office.

BOARD OF DIRECTORS

Board Leadership Structure

Our Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman of the Board and Chief Executive Officer of the Company in any way that is in the best interests of the Company and its stockholders at a given point in time. Our Board believes that the decision as to who should serve as Chairman of the Board and Chief Executive Officer, and whether these offices should be combined or separate, should be assessed periodically by our Board, and that our Board should not be constrained by a rigid policy mandating that such positions be separate. The Company currently separates the roles of Chief Executive Officer and Chairman of the Board, with Mr. Murray currently serving as Chairman of the Board. Ms. Duchene serves as our Chief Executive Officer and is the individual with primary responsibility for managing the Company’s day-to-day operations with in-depth knowledge and understanding of the Company. This leadership structure permits Mr. Murray to focus on providing guidance to our Chief Executive Officer and to set the agenda for, and preside over, meetings of our Board. Mr. Murray, also our Company’s founder, has served as Chairman of the Board in a non-employee director status since his retirement as an employee and executive officer of the Company in August 2015. Although our Board has determined that Mr. Murray is independent under the listing requirements of The Nasdaq Stock Market (“Nasdaq”), because he is a former Chief Executive Officer and founder of the Company, our Board determined that it was appropriate to designate A. Robert Pisano to serve as Lead Independent Director, with responsibilities that are similar to those typically performed by an independent chairman. The Company’s Lead Independent Director is appointed annually by the independent directors on our Board. Coupled with the Chairman position, this combined structure provides independent oversight while avoiding unnecessary confusion regarding our Board’s oversight responsibilities and the day-to-day management of business operations.

The responsibilities of our Chairman and our Lead Independent Director are summarized in the table below.

Chairman	Lead Independent Director
Calls meetings of the Board and stockholders	Calls meetings of the independent directors
Chairs meetings of the Board and the annual meeting of stockholders	Sets agenda and chairs executive sessions of the independent directors
Establishes Board meeting schedules and agendas	Available to chair meetings of the Board when there is a potential conflict of interest with the Chairman on issues to be discussed or if the Chairman is absent
Ensures that information provided to the Board is sufficient for the Board to fulfill its primary responsibilities	Provides input to the Chairman on the scope, quality, quantity and timeliness of the information provided to the Board
Communicates with all directors on key issues and concerns outside of Board meetings	Serves as a conduit to the Chairman of views and concerns of the independent directors
With the Lead Independent Director, jointly recommends Committee Chair positions to the full Board and the Corporate Governance and Nominating Committee	Collaborates with the Corporate Governance and Nominating Committee on questions of possible conflicts of interest or breaches of the Company’s governance principles by other directors, including the Chairman
Provides suggestions to the Corporate Governance and Nominating Committee with respect to the composition and structure of the Board and Board recruitment efforts	Oversees the process of hiring or firing a Chief Executive Officer, including any compensation arrangements
Leads the Board review of management succession and development plans	Recommends to the Board the retention of outside advisors who report directly to the Board
Represents the Company to, and interacts with, external stockholders and employees	Participates with the Compensation Committee Chair in communicating performance feedback and compensation decisions to the Chief Executive Officer

Our Board believes the Company’s corporate leadership structure ensures that strong, independent directors continue to effectively oversee the Company’s management and key issues related to executive compensation, the evaluation of our Chief Executive Officer and succession planning, strategy, risk, and integrity.

Director Independence

As required by the Company’s Corporate Governance Guidelines and Committee Charters, our Board has determined that each of Mr. Cherbak, Mr. Dimick, Mr. Kistinger, Mr. von Maltzan, Mr. Murray, Ms. Pierozzi, Mr. Pisano, Ms. Sarkis, and Mr. White is an “independent director” under the Nasdaq Listing Rules. The Board also previously determined that Michael Wargotz (whose service ended during fiscal 2022) was an “independent director” under the Nasdaq Listing Rules. Ms. Duchene is currently employed as the President and Chief Executive Officer of the Company; accordingly, she does not qualify as an “independent director” under the Nasdaq Listing Rules. There were no transactions, relationships or arrangements involving any of the Company’s directors which our Board considered in making its independence determination.

DIRECTOR QUALIFICATIONS

Our Board believes our directors’ breadth of experience, diversity, tenure and skills strengthen our Board’s independent leadership and the effective oversight of management.

Following is a summary of each director’s unique skills and experience, as well as the diversity and demographic background of our directors (as self-identified).

Director	Senior Leadership Experience	Public Company Board Experience (other than RGP)	Global Expertise	Finance & Accounting Expertise	Professional Services & Human Capital Industry Experience	Risk Management	Strategy Development & Digital Transformation Expertise	Government, Regulatory, Legal Expertise

Anthony C. Cherbak	✓		✓	✓	✓	✓	✓
Neil F. Dimick	✓	✓	✓	✓	✓	✓	✓
Kate W. Duchene	✓	✓	✓		✓	✓	✓	✓
Robert F. Kistinger	✓		✓	✓	✓	✓	✓
Marco von Maltzan	✓	✓	✓	✓	✓	✓	✓
Donald B. Murray	✓		✓	✓	✓	✓	✓
Lisa M. Pierozzi	✓		✓	✓	✓	✓	✓
A. Robert Pisano	✓		✓	✓	✓	✓	✓	✓
Jolene Sarkis	✓				✓	✓	✓
David P. White	✓			✓	✓	✓	✓	✓

Board Diversity Matrix (As of August 22, 2022)
Total Number of Directors	10
Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	3	7	—	—
Part II: Demographic Background
African American or Black	—	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	3	6	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—

Committees of the Board

The Company’s standing Board committees consist of (1) an Audit Committee, (2) a Compensation Committee, and (3) a Corporate Governance and Nominating Committee. Each committee of our Board is comprised entirely of independent directors under the Nasdaq Listing Rules and, for members of the Audit Committee, the applicable rules of the SEC. As referenced above, our Board also designates a Lead Independent Director to serve as a representative for the independent directors and to facilitate communications among the independent directors and management. The following identifies the current members of each of the Company’s standing Board committees. Ms. Duchene and Messrs. Murray and Cherbak do not currently serve on any committee of the Board.

2022 Board Independence
Member	Audit	Compensation	Corporate Governance & Nomination	Board of Directors
Donald Murray
Kate Duchene
Tony Cherbak
Neil Dimick
Robert Kistinger
Marco von Maltzan
Lisa Pierozzi
A. Robert Pisano
Jolene Sarkis
David White
CHAIR	MEMBER	INDEPENDENT	LEAD INDEPENDENT DIRECTOR

ATTENDANCE AT MEETINGS

Our Board met five times during fiscal 2022. Additionally, our Audit Committee met eight times, our Compensation Committee met six times, and our Corporate Governance and Nominating Committee met four times during fiscal 2022. All directors attended at least 75% of the aggregate Board meetings and meetings of the committees upon which he or she serves. The Company’s policy is that directors should make themselves available to attend the Company’s annual meeting of stockholders. All then members of our Board attended our 2021 annual meeting of stockholders in person or by video conference/telephone, other than Mr. Murray who did not attend due to a personal emergency.

Committee Charters

Our Board annually reviews and approves the charter of each of the committees. The Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee charters were reviewed and approved by the Board on July 27, 2022 and are available on the Investor Relations — Corporate Governance section of the Company’s website at https://ir.rgp.com/corporate-governance.

Corporate Governance and Nominating Committee

The current members of the Corporate Governance and Nominating Committee are Mr. Pisano (Chairperson), Mr. Kistinger and Mr. White.

Governance-Related Duties. The Corporate Governance and Nominating Committee is responsible for overseeing the corporate governance principles applicable to the Company, and the Company’s Code of Business Conduct and Ethics (the “Code of Conduct”), which is reviewed by the entire Board annually. See “Corporate Governance Guidelines and Code of Business Conduct and Ethics” below. In addition, the Corporate Governance and Nominating Committee annually reviews the Company’s compliance with the Nasdaq Listing Rules and reports the conclusions of such review to our Board. The Corporate Governance and Nominating Committee also oversees and periodically reviews the Company’s ESG initiatives, activities and practices, including corporate social responsibility and sustainability matters.

Nominating-Related Duties. The Corporate Governance and Nominating Committee is also responsible for overseeing the process of nominating individuals to stand for election or re-election as directors. In doing so, the Corporate Governance and Nominating Committee reviews and makes recommendations to our Board with respect to the composition of the Board, tenure of Board members, and qualifications, skills and attributes for new directors. The Corporate Governance and Nominating Committee may also retain a professional executive search firm, on an as-needed basis in consultation with the Chairman of the Board, to assist in the identification and recruitment of independent Board candidates. The Company did not retain a professional executive search firm during fiscal 2022 for Board member recruitment activities. The Corporate Governance and Nominating Committee will consider stockholder suggestions of persons to be considered as nominees, as further described below under “— Selection of Director Candidates.” Any director candidates recommended by the Company’s stockholders in accordance with the Company’s policy regarding such recommendations will be given consideration by the Corporate Governance and Nominating Committee, consistent with the process used for all candidates and in accordance with the Company’s policy regarding such recommendations.

Board Composition & Succession Planning. Given the tenure and longevity of our Board, coupled with the Company’s business transformation, the Corporate Governance and Nominating Committee is overseeing the development of a Board composition, refreshment and succession plan to continue to evolve our Board over the next few years. In connection with this plan, the Corporate Governance and Nominating Committee is considering and interviewing several director candidates. Our Board, led by the Corporate Governance and Nominating Committee, will continue to work towards achieving the Board’s refreshment and succession planning goals during fiscal 2023 and has prioritized the appointment of director candidates that are diverse in gender, sexual orientation, ethnicity or race or are members of any other underrepresented communities.

Selection of Director Candidates. The Corporate Governance and Nominating Committee’s process for identifying and evaluating new director candidates is as follows. If determined appropriate, the Corporate Governance and Nominating Committee may retain a professional executive search firm to assist the Corporate Governance and Nominating Committee in managing the overall process, including the identification of new director candidates who meet certain criteria set from time to time by the Corporate Governance and Nominating Committee. All potential new director candidates, whether identified by the search firm, stockholders or Board members, are then reviewed by the Corporate Governance and Nominating Committee, our NEOs, and at times by the search firm. In the course of this review, some candidates are eliminated from further consideration because of conflicts of interest, unavailability to attend Board or committee meetings or other relevant reasons. The Corporate Governance and Nominating Committee then decides which of the remaining candidates most closely match the established criteria, described in the subsequent paragraph, and are therefore deserving of further consideration. The Corporate Governance and Nominating Committee then discusses these new director candidates, decides which of them, if any, should be pursued, gathers additional information if desired, conducts interviews and decides whether to recommend one or more of the candidates to the Board for nomination. In connection with this review, the Corporate Governance and Nominating Committee also reviews and considers each of the incumbent directors for continuing Board membership after his or her term expires. Our Board discusses the Corporate Governance and Nominating Committee’s recommended candidates, decides if any additional interviews or further background information is desirable and, if not, decides whether to nominate one or more candidates. Those nominees will then be named in the proxy statement for election by the stockholders at the annual meeting (or, if between annual meetings, the nominees may be appointed by the Board itself to fill any vacancies on our Board).

In determining whether to recommend a candidate, the Corporate Governance and Nominating Committee weighs the following selection criteria, as described in the Company’s Corporate Governance Guidelines: personal integrity, intelligence, sensitivity to the Company’s corporate culture and responsibilities, relevant business background, diversity, independence, and ability to regularly prepare for and attend Board meetings. The Corporate Governance and Nominating Committee does not have a formal policy regarding the consideration of diversity in identifying director nominees but looks for individuals with specific qualifications so that our Board as a whole may maintain an appropriate mix both of experience, background, expertise and skills, as well as gender, sexual orientation, gender identity, ethnic and racial diversity. These specific qualifications may vary from one year to another, depending upon the composition of our Board at that time.

Below is a description of the key experience, qualifications, attributes and skills the Committee considers important for director candidates in light of the Company’s business:

•	Business Sector Knowledge and International Experience. We value directors with backgrounds that include the many business sectors that make up our core business — finance and accounting, risk management, information management, human capital, supply chain, legal and regulatory, corporate advisory, strategic communications and restructuring services. To support and grow our international practices, we also look for directors with global expertise. Finally, to expand and grow our digital transformation group and develop and introduce our digital engagement platform, we look for directors with an expertise in digital transformative initiatives.
•	Management, Accounting and Finance Expertise. We value management experience in our directors as it provides a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth. While we require specific financial qualifications and expertise for Audit Committee membership, we expect all of our directors to be financially knowledgeable.
•	Business Judgment, Leadership and Strategic Vision. We value directors with experience in significant leadership positions, who can provide sound business judgment, share tested leadership skills and have the insight necessary to formulate a strategic vision.

Director Candidates Recommended by Stockholders. The Corporate Governance and Nominating Committee will consider individuals for nomination to stand for election as directors who are recommended to it in writing by any stockholder of the Company. Any stockholder wishing to recommend an individual as a nominee for election at the Annual Meeting of Stockholders to be held in 2023 should send a signed letter of recommendation, to be received before May 9, 2023, to the following address: Resources Connection, Inc., 17101 Armstrong Avenue, Irvine, CA 92614; Attn: Lauren Elkerson, Corporate Secretary. Recommendation letters must state the reasons for the recommendation and contain the full name and address of each proposed nominee as well as brief biographical information setting forth past and present directorships, employment, occupations and civic activities. Any such recommendation should be accompanied by a written statement from the proposed nominee consenting to be named as a candidate and, if nominated and elected, consenting to serve as a director. Our Bylaws include additional requirements regarding nominations of persons at a stockholders’ meeting other than by the Board. See “Questions and Answers — When must notice of business to be brought before an annual meeting be given and when are stockholder proposals and director nominations due for the 2023 annual meeting?”

Compensation Committee

The current members of the Compensation Committee are Ms. Sarkis (Chairperson), Mr. Dimick, Mr. Pisano and Mr. White, each of whom satisfies the additional independence requirements specific to Compensation Committee members under applicable Nasdaq Listing Rules.

The Compensation Committee is responsible for discharging the Board’s responsibilities relating to the compensation of the Company’s executive officers. The Compensation Committee reviews and approves the compensation arrangements, plans, policies and programs that apply to our executive officers. Pursuant to the written charter of the Compensation Committee, its principal responsibilities include, among other things:

•	To review and approve the goals and objectives relevant to the compensation of our Chief Executive Officer, to evaluate the performance of our Chief Executive Officer in light of those goals and objectives and to determine the terms of the compensatory agreements and arrangements for our Chief Executive Officer;
•	To review and approve all of the Company’s compensation programs applicable to our other executive officers, including all forms of salary and grants of annual incentives and equity compensation;
•	To review and approve any new compensation plan or any material change to an existing compensation plan available to executive officers and to make recommendations to the Board with respect to the adoption, amendment or discontinuation of the Company’s incentive compensation and equity-based plans that require Board approval;
•	To review and approve severance or similar termination payments to the Company’s executive officers; and
•	To establish, review and evaluate the Company’s long-term strategy of employee compensation and utilization of different types of compensation plans in consultation with senior management.

The Compensation Committee’s charter permits it to delegate duties and responsibilities to sub-committees or the Company’s management. However, the Compensation Committee has no current intention to delegate any of its authority with respect to determining executive officer compensation to any sub-committee or to management. The Compensation Committee takes into account our Chief Executive Officer’s recommendations regarding the corporate goals and objectives, performance evaluations and compensatory arrangements for the Company’s executive officers other than the Chief Executive Officer. In particular, the Compensation Committee considered the Chief Executive Officer’s recommendations regarding the appropriate base salaries and annual incentive compensation opportunity payouts under the EIP for fiscal 2022 for our executive officers (other than for our Chief Executive Officer whose base salary and annual incentive compensation was determined by the Compensation Committee).

Pursuant to its charter, the Compensation Committee is authorized in its sole discretion to retain compensation consultants and other advisors to assist it in carrying out its duties. The Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any such compensation consultant or advisor, including sole authority to determine and approve the terms, costs and fees for such engagements, with reasonable compensation to be borne by the Company. The Compensation Committee determines whether to retain a compensation consultant on an annual basis in light of the status of the management team and the business needs of the organization at the relevant time. The Compensation Committee did not engage a compensation consultant during fiscal 2022 to provide advice or recommendations on the amount or form of executive and director compensation. In order to assist the Compensation Committee’s evaluation of executive compensation during fiscal 2022, the Compensation Committee reviewed data on the Company’s peer group pulled from Equilar’s Insight Data Platform, which is a web-based provider of historical information, products and proprietary survey data regarding executive compensation. The Compensation Committee used the data from Equilar generally as background information to assist in their decision-making process.

Audit Committee

The current members of the Audit Committee are Mr. Dimick (Chairperson), Mr. Kistinger, Mr. von Maltzan and Ms. Pierozzi, each of whom satisfies the enhanced independence standards applicable to Audit Committee members pursuant to the Nasdaq Listing Rules and applicable rules promulgated under the Exchange Act. All four members of the Audit Committee qualify as financial experts, as defined in Item 407 of Regulation S-K.

The primary function of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and audits of the financial statements of the Company. The Audit Committee reviews our auditing, accounting, financial reporting and internal control functions; is directly responsible for the appointment, compensation and retention of the Company’s independent registered public accounting firm; and oversees the Company’s risk assessment and risk management policies, particularly the management of financial risks, and also receives regular reports from our Vice President of Internal Audit, who directly reports to the Chairperson of the Audit Committee. Additionally, the Audit Committee is directly responsible for the evaluation and oversight of the work of the independent registered public accounting firm, as described under “Proposal 2. Ratification of the Appointment of Independent Registered Public Accounting Firm for Fiscal

Year 2023” below, under the caption “All Other Fees,” including ensuring such services are compatible with maintaining the independence of the independent registered public accounting firm. In discharging its duties, the Audit Committee:

•	Reviews and approves the scope of the annual audit and the independent registered public accounting firm’s fees;
•	Reviews and discusses with management and the independent registered public accounting firm the Company’s annual audited financial statements, material accounting principles and related matters;
•	Meets independently with our internal finance and audit staff, our independent registered public accounting firm and our senior management; and
•	Consults with our independent registered public accounting firm with regard to the plan of audit, the results of the audit and the audit report and confers with the independent registered public accounting firm regarding the adequacy of internal accounting controls.

The Board’s Role in Risk Oversight

Our Board has an active role, as a whole and through its committees, in overseeing management of the Company’s risks. Our Board’s role in the risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including legal, operational, financial and strategic risks. These reports occur at regular and special meetings of the Board as appropriate. The involvement of our Board in reviewing, approving and monitoring our fundamental financial and business strategies, as contemplated by our corporate governance documents, is critical to the determination of the types and appropriate levels of risk the Company undertakes. The Board’s committees, all comprised solely of independent directors, assist our Board in fulfilling its oversight responsibilities in certain areas of risk. The Compensation Committee oversees the management of risks relating to our executive compensation plans and arrangements. The Corporate Governance and Nominating Committee oversees the management of risks associated with the composition of the Board and other types of corporate governance risks within its area of responsibility. The Audit Committee oversees the Company’s risk assessment and risk management, particularly with respect to financial risks, such as financial reporting and accounting, internal controls, fraud, legal and regulatory compliance, and cybersecurity. The Audit Committee receives regular reports at each Audit Committee meeting from our Vice President of Internal Audit, who directly reports to the Chairperson of the Audit Committee. The Audit Committee also receives quarterly reports from our Senior Vice President, IT, on cybersecurity risks and the Company’s ongoing cybersecurity training for employees, which typically occurs monthly. The Audit Committee and the entire Board also receive quarterly reports from our Chief Legal Officer on any material litigation involving the Company and various material risk management matters, if any. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through the committee reports regarding such risks. This process enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Our Board believes the processes it has established for overseeing risk would be effective under a variety of leadership frameworks and, therefore, do not materially affect its choice of leadership structure as described under “Board Leadership Structure” above.

RISK ASSESSMENT OF COMPENSATION PROGRAMS

We have reviewed our compensation programs across the Company to determine whether they encourage unnecessary or excessive risk taking, and we have concluded that they do not.

In particular, as to our compensation arrangements for our NEOs, the Compensation Committee takes risk into account in establishing and reviewing these arrangements. The Compensation Committee believes that our executive compensation arrangements do not encourage unnecessary or excessive risk taking for several reasons. First, the base salaries of our NEOs are fixed in amount and thus do not encourage risk taking. Second, while our EIP focuses on achievement of short-term or annual goals, and short-term goals may encourage the taking of short-term risks at the expense of long-term results, the EIP is only one component of our overall compensation program and is balanced by the focus of our long-term incentive awards on driving longer-term stockholder gains. Third, the Compensation Committee retains authority to exercise its discretion in determining the amount to award each NEO with respect to the qualitative component of our EIP based on its subjective assessment of the Company’s performance, the NEO’s individual performance, and any other factors the Compensation Committee may consider — including exposure to risk and risk management. Fourth, annual incentive awards are capped pursuant to our EIP so that our NEOs are not able to achieve unlimited reward for taking significant risk. The Compensation Committee believes that the EIP appropriately balances risk and the desire to focus executives on specific short-term goals important to our success, and that it does not encourage unnecessary or excessive risk taking over a short- or long-term measure.

In addition, a significant portion of the compensation provided to our NEOs is in the form of equity awards that are important to further align each executive’s interests with those of our stockholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking. The PSUs are tied to performance over a three-year performance period and are capped pursuant to the terms of the award agreement to ensure that our NEOs are not incentivized to take short term risks to achieve unlimited rewards. Furthermore, the ultimate value of the RSUs and PSUs is tied to our stock price, and awards are generally granted on an annual basis and subject to long-term vesting schedules, to help ensure that NEOs always have significant compensation opportunities tied to long-term stock price performance.

EMPLOYEE, OFFICER AND DIRECTOR HEDGING

We maintain an insider trading policy that, among other things, strongly discourages all of our employees, officers and directors from entering into hedging or monetization transactions involving our securities. Hedging or monetization transactions are transactions, such as prepaid variable forwards, equity swaps, collars and exchange funds, that are designed to hedge or offset any decrease in the market value of our securities. Pursuant to our policy, any person wishing to enter into such an arrangement must submit the proposed transaction to our Chief Legal Officer for pre-approval.

CORPORATE GOVERNANCE GUIDELINES AND CODE OF BUSINESS CONDUCT AND ETHICS

Corporate Governance Guidelines. Our Board has adopted Corporate Governance Guidelines, which direct our Board’s actions with respect to, among other things, our Board’s responsibilities, Board composition and selection of directors, Board meetings, our Board’s standing committees and procedures for appointing members of these committees, Board compensation, conduct and ethics standards for directors, and indemnification of directors. A current copy of our Corporate Governance Guidelines is posted on the Investor Relations — Corporate Governance section of our website at https://ir.rgp.com/corporate-governance.

Code of Business Conduct and Ethics. The Company has also adopted the Code of Conduct that applies to everyone in the Company, including all of our directors, executive officers and employees. A current copy of our Code of Conduct is posted on the Investor Relations — Corporate Governance section of the Company’s website at https://ir.rgp.com/corporate-governance. In addition, waivers from, and amendments to, our Code of Conduct that apply to our directors and executive officers, including our principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions, will be timely posted on the Investor Relations — Corporate Governance section of the Company’s website at https://ir.rgp.com/corporate-governance to the extent required by applicable SEC and Nasdaq rules.

Board Evaluation Process

Our Board annually conducts a self-evaluation to determine whether it and its committees are functioning effectively. This review is overseen by the Corporate Governance and Nominating Committee, and in fiscal 2022, all committees were determined to be functioning effectively and in accordance with their respective charters and applicable SEC and Nasdaq rules.

Communications with the Board

Our Board provides a process for stockholders to send communications to the Board, to individual directors or to groups of directors, including non-management directors as a group. Communications should be sent to the Company’s corporate headquarters at 17101 Armstrong Avenue, Irvine, CA 92614, addressed to the attention of the specific group or individual or, if the communication is intended for all non-management directors, to the Chairperson of the Corporate Governance and Nominating Committee, the Chairperson of the Compensation Committee or the Chairperson of the Audit Committee and marked “Confidential, Intended for Recipient’s Review Only.” Upon receipt of any such communication, the material is forwarded directly to the addressee. If the communication is not directed to a specific individual, the material is forwarded to the Chairperson of the Audit Committee who reviews the content to determine its relevance and appropriate audience. The Company also maintains a Corporate Integrity Hotline, monitored by the Chairperson of the Audit Committee, so that any employee, stockholder or other interested party may use this vehicle to anonymously report problems or concerns involving ethical or compliance violations or complaints regarding accounting, internal accounting controls or auditing matters. Information about the hotline is posted on the Investor Relations, Corporate Governance page of our website at https://ir.rgp.com/corporate-governance. The toll-free number for the Corporate Integrity Hotline is (866) 588-5733.

CORPORATE SOCIAL RESPONSIBILITY AND ESG EFFORTS

The Company and our Board maintain a focus on corporate social responsibility and ESG matters that impact our employees, clients and their communities. We believe that environmentally and socially responsible operating practices go hand-in-hand with generating value for our stockholders and clients, being an employer of choice and being good neighbors within our communities. We continuously look for new and better ways to foster a diverse and inclusive work environment, minimize our environmental footprint and engage our surrounding communities, all while creating value for our stockholders. We are also committed to enhanced transparency of, and best practices in, our corporate responsibility and ESG policies and practices.

To further advance our ESG efforts, we formed an ESG Committee during fiscal 2022, with oversight by the Corporate Governance and Nominating Committee of the Board. The ESG Committee is a cross-functional advisory committee comprised of employees from various sectors and geographic locations. It meets quarterly to discuss the Company’s general strategy with respect to ESG matters and makes recommendations to the Company’s executive leadership team on how the Company’s policies, practices and disclosures can respond to current and emerging ESG issues.

Below are some of the ways in which we demonstrate our commitment to the environment, our employees and communities, and responsible governance.

Corporate Social Responsibility

Our Culture and Values

In a world of digital transformation, we are unified under the vision that we must keep business as human first. Our culture is built upon our shared, core values of Loyalty, Integrity, Focus, Enthusiasm, Accountability and Talent, and we believe this is a key reason for our success.

Along with our core values, we act in accordance with our Code of Conduct, which sets forth the standards our employees and board members must adhere to at all times in the execution of their duties, and our Corporate Social Responsibility Policy. Our Code of Conduct covers topics such as honest and candid conduct, conflicts of interest, disclosure controls and procedures, protecting confidential information, anti-corruption, compliance with laws, rules and regulations, fair dealing, equal opportunities and non-harassment, maintaining a safe workplace, and the reporting of violations. The Code of Conduct reflects our commitment to operating in a fair, honest, responsible and ethical manner and also provides direction for reporting complaints in the event of alleged violations of our policies (including through an anonymous hotline). Our Corporate Social Responsibility Policy sets forth the principles to which we adhere and that guide our conduct, including our commitment to human rights, diversity and inclusion, labor health and safety, anti-bribery, anti-corruption, community involvement, responsible environmental management and commitment to our people.

Diversity, Equity and Inclusion (DE&I)

DE&I are critical underpinnings of our shared values and guide our conduct in our interactions with both clients and each other. As a human-first company, we recognize diversity as a strength that is cultivated through our culture, our people, our business and our clients. Our workforce reflects diversity in all its forms, including gender and gender identity, race and ethnicity, age, sexual orientation and a variety of cultural and personal backgrounds. We believe a diverse workforce is essential to our continued success, and we strive to maintain a diverse and inclusive workforce at all levels.

We are proud that 100% of our executive leadership team (i.e., our “Chief” level positions) consists of women or minorities, with our executive leadership team comprised of 67% female and 50% racially and ethnically diverse minorities. Additionally, 40% of our directors on our Board identify as women or minorities, with three directors identifying as female and one director identifying as a racially or ethnically diverse minority. We are also a Paradigm for Parity Coalition company, which is a coalition of companies committed to addressing gender and diversity gaps in corporate leadership.

We aim to have a workforce that reflects the diversity of qualified talent that is available in the markets that we serve. As of November 2021, 65.3% of our U.S.-based employees identified as minorities or women. Our gender and racial diversity representation in the C-suite positions, Board and U.S.-based workforce is presented in the following table:

Diversity Representation*

* -- Data for our C-suite and Board is as of the date of this Proxy Statement and data for our total U.S.-based employees is as of November 2021.

In fiscal 2022, we continued our Diversity Council and DE&I Ambassador programs, consisting of employees representing a cross-section of functions and levels across the globe. The Diversity Council serves an important role in working closely with senior leaders to facilitate alignment between our DE&I efforts and overall business strategy of promoting human capital practices that support and accelerate our DE&I goals. Our Diversity Council hosts periodic town hall meetings that are accessible to our global workforce. In these meetings, our council discusses the current year’s DE&I initiatives and strategy for execution on those initiatives and considers ideas for new DE&I activities raised by the broader employee population. Our fiscal 2022 DE&I initiatives focused on increasing DE&I awareness, education and involvement among our workforce, increasing diversity in our workforce, and promoting diversity in our Go-to-Market activities. The DE&I Ambassador is a voluntary role, and the team is comprised of employees from a variety of functions across the globe. This group’s mission is to spread the culture of DE&I, promote DE&I awareness and engage employees at all levels of the Company through existing business forums, established teams, offices, markets and regions. The DE&I Ambassador teams operate at a regional level and meet quarterly to share success stories and practices across the regions.

Engagement with our Communities

Through both volunteerism and philanthropic efforts, we are dedicated to contributing to the communities in which we operate. We encourage everyone in our organization to volunteer their time and donate as they deem appropriate to local, and in some cases national, charitable causes. Our employees give generously of their time to help those charities, and the people those organizations serve. Since fiscal 2020, we have sponsored Brightpath STEAM Academy, which is a robotics summer camp organized by one of our employees for under-privileged and under-represented students in St. Louis, Missouri. In fiscal 2022, we continued our Social Justice Charitable Matching Fund, which has allowed us to help raise DE&I awareness internally across our organization by matching employees’ contributions to charitable organizations that promote social justice. As of May 28, 2022, we achieved our goal of matching $100,000 in contributions during fiscal 2022. We intend to continue our commitment toward this Fund in fiscal 2023.

Employee Wellbeing, Resilience and Growth

Employee safety and wellbeing is of paramount importance to us in any year and continued to be of particular focus to us in fiscal 2022. Our Global Business Continuity Team continued to improve our disaster preparedness plans and implement strategies to manage the health and security of our employees, business continuity, client confidence and excellent customer service. In response to the Pandemic, we introduced a work-from-home policy, critical safety and hygiene protocols and a limited business travel directive. We continue to monitor changing government rules and regulations in countries where we operate and have reopened offices in accordance with local health department guidelines. We also provide support to employees who may be particularly impacted by the Pandemic. For example, during the COVID lockdowns in China, we gifted our Chinese employees and their families with boxes of food to help alleviate food shortage problems experienced in the community.

We have also evolved our work-from-home policy to a hybrid work policy, where employees are invited to work collaboratively with colleagues in the office but are permitted to work from home as needed or desired. Our goal is to help every human in our workforce maintain a positive, productive and connected work experience. We provide productivity and collaboration tools and resources for employees working remotely, and during fiscal 2022, we enhanced and promoted programs to support our employees’ physical and mental wellbeing, including the offering of virtual fitness and education classes, and the continuation of the RGP Kids Academy that offers academic and enrichment classes for children and families of our employees.

In addition, we continued to support and prepare our internal leaders to lead through this unprecedented time of change by integrating wellness and leadership development topics into our quarterly senior leadership meetings. We also conducted intentional leader listening forums to help guide our leaders establish and manage a return to the office hybrid work approach. Additionally, we offer all employees participation in monthly wellness programs on topics that impact the employee experience and are intended to create a thriving culture centered on health, happiness, and connectivity, and in fiscal 2022, we expanded our Employee Assistance Program, which provides our employees with mental health support and resources, to our global employee population.

Building Strong Leaders and Talent Management

Strong leadership is critical to fostering employee engagement and positioning employees to perform at their best. For these reasons, we invest in the ongoing professional development of our employees through curated programs that are designed to acclimate employees to the business and promote personal, functional and leadership growth. In fiscal 2022, we facilitated small leader forums to foster peer mentorship opportunities and to support areas where our leaders sought reinforcement in driving alignment and building high performing teams.

Successful talent development starts with hiring the right people. We seek to recruit and hire candidates that demonstrate skills and competencies that align with our core values and that have an aptitude to further develop those strengths. After onboarding, we remain dedicated to providing employees with training and development opportunities to allow our employees to progress in their careers. We offer newly hired employees the opportunity to participate in our “RGP U” program to accelerate and support their integration into our organization. This program gives our new hires a connected cohort to drive a sense of belonging early in their career at RGP and offers their leaders a more efficient use of individual coaching time with new employees.

Environmental Responsibility

In fiscal 2022 we implemented our Global Environmental Responsibility Policy, which sets forth our commitment to operate our business as a responsible corporate citizen dedicated to sound environmental management and with concern for the well-being of our common environment. Our goals are to (1) operate our offices in an environmentally sound manner, (2) conserve natural resources by recycling materials, purchasing recycled materials, and reducing waste produced by our business, (3) reduce our impact on global climate change and pollution by reducing our greenhouse gas emissions through reduced commuting and business travel by our employees and (4) improve our energy conservation and efficiency practices through improved technologies and employee education.

As a global human capital company, our environmental footprint is relatively small. We nevertheless continue to take actions to reduce our footprint and be environmentally responsible, including (1) reducing our global real estate footprint by over 52,000 square feet during fiscal 2022 by creating designated virtual offices, utilizing shared work spaces and expanding our use of technology to allow more employees to work virtually; (2) reducing our use of paper by transitioning more than 95% of client invoices to electronic billing, implementing electronic paystubs for all U.S. employees and reducing our use of print-based marketing materials in favor of digital assets; and (3) minimizing our Company’s carbon emissions through reduced air travel and commuting due to our use of virtual offices and hybrid approach to remote and in-office work and maximizing the use of technology for virtual meetings. Cumulatively since fiscal 2021, we have reduced our real estate footprint by 112,000 square feet and we have plans to reduce our physical footprint by an additional 83,000 square feet over the next few years.

DIRECTOR COMPENSATION

Under our director compensation policy, annual compensation for the members of our Board who are not employed by us or any of our subsidiaries (referred to herein as a “non-employee directors”) consists of an annual cash retainer, an additional cash retainer for non-employee directors serving in certain positions as described below and an annual equity award. In the case of a non-employee director who is newly elected or appointed to our Board, such director is eligible to receive a pro-rated cash retainer and pro-rated equity award. Our Board reserves the right to modify the director compensation policy from time to time.

Cash Compensation

Pursuant to the terms of our director compensation policy, each non-employee director then in office receives an annual cash retainer (“Annual Board Retainer”) and an additional cash retainer for holding certain positions (“Additional Retainers”). The following table sets forth the schedule of Annual Board Retainer and Additional Retainers as in effect during fiscal 2022:

Type of Fee	Dollar Amount
Annual Board Retainer	$50,000
Additional Annual Retainer for Chairman of the Board	$250,000
Additional Annual Lead Independent Director Retainer	$15,000
Additional Retainer for Audit Committee Chairperson	$20,000
Additional Retainer for Compensation Committee Chairperson	$15,000
Additional Retainer for Corporate Governance and Nominating Committee Chairperson	$10,000
Additional Retainer for Service on the Audit Committee	$5,000
Additional Retainer for Service on the Compensation Committee	$5,000
Additional Retainer for Service on the Corporate Governance and Nominating Committee	$2,500

Each such retainer is paid at the start of each calendar year, and as a result, covers different fiscal years. Newly elected or appointed non-employee directors will receive a pro-rata portion of the Annual Board Retainer and any applicable Additional Retainers, with the pro-ration based on the number of calendar days remaining in the calendar year that the director first serves as a non-employee director or held the particular position, as the case may be. Non-employee directors are also generally reimbursed for out-of-pocket expenses they incur serving as directors.

Equity Compensation

Type of Award	Amount of Award
Annual Equity Award	Restricted stock (or restricted stock units or cash, as described below) with a fair value of $100,000 on the grant date
New Director Award	Pro-rata portion of Annual Equity Award

Annual Equity Awards for Continuing Board Members

On the first trading day of each calendar year, each non-employee director then in office will automatically be granted an award of restricted stock (or, as discussed below, restricted stock units) with respect to shares of the Company’s common stock with a grant value of approximately $100,000 (the “Annual Equity Award”). The number of shares of the Company’s common stock subject to such restricted stock (or restricted stock unit) award will be determined by dividing the Annual Equity Award grant value of $100,000 by the per-share closing price of the Company’s common stock on the date of grant and rounding down to the nearest whole share. Directors who own Company stock in excess of ten times the applicable guideline level under our stock ownership guidelines, set forth below under “Compensation Discussion and Analysis —

Stock Ownership Guidelines for Directors,” are permitted to elect a vested cash payment in lieu of the annual equity award. In fiscal 2022, Mr. Murray elected to receive cash in lieu of his annual equity award.

Initial Equity Awards for New Directors

Each newly elected or appointed non-employee director is granted an initial award of restricted stock (or, as discussed below, restricted stock units) upon joining the Board. The number of shares subject to such restricted stock (or restricted stock unit) award will be determined by dividing the Annual Equity Award grant value of $100,000 (pro-rated based on the number of days remaining in the calendar year that the director first serves as a non-employee director) by the per-share-closing price of the Company’s common stock on the date of grant (rounded down to the nearest whole share).

An employee or former employee of the Company or one of its subsidiaries who ceases or has ceased to be so employed and becomes a non-employee director will be eligible for an initial equity award grant and will also be eligible for cash compensation and annual equity awards on the same basis as other non-employee directors, as described above.

Provisions Applicable to All Non-Employee Director Equity Awards

For fiscal 2022, each equity award granted to the non-employee directors was made under and subject to the terms and conditions of the 2020 Plan. Non-employee director equity awards are evidenced by, and subject to the terms and conditions of, an award agreement in the form approved by our Board to evidence such type of grant pursuant to the 2020 Plan. Each award vests in equal annual installments over the four-year period following the grant date. Non-employee directors are also entitled to cash dividend and stockholder voting rights with respect to outstanding and unvested restricted stock awards.

Restricted stock and restricted stock unit awards are generally forfeited as to the unvested portion of the award upon the non-employee director’s termination of service as a director of the Company for any reason. However, in the event the non-employee director ceases to serve as a director due to his or her mandatory retirement as may be required pursuant to the Company’s retirement policy as then in effect for members of our Board, each restricted stock and restricted stock unit award held by the director that is then outstanding and otherwise unvested will generally become immediately vested and nonforfeitable. Restricted stock and restricted stock unit awards granted to non-employee directors, to the extent then outstanding and unvested, will become fully vested and nonforfeitable in the event of a change in control of the Company.

Directors Deferred Compensation Plan

Our non-employee directors may elect, pursuant to our Directors Deferred Compensation Plan, to defer payment of all or a portion of their compensation for service on our Board.

In the case of a deferral of an equity award, the non-employee director is granted restricted stock units in lieu of restricted stock. Restricted stock units granted in lieu of a restricted stock award are subject to the four-year vesting requirement noted above.

In the case of a deferral of cash compensation, the director receives a number of restricted stock units equal to the amount of the cash compensation being deferred, divided by the per-share closing price of a share of our common stock on the date that the cash compensation would have been paid but for the deferral. Restricted stock units credited in lieu of cash compensation are fully vested.

Restricted stock units credited with respect to deferrals by non-employee directors (“deferred stock units”) cannot be voted or sold. Deferred stock units accrue dividend equivalents, credited in the form of additional stock units, if and when dividends are paid on our common stock. The dividend equivalent stock units are subject to the same payment terms as the stock units to which they relate, provided that dividend equivalents are fully vested. Deferred stock units generally become payable, in a lump sum or a series of installment payments as elected by the director, when the director no longer serves on our Board. Deferred stock units are settled in cash, based on the value of a share of common stock at the time of payment.

Mr. Dimick, Mr. von Maltzan, Mr. Kistinger and Ms. Sarkis each elected to defer their equity award for the 2022 plan year. None of the directors elected to defer their cash compensation for the 2022 plan year.

DIRECTOR COMPENSATION — FISCAL 2022

The following table presents information regarding the compensation paid for fiscal 2022 to our non-employee directors. The compensation paid to Ms. Duchene, our President and Chief Executive Officer, is presented below in the “Executive Compensation Tables for Fiscal 2022 — Summary Compensation Table — Fiscal 2020 to 2022” and the related explanatory tables. Ms. Duchene did not receive separate compensation for her service on our Board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(2)	Option Awards ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)
Donald B. Murray (3)	400,000	0	0	0	400,000
Anthony Cherbak	50,000	99,999	0	0	149,999
Neil Dimick	75,000	99,999	0	0	174,999
Robert Kistinger	57,500	99,999	0	0	157,499
Marco von Maltzan	55,000	99,999	0	0	154,999
Lisa M. Pierozzi	55,000	99,999	0	0	154,999
A. Robert Pisano	80,000	99,999	0	0	179,999
Jolene Sarkis	65,000	99,999	0	0	164,999
Michael Wargotz (4)	0	0	0	0	0
David P. White (5)	79,521	142,457	0	0	221,978

(1)	The amounts reported in column (c) of the table above reflect the fair value on the grant date of the restricted stock (or restricted stock unit) award granted to our non-employee directors during fiscal 2022, as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock awards contained in Note 15 (Stock-Based Compensation Plans) to the Company’s Consolidated Financial Statements, included as part of the Fiscal 2022 Annual Report.
(2)	As described above, on January 3, 2022, each of our non-employee directors then serving on our Board was granted an award of 5,534 shares of restricted stock, or a grant of 5,534 restricted stock units if they chose to defer the equity portion of their compensation, with the exception of Mr. Murray who elected to receive cash in lieu of his annual restricted stock award. Each such non-employee director’s restricted stock (or restricted stock unit) award had a fair value for financial statement reporting purposes equal to $99,999 on the grant date (5,534 shares times the $18.07 per share closing price of a share of Company common stock on the grant date). On July 30, 2021, upon his appointment to the Board, Mr. White was granted an award of 2,741 shares of restricted stock that had a fair value for financial statement reporting purposes equal to $42,458 (2,741 shares times the $15.49 per share closing price of a share of Company common stock on the grant date). See footnote (1) above for the assumptions used to value these awards. The cash paid to Mr. Murray in lieu of his annual equity award is included as part of his cash fees reflected in column (b) of the table above.
(3)	Mr. Murray’s fees earned listed in this table reflect the director retainer fees to which he was entitled that were paid in January 2022 for Board service through calendar 2022 and cash in lieu of his annual restricted stock award as described in footnote (2) above.
(4)	Mr. Wargotz’s service on the Board terminated effective October 21, 2021, and he received no compensation in fiscal 2022.
(5)	Mr. White was appointed to our Board effective July 29, 2021. He received pro-rated annual fees for calendar 2021 upon his appointment in July 2021, in addition to the annual fees paid to all directors in January 2022.

Aggregate Outstanding Equity Awards

The following table presents the aggregate number of outstanding unexercised options to acquire shares of Company common stock, number of unvested shares of Company restricted stock and number of unvested Company restricted stock units held by each of our non-employee directors as of May 28, 2022.

Director	Number of Options Outstanding	Number of Shares of Unvested Restricted Stock and Unvested Restricted Stock Units
Donald B. Murray	170,000	0
Anthony Cherbak	287,500	16,434
Neil Dimick	0	16,434
Robert Kistinger	0	16,434
Marco von Maltzan	0	17,126
Lisa M. Pierozzi	0	11,336
A. Robert Pisano	0	16,434
Jolene Sarkis	0	16,434
Michael Wargotz	0	0
David P. White	0	8,275

Stock Ownership Guidelines for Directors

We maintain Stock Ownership Guidelines for the non-employee members of our Board. Please see “Compensation Discussion and Analysis — Stock Ownership Guidelines for NEOs” below for information on the guidelines applicable to our executive officers.

All of our non-employee directors should own Company common stock equal in value to the lesser of two times the annual board retainer or 10,000 shares. Stock that counts towards satisfaction of the ownership guidelines (“Qualifying Shares”) includes:

•	Shares of common stock beneficially held, either directly or indirectly;
•	Restricted stock issued and held whether vested or unvested;
•	Restricted stock units, whether vested or unvested, as well as vested but deferred stock units; and
•	Shares of common stock held following the exercise of a stock option or payment of other equity award.

All individuals covered by these guidelines should satisfy the applicable share ownership guidelines within five years of first becoming subject to them. If a covered individual’s guideline level of ownership changes as a result of a change in position or change in retainer, the individual should satisfy the applicable guidelines within a five-year period beginning in January following the year of such change. The Company’s Stock Ownership Guidelines are available on the Investor Relations — Corporate Governance page of the Company’s website at https://ir.rgp.com/corporate-governance.

As shown in the table below, as of August 22, 2022, each of our current non-employee directors meets the share ownership guidelines.

Guideline		$100,000 (1)
	Qualifying Shares Held (2)	Value as of the Record Date (3)
Donald B. Murray	1,091,272	$22,883,974
Anthony Cherbak	82,229	$1,724,342
Neil Dimick	71,871	$1,507,135
Robert Kistinger	71,871	$1,507,135
Marco von Maltzan	32,979	$691,570
Lisa M. Pierozzi	13,269	$278,251
A. Robert Pisano	87,025	$1,824,914
Jolene Sarkis	71,871	$1,507,135
David P. White	8,275	$173,527

(1)	The relevant guideline is $100,000, as this is the lesser of (i) two times the annual board retainer (i.e. $100,000) and (ii) the value of 10,000 shares (which was valued on the record date at $20.97).
(2)	Represents the Qualifying Shares held by the director on August 22, 2022.
(3)	Determined by multiplying the number of Qualifying Shares held by the director on August 22, 2022 by the closing price of a share of Company common stock on that date ($20.97).

POLICY REGARDING TREATMENT OF RELATED PARTY TRANSACTIONS

The Company’s policies and procedures for the review, approval or ratification of related-party transactions required to be disclosed pursuant to Item 404 of Regulation S-K are set forth in the written charter of the Audit Committee. Pursuant to its charter, the Audit Committee must review and approve all proposed related-person transactions that are subject to disclosure pursuant to Item 404 of Regulation S-K before the Company is permitted to enter into any such transaction. In fiscal 2022, there were no reportable related-party transactions under Regulation S-K.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information about the beneficial ownership of our common stock as of August 22, 2022 for:

•	each person known by the Company who beneficially owns more than five percent of the common stock of the Company;
•	each of our directors;
•	each NEO named in the Summary Compensation Table; and
•	all current directors and executive officers as a group.

Unless otherwise indicated, the address for each person or entity named below is c/o Resources Connection, Inc., 17101 Armstrong Avenue, Irvine, CA 92614.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and except for community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Except as otherwise indicated below, the percentage of beneficial ownership is based on 33,750,861 shares of the Company’s common stock outstanding as of August 22, 2022.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding**
Directors and Named Executive Officers
Donald B. Murray (1)	1,261,272	3.72%
Kate W. Duchene (2)	526,873	1.54%
Anthony Cherbak (3)	353,295	1.04%
Timothy L. Brackney (4)	204,262	*
A. Robert Pisano (5)	87,025	*
Jennifer Y. Ryu (6)	35,649	*
Neil Dimick (7)	35,273	*
Robert Kistinger (8)	35,273	*
Jolene Sarkis (9)	35,273	*
Lisa M. Pierozzi (10)	13,269	*
David P. White	8,275	*
Marco von Maltzan (11)	0	*
Executive Officers and Directors as a group (12 persons) (12)	2,595,739	7.46%
5% Stockholders
BlackRock Inc. (13)	5,212,968	15.7%
Dimensional Fund Advisors LP (14)	2,369,038	7.1%
The Vanguard Group (15)	2,155,425	6.49%

*	Represents less than 1%.
**	We determine beneficial ownership in accordance with the rules of the SEC. We deem (i) shares subject to options that are currently exercisable or exercisable within 60 days after August 22, 2022 and (ii) restricted stock units (including dividend equivalents credited with respect to such restricted stock units) vesting within 60 days after August 22, 2022, as outstanding for purposes of computing the share amount and the percentage ownership of the person(s) holding such awards, but we do not deem them outstanding for purposes of computing the percentage ownership of any other person. For those listed in the 5% Stockholders section of the table, we have reflected the percentage ownership as provided in the filing.
(1)	Includes 770,304 shares beneficially owned by Mr. Murray in The Murray Family Trust, Donald B. Murray and Carol E. Murray, Trustees; and 300,000 shares beneficially owned by Mr. Murray in the Murray Family Income Trust, Donald B. Murray and Carol E. Murray, Trustees. Donald B. Murray and Carol E. Murray share voting and investment power over the shares held in these trusts. Also includes 170,000 shares of common stock subject to options exercisable within 60 days of August 22, 2022.
(2)	Includes 386,000 shares of common stock subject to options exercisable within 60 days of August 22, 2022.
(3)	Includes 25,000 shares beneficially owned by Mr. Cherbak in The Cherbak Family Trust, Anthony C. Cherbak and Debra L. Cherbak Trustees and 400 shares owned by Mr. Cherbak as custodian of a child’s account. Mr. Cherbak has sole voting and investment power over shares held in these trusts. Also includes 287,500 shares of common stock subject to options exercisable within 60 days of August 22, 2022.
(4)	Includes 184,750 shares of common stock subject to options exercisable within 60 days of August 22, 2022.
(5)	Includes 10,536 shares beneficially owned by Mr. Pisano in the Pisano Living Trust, Robert A. Pisano Trustee. Mr. Pisano has sole voting and investment power over shares held in the trust.
(6)	Includes 18,750 shares of common stock subject to options exercisable within 60 days of August 22, 2022.
(7)	Does not include 36,598 deferred restricted stock units that will be paid out in cash at the end of service to the extent then-vested.
(8)	Does not include 36,598 deferred restricted stock units that will be paid out in cash at the end of service to the extent then-vested.
(9)	Does not include 36,598 deferred restricted stock units that will be paid out in cash at the end of service to the extent then-vested.
(10)	Includes 7,735 shares beneficially owned by Ms. Pierozzi in the Apsley Belgrave Trust, Lisa M. Pierozzi as Trustee. Ms. Pierozzi has sole voting and investment power over shares held in the trust.
(11)	Does not include 32,287 deferred restricted stock units that will be paid out in cash at the end of service to the extent then vested.
(12)	Includes 1,047,000 shares of common stock subject to options exercisable within 60 days of August 22, 2022.
(13)	According to a Schedule 13G/A filed with the SEC on January 28, 2022, by BlackRock, Inc., as of December 31, 2021, BlackRock, Inc. has sole voting power with respect to 5,113,783 shares of common stock and sole dispositive power with respect to 5,212,968 shares of common stock. The subsidiaries of BlackRock, Inc. that hold shares of our common stock being reported are listed in the Schedule 13G/A. The address of BlackRock, Inc., as listed in the Schedule 13G/A, is 55 East 52nd Street, New York, NY 10055.
(14)

According to a Schedule 13G/A filed with the SEC on February 8, 2022, by Dimensional Fund Advisors LP, as of December 31, 2021, Dimensional Fund Advisors LP has sole voting power with respect to 2,315,547 shares of common stock, and sole dispositive power with respect to 2,369,038 shares of common stock. The address of Dimensional Fund Advisors LP, as listed in the Schedule 13G/A, is 6300 Bee Cave Road, Building One, Austin, TX 78746. As disclosed in the Schedule 13G/A, Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Dimensional Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Dimensional Funds. In its role as investment advisor, sub-adviser and/or manager to certain Dimensional Funds, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the shares of the Company’s common stock that are owned by the Dimensional Funds and may be deemed to be the beneficial owner of the shares of the common stock of the Company held by the Dimensional Funds. However, all the shares of the Company’s common stock reported in the table above are owned by the Dimensional Funds. Dimensional disclaims beneficial ownership of such shares of the Company’s common stock.

(15)	According to a Schedule 13G/A filed with the SEC on February 10, 2022, by The Vanguard Group, as of December 31, 2021, The Vanguard Group has shared voting power with respect to 35,073 shares of common stock, sole dispositive power with respect to 2,099,765 shares of common stock and shared dispositive power with respect to 55,660 shares of common stock. The address of The Vanguard Group, as listed in the Schedule 13G/A is 100 Vanguard Blvd., Malvern, PA 19355.

PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR FISCAL YEAR 2023

The Audit Committee of the Board has appointed the accounting firm of RSM US LLP as the Company’s independent registered public accounting firm to conduct the annual audit of the Company’s financial statements for fiscal year 2023. If the stockholders fail to ratify the appointment, the Audit Committee may reconsider whether or not to retain RSM US LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent auditor at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders.

A representative of RSM US LLP will be available at the Annual Meeting to answer any appropriate questions concerning the independent registered public accounting firm’s areas of responsibility and will have an opportunity to make a statement if he or she desires to do so.

Fees

The following table shows information about RSM US LLP’s fees for services provided to the Company in fiscal year 2022 and 2021.

	2022	2021
Audit Fees	$1,290,694	$1,227,535
Audit Related Fees (1)	$100,300	$52,400
Tax Fees (2)	$6,100	$6,500
All Other Fees	$0	$0

(1)	Audit Related Fees include those fees for professional services reasonably related to the performance of the audit or review of financial statements.
(2)	Tax Fees include global compliance and reporting for our tax return and information-reporting requirements.

Audit Committee Policy Regarding Pre-Approval of Services of Independent Registered Public Accounting Firm

As set forth in its charter, the Audit Committee has the sole authority to review in advance, and grant any appropriate pre-approval of: (1) all auditing services to be provided by the independent registered public accounting firm and (2) all non-audit services to be provided by the independent registered public accounting firm as permitted by Section 10A of the Exchange Act, and in connection therewith to approve all fees and other terms of engagement. Such pre-approval can be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual basis. The pre-approval of non-auditing services can be delegated by the Audit Committee to one or more of its members, but the decision must be presented to the full Audit Committee at the next scheduled meeting. In fiscal 2022 and 2021, all fees of RSM US LLP were pre-approved by the Audit Committee.

The Board unanimously recommends that stockholders vote FOR Proposal 2 to ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for fiscal year 2023.

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed with the SEC under the Securities Act or the Exchange Act or incorporated by reference in any document so filed.

AUDIT COMMITTEE REPORT

To the Board of Directors of Resources Connection, Inc.:

As set forth in more detail in the Audit Committee charter, the Audit Committee’s primary responsibilities fall into three categories:

•	first, the Audit Committee is responsible for overseeing the preparation of and reviewing the quarterly and annual financial reports prepared by the Company’s management, including discussions with management and the Company’s outside independent registered public accounting firm regarding significant accounting and reporting matters;
•	second, the Audit Committee is responsible for the engagement, compensation, retention and oversight of all of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting), as well as determining whether the outside registered public accounting firm is independent (based in part on the annual letter provided to the Company pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the public accounting firm’s communications with the Audit Committee concerning independence); and
•	third, the Audit Committee oversees management’s implementation of effective systems of internal controls.

The Audit Committee has reviewed and discussed with the Company’s management and its independent registered public accounting firm, RSM US LLP, the Company’s audited financial statements for the year ended May 28, 2022, known as the Audited Financial Statements. Management advised the Audit Committee that the Audited Financial Statements were prepared in accordance with generally accepted accounting principles. In addition, the Audit Committee discussed with RSM US LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee also has received and reviewed the written disclosures and the letter from RSM US LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with that firm its independence from the Company. The Audit Committee also discussed with the Company’s management and RSM US LLP such other matters, and received such assurances from that firm, as the Audit Committee deemed appropriate.

Management is responsible for the Company’s internal controls and the financial reporting process. RSM US LLP is responsible for performing an independent audit of the Company’s financial statements and the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon.

Based on the foregoing review and discussions and a review of the reports of RSM US LLP with respect to the Audited Financial Statements, and relying thereon, the Audit Committee recommended to the Company’s Board the inclusion of the Audited Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended May 28, 2022.

THE AUDIT COMMITTEE

Neil Dimick, Chairperson
Robert Kistinger
Marco von Maltzan
Lisa M. Pierozzi

PROPOSAL 3. APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE RESOURCES
CONNECTION, INC. 2019 EMPLOYEE STOCK PURCHASE PLAN

GENERAL

At the 2022 Annual Meeting, stockholders will be asked to approve an amendment and restatement of the Resources Connection, Inc. 2019 Employee Stock Purchase Plan (the “ESPP”), which would increase the maximum number of shares of our common stock authorized for issuance under the ESPP by an additional 1,500,000 shares. This amendment and restatement was adopted, subject to stockholder approval, by our Board on August 18, 2022. Under Section 423 of the Internal Revenue Code, we may not increase the ESPP share limit without stockholder approval.

Currently, a total of 1,825,000 shares of our common stock are authorized for issuance under the ESPP. Of these shares, 1,335,583 shares have previously been purchased and 489,417 shares remain available for purchase in the current and future offering periods as of August 22, 2022. If stockholders approve the amendment and restatement of the ESPP, the maximum number of shares that may be issued under the ESPP will increase from 1,825,000 shares to 3,325,000 shares.

The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the U.S. Internal Revenue Code. It provides each of our eligible employees with an opportunity to purchase shares of the Company’s common stock at a discount through accumulated payroll deductions. The Board believes that maintaining an ESPP will help us retain and motivate eligible employees and will help further align the interests of eligible employees with those of our stockholders.

Key features of our current stock purchase program are as follows:

•

The ESPP operates in a series of successive six-month offering periods, with an offering period beginning on or about each January 16 and each July 16 and ending on or about the immediately following July 15 or January 15, respectively;

•	ESPP purchases occur on the last day of each offering period and the per share purchase price is 85% of the fair market value of a share of the Company’s common stock on either the first or last day of the offering period, whichever is less;
•	The number of shares of the Company’s common stock that would be authorized for issuance under the ESPP if stockholders approve the amendment and restatement of the ESPP (1,989,417 shares, which is the 489,417 shares currently available for issuance under the ESPP as of August 22, 2022 plus the proposed 1,500,000 new shares) would be less than 5.9% of the total 33,750,861 shares of the Company’s common stock that were issued and outstanding as of August 22, 2022; and
•	Available to all U.S. employees and non-U.S. employees of designated subsidiaries (which are currently located in Canada, Hong Kong, Japan, the Netherlands, Singapore and the United Kingdom) with 90 days or more of continued employment.

STOCKHOLDER APPROVAL REQUIREMENT

Unless and until our stockholders approve the amended and restated version of the ESPP, the ESPP will continue to operate in accordance with its current terms and from the shares currently available for issuance under the ESPP without regard to the amendment and restatement being proposed in this Proposal 3.

Our Board approved the additional share authority requested under the ESPP to help ensure that a sufficient reserve of common stock remains available for issuance under the ESPP to allow us to continue the plan in the future. Our Board recommends that stockholders vote FOR this Proposal 3 to approve the amendment and restatement of the 2019 Employee Stock Purchase Plan. Our executive officers are eligible to participate in the ESPP and thus have a personal interest in the approval of the proposed amendment and restatement of the ESPP.

In the event the stockholders do not approve the proposed amendment and restatement of the ESPP, the ESPP will continue in operation pursuant to its current terms with no change to the 1,825,000 shares that are currently authorized for issuance under the ESPP.

SUMMARY DESCRIPTION OF THE RESOURCES CONNECTION, INC. 2019 EMPLOYEE STOCK PURCHASE PLAN (AS AMENDED AND RESTATED)

The principal terms of the ESPP (as proposed to be amended and restated) are summarized below. The following summary is qualified in its entirety by the full text of the ESPP (as proposed to be amended and restated), which is included as Annex A to this Proxy Statement.

Purpose. The purpose of the ESPP is to provide eligible employees with an opportunity to purchase shares of the Company’s common stock at a favorable price and upon favorable terms in consideration of the participating employees’ continued services. The ESPP is intended to provide an additional incentive to participating eligible employees to remain in the Company’s employ and to advance the best interests of the Company and its stockholders.

Offering Periods and Purchase Dates. Shares of the Company’s common stock are offered under the ESPP through a series of offering periods. Offering periods are generally six months in duration, but the administrator may provide in advance that a particular offering period will be of a different duration. However, an offering period may not be shorter than three months and may not be longer than 27 months. When an eligible employee elects to join an offering period, he or she agrees to contribute a portion of his or her compensation to the plan for that period. Amounts contributed to the ESPP constitute general corporate assets of the Company and may be used for any corporate purpose. On the last day of the offering period, all payroll deductions collected from the participant during that offering period are automatically applied to the purchase of the Company’s common stock, subject to certain limitations. The price paid for the purchase of a share of stock under the ESPP at the end of each offering period is generally 85% of the lower of (a) the fair market value of the Company’s common stock on the first trading day of that offering period or (b) the fair market value of the Company’s common stock on the last trading day of that offering period, provided that the administrator may establish another purchase price prior to an offering period by applying a discount amount, not to exceed 15%, to either (a) the fair market value of the Company’s common stock on the first trading day of that offering period or (b) the fair market value of the Company’s common stock on the last trading day of that offering period.

Participants in the ESPP generally may not accrue rights to purchase stock under all employee stock purchase plans (as described in Section 423 of the U.S. Internal Revenue Code) of the Company and its subsidiaries at a rate exceeding $25,000 (based on the fair market value of the stock at the beginning of the applicable offering period) for each calendar year in which the purchase right is outstanding.

Shares Available. Currently, a total of 1,825,000 shares of our common stock are authorized for issuance under the plan. As noted above, as of August 22, 2022, 1,335,583 shares have previously been purchased and 489,417 shares remain available for purchase in the current and future offering periods. If stockholders approve this Proposal 3, the total number of shares of our common stock authorized for issuance under the ESPP will be increased by an additional 1,500,000 shares, from 1,825,000 shares to 3,325,000 shares.

Anti-dilution Adjustments. As is customary in stock incentive plans of this nature, the number and kind of shares available under the ESPP, as well as ESPP purchase prices and share limits, are subject to adjustment in the case of certain corporate events. These events include reorganizations, mergers, combinations, consolidations, recapitalizations, reclassifications, stock splits, stock dividends, asset sales or other similar unusual or extraordinary corporate events, or extraordinary dividends or distributions of property to the Company’s stockholders.

Eligibility and Participation. All persons who are employed by the Company or designated subsidiaries at the start of an offering period, including officers and employee directors, and who have been employed for at least 90 days, are generally eligible to participate in the ESPP for that offering period. An eligible employee may become a participant by completing a stock purchase agreement authorizing payroll deductions and filing it with the Company’s payroll office prior to the applicable enrollment date. Payroll deductions are generally limited to 15% of each participant’s compensation. A participant generally cannot purchase more than 3,000 shares of common stock under the ESPP with respect to any one offering period. The plan administrator may adjust such 15% and 3,000 share limits prior to the start of an offering period without stockholder approval. A participant generally may elect to terminate and/or withdraw his or her contributions during an offering period, and participation ends automatically on a participant’s termination of employment. If a participant’s participation in the ESPP terminates during an offering period, he or she will no longer be permitted to make contributions to the ESPP for that Offering Period and the contributions previously credited to his or her ESPP account generally will be refunded to the participant in cash. However, a participant’s termination from participation will not have any effect upon his or her ability to participate in any succeeding offering period, provided that the applicable eligibility and participation requirements are again then met. As of August 22, 2022, approximately 3,400 employees of the Company and its designated subsidiaries (including all of the Company’s executive officers) were eligible to participate in our ESPP.

No employee can participate in the ESPP if, after entering the offering period, he or she would be deemed to own stock of the Company possessing more than five percent of the total combined voting power of all of the Company’s outstanding stock.

Transfer Restrictions. A participant’s rights with respect to purchase rights under the ESPP, as well as contributions credited to his or her ESPP account, may not be assigned, transferred, pledged or otherwise disposed of in any way except by will or the laws of descent and distribution.

Administration, Amendment and Termination of the Plan. The ESPP is administered by the Board or by a committee appointed by the Board. Currently, the Compensation Committee of our Board administers the ESPP. Our Board may amend, modify or terminate the plan at any time and in any manner, and to construe and interpret the ESPP, provided that the existing rights of participants are not materially adversely affected thereby. The ESPP administrator also may, from time to time, without stockholder approval and without limiting our Board of Director’s amendment authority, designate those subsidiaries of the Company whose employees may participate in the ESPP and, subject only to certain limitations under the U.S. Internal Revenue Code, change the ESPP’s eligibility rules. The administrator also may adopt rules, procedures or sub-plans applicable to particular subsidiaries or locations (for example and without limitation, as to participants employed in a particular jurisdiction outside of the U.S. who are subject to other applicable laws and regulations), which sub-plans may be designed to be outside of the scope of Section 423 of the Internal Revenue Code and need not comply with the otherwise applicable provisions of Section 423 of the Internal Revenue Code. Decisions of the ESPP administrator with respect to the ESPP are final and binding on all persons. Stockholder approval for any amendment will only be required to the extent necessary to meet the requirements of Section 423 of the Internal Revenue Code or to the extent otherwise required by law or Nasdaq rules. If stockholders approve the ESPP and unless previously terminated by our Board, no new offering periods will commence on or after July 16, 2029, or, if earlier, when no shares remain available for issuance under the ESPP.

No Limit on Other Plans. The ESPP does not limit the ability of the Board or any committee of the Board to grant awards or authorize any other compensation, with or without reference to the Company’s common stock, under any other plan or authority.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ESPP

Following is a general summary of the current U.S. federal income tax principles applicable to the ESPP. The following summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the U.S. Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local or international tax consequences.

The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the U.S. Internal Revenue Code. Participant contributions to the ESPP are made on an after-tax basis. That is, a participant’s contributions are deducted from compensation that is taxable to the participant and for which the Company is generally entitled to a tax deduction.

Generally, no taxable income is recognized by a participant with respect to either the grant or exercise of his or her option under the ESPP. The Company will have no tax deduction with respect to either of those events. A participant will generally recognize income (or loss) only upon a sale or disposition of any shares that the participant acquires under the ESPP. The particular tax consequences of a sale of shares acquired under the ESPP depend on whether the participant has held the shares for a “Required Holding Period” before selling or disposing of the shares. The Required Holding Period starts on the date that the participant acquires the shares under the ESPP and ends on the later of (1) two years after the first day of the offering period in which the participant acquired the shares, or (2) one year after the purchase date on which the participant acquired the shares.

If the participant holds the shares for the Required Holding Period and then sells the shares at a price in excess of the purchase price paid for the shares, the gain on the sale of the shares will be taxed as ordinary income to the participant to the extent of the lesser of (1) the amount by which the fair market value of the shares on the first day of the offering period in which the participant acquired the shares exceeded the purchase price of the shares, or (2) the gain on the sale of the shares. Any portion of the participant’s gain on the sale of the shares not taxed as ordinary income will be taxed as long-term capital gain. If the participant holds the shares for the Required Holding Period and then sells the shares at a price less than the purchase price paid for the shares, the loss on the sale will be treated as a long-term capital loss to the participant. The Company will not be entitled to a tax deduction with respect to any shares held by the participant for the Required Holding Period, regardless of whether the shares are eventually sold at a gain or a loss.

The participant has a “Disqualifying Disposition” if the participant disposes of the shares before the participant has held the shares for the Required Holding Period. If the participant sells the shares in a Disqualifying Disposition, the participant will realize ordinary income in an amount equal to the difference between the fair market value of the shares on the date on which the participant acquired the shares and the purchase price paid for the shares, and the Company generally will be entitled to a corresponding tax deduction. In addition, if the participant makes a Disqualifying Disposition of the shares at a price in excess of the fair market value of the shares on the purchase date, the participant will realize capital gain in an amount equal to the difference between the selling price of the shares and the fair market value of the shares on the purchase date. Alternatively, if the participant makes a Disqualifying Disposition of the shares at a price less than the fair market value of the shares on the purchase date, the participant will realize a capital loss in an amount equal to the difference between the fair market value of the shares on the purchase date and the selling price of the shares. The Company will not be entitled to a tax deduction with respect to any capital gain realized by the participant.

SPECIFIC BENEFITS UNDER THE ESPP

Participation in the ESPP is voluntary and is dependent on each eligible employee’s election to participate and his or her determination as to the amount of contributions set aside to purchase shares under the ESPP (subject to the limits discussed above). Accordingly, future purchases under the ESPP are not determinable. If the share increase reflected in this Proposal 3 had been in effect for fiscal 2022, we do not expect that the number of shares purchased by participants in the plan during that year would have been materially different than the number of shares purchased under the ESPP as set forth in the table below.

For the six-month offering periods that ended in the Company’s fiscal 2020, fiscal 2021, and fiscal 2022, and for the first offering period in fiscal 2023 that occurred in July 2022, the total number of shares of our common stock purchased under the ESPP was 184,222, 506,715, 461,992 and 182,654 shares, respectively. The ESPP was only in place for one offering period in fiscal 2020 and 215,379 shares were purchased in fiscal 2020 under our predecessor Employee Stock Purchase Plan. However, because benefits under the ESPP may change based on any number of variables, including, without limitation, the fair market value of the Company’s common shares at various future dates, the number of our employees who elect to participate in the ESPP, and the amount employees elect to contribute, it is not possible to determine the benefits that will be received by employees if the proposed ESPP amendment and restatement is approved by stockholders, but we currently estimate that the 1,989,417 shares that will be available for issuance under the ESPP if stockholders approve this Proposal 3 (the 489,417 shares currently available for issuance under the ESPP as of August 22, 2022 plus the proposed 1,500,000 additional shares) will last approximately three to four years based on the closing price of a share of the Company’s common stock as of August 22, 2022, the approximately 700 eligible employees participating in the ESPP as of that date and their contribution elections then in effect. The closing market price for a share of the Company’s common stock as of August 22, 2022 was $20.97 per share.

AGGREGATE PAST PURCHASES UNDER THE EMPLOYEE STOCK PURCHASE PLAN

As of August 22, 2022, 1,335,583 shares of the Company’s common stock had been purchased under the ESPP. The following number of shares had been purchased under the ESPP as of the date by the persons and groups identified below:

Name and Position	Aggregate Number of Shares Purchased Under the ESPP in Fiscal 2022	Aggregate Number of Shares Purchased Under the ESPP in All Completed Purchase Periods
Named Executive Officers
Kate Duchene, President and Chief Executive Officer	1,759	6,976
Timothy L. Brackney, President and Chief Operating Officer	1,826	7,040
Jennifer Y. Ryu, Executive Vice President and Chief Financial Officer	1,826	7,039
Total of all Current Executive Officers as a Group (3 persons)	5,411	21,055
Total of all Current Non-Employee Directors as a Group (9 persons) (1)	—	—
Each other person who has received 5% or more of the options, warrants or rights under the ESPP	—	—
All employees, including all current officers who are not executive officers or directors, as a group	456,581	1,314,528

(1)	Non-employee directors are not eligible to participate in the Company’s employee stock purchase plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, for the Company’s compensation plans under which equity securities of the Company are authorized for issuance, the number of shares of the Company’s common stock subject to outstanding options, warrants, and rights, the weighted-average exercise price of outstanding options, warrants, and rights, and the number of shares remaining available for future award grants as of May 28, 2022:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a))
	(a)	(b)		(c)
Equity compensation plans approved by security holders	4,125,443 (1)	$16.08	(2)	2,387,192 (3)
Equity compensation plans not approved by security holders	—	—		—
Total	4,125,443	$16.08		2,387,192

(1)	This amount consists of (i) 777,597 shares of our common stock subject to unvested restricted stock units and performance stock units granted under our 2020 Plan (with performance stock units included assuming that 129% of the “target” level of performance was attained, which was the level achieved as of May 28, 2022), (ii) 2,789,950 shares subject to stock options granted under our 2014 Performance Incentive Plan, and (iii) 557,896 shares subject to stock options granted under our 2004 Performance Incentive Plan. This amount does not include 14,712 shares and 198,728 shares of our common stock issued and outstanding pursuant to unvested restricted stock awards under our 2014 Performance Incentive Plan and our 2020 Plan, respectively, and it does not include 141,064 shares of cash-settled stock units issued and outstanding under our Directors Deferred Compensation Plan.
(2)	This number reflects the weighted-average exercise price of outstanding options and has been calculated exclusive of outstanding restricted stock awards, restricted stock units and performance stock unit awards issued under our 2014 Performance Incentive Plan and our 2020 Plan and the cash-settled stock units issued under our Directors Deferred Compensation Plan.
(3)	Consists of 671,984 shares available for issuance under our ESPP and 1,715,208 shares available for issuance under our 2020 Plan. Shares available under the 2020 Plan generally may be used for any type of award authorized under that plan including stock options, restricted stock, stock bonuses, performance stock, performance stock units, stock units, phantom stock and other forms of awards granted or denominated in our common stock.

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD

The affirmative vote of a majority in voting power of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal is required for approval of the amended and restated ESPP. The Board believes that approval of the amended and restated ESPP will promote the interests of the Company and its stockholders and continue to enable the Company to attract, retain and award persons important to its success. All of our executive officers are eligible to participate in the ESPP and thus have a personal interest in the approval of the amended and restated ESPP.

The Board unanimously recommends that stockholders vote FOR Proposal 3 to approve the Amendment and Restatement of the Resources Connection, Inc. 2019 Employee Stock Purchase Plan as described above.

EXECUTIVE COMPENSATION

The following discussion of named executive officer compensation contains descriptions of various employment-related agreements and employee compensation plans. These descriptions are qualified in their entirety by reference to the full text or detailed descriptions of the agreements and plans that we have filed as exhibits to our Annual Report on Form 10-K for the year ended May 28, 2022, filed with the SEC on July 28, 2022.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (“CD&A”) describes the Company’s compensation philosophy, explains the objectives of our compensation programs and sets forth the elements of the compensation paid or awarded to, or earned by our NEOs for fiscal 2022.

The Company’s NEOs for fiscal 2022 are:

Name	Age	Position
Kate W. Duchene	59	President and Chief Executive Officer
Jennifer Y. Ryu	47	Executive Vice President and Chief Financial Officer
Timothy L. Brackney	50	President and Chief Operating Officer

Fiscal 2022 Executive Summary

The Compensation Committee is responsible for setting the compensation of the NEOs. In determining elements of compensation for fiscal 2022 for our NEOs, the Compensation Committee considered the Company’s business results as discussed in more detail in this CD&A. The following are certain highlights of our business results for fiscal 2022:

•	We achieved revenue of $805.0 million for fiscal year 2022, which represents a 27.9% increase in revenue year-over-year;
•	We realized a 540 basis point improvement in the selling, general and administrative expenses as a percentage of revenue from 33.3% in fiscal 2021 to 27.9% in fiscal 2022;
•	We generated $67.2 million in net income for fiscal year 2022;
•	We achieved Adjusted EBITDA of $103.1 million for fiscal year 2022(5);
•	We realized an Adjusted EBITDA Margin of 12.8% for fiscal year 2022(6), up 440 basis points compared to fiscal year 2021;
•	We produced diluted earnings per share of $2.00 for fiscal year 2022;
•	We generated $49.4 million in cash flow from operations;
•	We returned $18.6 million to stockholders in fiscal 2022 through the Company’s dividend program;
•	We retained 75% of our top 100 clients; and
•	We ended fiscal year 2022 with $104.2 million in cash and cash equivalents.

Highlights of the executive compensation program for fiscal 2022 include:

•	Base Salaries. The Company increased the base salary of our Chief Financial Officer to better align her base salary with the average base salary of the CFOs in the Company’s peer group. No other change was made to the base salaries of our other NEOs during fiscal 2022.

(5)	See pages 30 and 32 of the Fiscal 2022 Annual Report for a discussion of the adjustments made and a reconciliation of those adjustments to net income, the most directly comparable GAAP financial measure, to compute Adjusted EBITDA.
(6)	Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by revenue.

•	Annual Incentives. All of our NEOs participated in our EIP during fiscal 2022. The EIP reflects a pay for performance culture. Incentives are earned based on Company performance, measured by the Company’s Revenue and Adjusted EBITDA Percentage(5)(7), and individual qualitative performance criteria. If the Company does not achieve the threshold level of financial performance under the EIP, the amount payable under the qualitative performance criteria is capped at 50% of the target annual incentive. The maximum amount that may be earned under the EIP is 300% of the target annual incentive.

For fiscal 2022, the Compensation Committee set challenging performance goals that exceeded the Revenue and Adjusted EBITDA Percentage achieved under the EIP for fiscal 2021. Given the Company’s strong performance for fiscal 2022, the Company exceeded the “maximum” financial performance goals for both Revenue and Adjusted EBITDA Percentage performance, and as a result the quantitative multiplier under the EIP was equal to the maximum of 200% of the target annual incentive. The Compensation Committee also determined that each of our NEOs displayed outstanding leadership through continued Pandemic recovery and a tightening labor market and achieved 140% of their EIP qualitative goals designated for fiscal 2022. Accordingly, the Compensation Committee awarded our NEOs annual cash incentives under the EIP for fiscal 2022 as follows:
•	Ms. Duchene, our President and Chief Executive Officer, was awarded a total annual incentive of $2,100,000, representing 93.3% of her maximum award opportunity or 280% of her target annual incentive opportunity;
•	Ms. Ryu, our Executive Vice President and Chief Financial Officer, was awarded a total annual incentive of $980,000, representing 93.3% of her maximum award opportunity or 280% of her target annual incentive opportunity; and
•	Mr. Brackney, our President and Chief Operating Officer, was awarded a total annual incentive of $1,680,000, representing 93.3% of his maximum award opportunity or 280% of his target annual incentive opportunity.
•	Performance-Based Long-Term Incentives. 50% of the NEOs’ annual equity incentive awards granted in fiscal 2022 were granted in the form of PSUs. The PSUs will be eligible to vest at the end of a three-year performance period based on the Company’s Revenue and Adjusted EBITDA Percentage achieved over the performance period. The total number of shares that may be earned for these PSUs will range from zero to 150% of the target number of shares based on performance over the performance period.
The remaining 50% of the NEOs’ annual equity incentive awards were granted in the form of time-based RSUs that vest over a four-year period. PSUs and RSUs align the interests of our NEOs with our stockholders and create a retention incentive over the vesting period. These awards were made pursuant to our 2020 Plan. No other long-term incentive awards were granted to our NEOs in fiscal 2022.
•	Stock Ownership Guidelines. To help focus our NEOs on long-term stockholder value, we maintain guidelines requiring our NEOs to own a significant amount of the Company’s stock. See “Stock Ownership Guidelines for NEOs” below.

Compensation Governance

Our Board appoints each executive officer of the Company. The Compensation Committee has responsibility for setting the compensation of our executive officers. The Compensation Committee has sole authority to determine the compensation of our Chief Executive Officer. In setting the compensation of executive officers other than the Chief Executive Officer, the Compensation Committee considers the recommendations of the Chief Executive Officer. See “Board of Directors — Compensation Committee” above for a discussion of the powers and responsibilities of the Compensation Committee and the role that our Chief Executive Officer plays in compensation decisions. Except as otherwise noted in this CD&A, the Compensation Committee’s decisions are subjective and the result of its business judgment, which is informed by the experiences of the members of the Compensation Committee.

(7)	Adjusted EBITDA Percentage for purposes of the EIP is total revenue minus the cost of services sold and Selling, General and Administration expense adjusted for stock compensation, changes in contingent consideration, Board approved restructuring and any additional items deemed appropriate by the Audit Committee, divided by revenue.

Compensation Philosophy

Our compensation philosophy is to deliver NEO compensation that will allow us to attract and retain highly qualified executives while maintaining a strong relationship between executive pay and Company performance. In a professional services business, we believe talent is the Company’s critical asset. The Company must maintain a compensation program that allows us to compete against public and private firms for exceptional talent around the globe utilizing an appropriate mix of cash and equity reward elements. In structuring our current executive compensation programs, we are guided by the following principles:

•	“At Risk” Compensation/Pay for Performance. A significant portion of each executive’s compensation should be “at risk” and tied to the Company’s attainment of our annual and long-term financial and business objectives, including retaining our team-oriented culture.

As illustrated in the charts below, for fiscal 2022 approximately 79% of our Chief Executive Officer’s and Chief Operating Officer’s, and approximately 65% of our Chief Financial Officer’s, target total direct compensation(8) was not guaranteed but rather was tied to metrics related to Company performance and/or stock price, and therefore meaningfully “at risk”. Furthermore, approximately half of our NEOs’ target total direct compensation is tied to the Company’s financial performance.

•	Competitive Compensation. The Company’s executive compensation programs should provide a fair and competitive compensation opportunity that enables us to attract and retain superior executive talent in the global market.
•	Alignment with Stockholder Interests. Executive compensation should be structured to include variable elements that link executives’ financial reward to stockholder return, and executive stock ownership should be encouraged.

We have implemented this pay for performance philosophy through the following program design.

(8)	Target total direct compensation means the NEO’s base salary, target annual cash incentive and grant date fair value (based on the value approved by the Compensation Committee and used to determine the target number of shares subject to the award) of annual long-term incentive awards granted to the NEO in fiscal 2022.

Compensation Program Design

While embracing the Company’s compensation philosophy, the Compensation Committee has designed the executive compensation programs to achieve the following objectives: (1) reinforce the Company’s goals and business objectives, with an eye toward longer-term prosperity and success; (2) pay for performance in a manner that supports growth and innovation without encouraging excessive risk; (3) align the interests of management and stockholders by weighting a significant portion of total reward opportunities on long-term performance awards; (4) allow the Company to attract, retain and motivate key executives by providing competitive compensation with an appropriate mix of fixed and variable elements; and (5) appreciate the culture of the Company in recognizing and supporting outstanding team-based performance and behaviors that demonstrate our core values. As described in more detail below, the material elements of our current executive compensation programs for NEOs include a base salary; an annual, cash-based incentive compensation opportunity; a long-term equity incentive opportunity; and potential severance and other benefits payable in connection with a termination of employment or change in control. We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives, as illustrated by the table below:

Compensation Element	Compensation Objectives Designed to be Achieved
Base Salary	• Attract, motivate, reward and retain high-caliber talent
Annual Cash Incentive Compensation Opportunity	• Directly link pay to performance • Incentivize creation of stockholder value • Attract, motivate, reward and retain high-caliber talent
Long-Term Equity Incentives	• Incentivize creation of stockholder value • Directly link pay to performance • Attract, motivate, reward and retain high-caliber talent
Severance and Other Benefits Potentially Payable Upon Termination of Employment or a Change in Control	• Attract, motivate, reward and retain high-caliber talent

Use of Compensation Consultant

During fiscal 2022, the Compensation Committee did not engage an independent compensation consultant. Pursuant to its charter, the Compensation Committee has the authority in its sole discretion to retain an independent consultant as it deems appropriate and necessary. The Compensation Committee did not make significant changes to the compensation program design during the fiscal year other than the introduction of PSUs into the mix of equity awards granted and, therefore, determined it was not in the best interests of the Company, nor necessary, to incur the additional costs of engaging such services for fiscal 2022. In order to assist the Compensation Committee’s evaluation of executive compensation during fiscal 2022, the Compensation Committee reviewed data on the Company’s peer group pulled from Equilar’s Insight Data Platform, which is a web-based provider of historical information, products and proprietary survey data regarding executive compensation. The Compensation Committee used the data from Equilar generally as background information to assist in their decision-making process.

Use of Peer Group Data

The individual compensation elements of our program are intended to create a total compensation package for each NEO that we believe achieves our compensation objectives and provides competitive compensation opportunities relative to companies in our comparative peer group.

In fiscal 2022, as is its annual practice, the Compensation Committee reviewed the composition of the Company’s peer group to help ensure its alignment with the Company’s size, practice areas, business model delivery and geographic reach. The Compensation Committee reviews the composition of the peer group each year and approves any change to the peer group. After a review of both our peers in the marketplace and those that major advisory firms, such as Institutional Shareholder Services (“ISS”), include in our services sector peer group, the Compensation Committee determined that all the companies that constituted our peer group for our fiscal 2021 executive compensation decisions would be the same for our fiscal 2022 executive compensation decisions. For fiscal 2022, the peer group consisted of the following ten professional services companies, and we believe it reflects the competitive landscape in which the Company operates and competes for talent.

Peer Group Companies
CBIZ, Inc.	CRA International, Inc.	FTI Consulting, Inc.
Hackett Group, Inc.	Heidrick & Struggles International, Inc.	Hudson Global, Inc.
Huron Consulting Group Inc.	ICF International, Inc.	Kforce, Inc.
Korn/Ferry International, Inc.

The chart below contains information on revenue, market capitalization and employee head count for our named peer group(1).

Company Name	Performance Data Date	Annual Revenue ($MM)	Market Cap ($MM)	Number Of Employees
CBIZ, Inc.	12/31/21	1,104.9	2,022.6	6,000
CRA International, Inc.	12/31/21	565.9	693.4	861
FTI Consulting, Inc.	12/31/21	2,776.2	5,102.5	6,780
Hackett Group, Inc.	12/31/21	278.8	611.6	1,135
Heidrick & Struggles International, Inc.	12/31/21	1,008.5	856.7	1,846
Hudson Global, Inc.	12/31/21	169.2	78.5	1,300
Huron Consulting Group Inc.	12/31/21	905.6	1,023.0	4,609
ICF International, Inc.	12/31/21	1,553.0	1,935.7	6,776
Kforce, Inc.	12/31/21	1,579.9	1,526.5	2,000
Korn/Ferry International, Inc.	4/30/22	2,626.7	3,312.0	10,779
Resources Connection, Inc.	5/29/22	805.0	613.2	4,259

(1)	The information contained in the chart was obtained from Equilar and based on each peer group company’s public filings. Annual revenue is presented for each peer company for the fiscal year ended as of the performance data date indicated above. Market capitalization information is presented based on the closing trading price for each company’s common stock at its fiscal year-end as of the performance data date indicated above.

In addition to the peer group data, the Compensation Committee also reviews summary statistical information from survey data about general industry practices in private companies and partnerships with which we compete for talent. In reviewing this information, the Compensation Committee does not focus on any one company included in the surveys to make its decisions.

Our compensation evaluation process generally involves comparing the base salaries, annual incentive compensation opportunities, total cash compensation and long-term equity incentive opportunities provided to our NEOs to similar compensation opportunities provided to comparable executives at our peer group companies. Although these benchmarks and other survey data represent useful background, the Compensation Committee exercises its judgment and discretion in setting individual executive compensation packages. This data is used by the Compensation Committee, not to set specific targets vis-à-vis peer company executives, but to assess as background data in determining what it considers in its judgment to be fair and reasonable pay practices for our NEOs. Our Company operates what we believe is a unique compensation program that reinforces a team-based culture and rewards NEOs for Company and team-based results as well as particular individual achievements.

Role of Stockholder Say-on-Pay Votes and Investor Feedback

The Company’s stockholders are provided with an opportunity to cast an annual advisory vote on the Company’s executive compensation program through the say-on-pay proposal. At the Company’s annual meeting of stockholders held in October 2021, approximately 92.3% of the votes cast supported the Company’s say-on-pay proposal. The Compensation Committee believes this strong result affirms stockholders’ support of the Company’s approach to its executive compensation program. However, the Compensation Committee also heard from investors that they would like to see the Company move towards performance-based equity awards to further align executive compensation with the Company’s financial goals. In response to this feedback and given the Compensation Committee’s similar commitment to this aim, the Compensation Committee determined that 50% of each NEO’s long-term incentive award during fiscal 2022 would be in the form of PSUs that vest based on the Company’s Adjusted EBITDA Percentage and Revenue achieved for a three-year performance period. The Compensation Committee did not otherwise change its approach to executive compensation or executive compensation program design for fiscal 2022, and believes the executive compensation program in place, as in prior years, includes a number of features that further the goals of the Company’s executive compensation program and reflect current best practices. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay proposals when making future compensation decisions for the NEOs.

Elements of Pay for Named Executive Officers

Base Salary

The Compensation Committee generally reviews the base salary paid to each NEO on an annual basis. Under each NEO’s employment agreement, the Compensation Committee may increase the NEO’s then current base salary on its review, but it may not reduce the base salary level.

In determining whether base salary increases for fiscal 2022 for the NEOs were appropriate, the Compensation Committee considered the base salary levels of other employees within the Company, each NEO’s length of service, the Company’s general financial performance and growth, and the base salaries and total cash compensation earned by comparable executives at the Company’s peer group companies (based on their published data). Based on the foregoing, the Compensation Committee determined that Ms. Ryu’s base salary should be increased by $25,000 to $400,000 annually effective July 28, 2021 to better align her base salary with the average base salary of the CFOs in the Company’s peer group. The Compensation Committee also determined that Ms. Duchene and Mr. Brackney’s base salaries remained appropriate, and their base salaries were not adjusted for fiscal 2022.

Column (c) of the “Summary Compensation Table — Fiscal 2020 — 2022” in the “Executive Compensation Tables for Fiscal 2022” section below shows the base salary paid to each NEO for fiscal 2022.

Annual Incentive Compensation

The Company’s annual incentive compensation plan for NEOs is the EIP. Each of the NEOs participated in the EIP for fiscal 2022. The EIP sets forth each participant’s target annual incentive compensation opportunity and the overall annual incentive structure and mechanics, which includes both a quantitative and qualitative component, used to determine the participant’s incentive cash award for the fiscal year. For fiscal 2022, the Compensation Committee set the following terms for the NEOs under the EIP:

•	The target annual incentive compensation opportunity for each of the NEOs for fiscal 2022 was as follows: for Ms. Duchene, $750,000, for Ms. Ryu, $350,000, and for Mr. Brackney, $600,000. The Compensation Committee determined that Mr. Brackney’s target annual incentive compensation opportunity should be increased by $50,000 to $600,000 for fiscal 2022 after considering his length of service and the total cash compensation earned by comparable executives at the Company’s peer group companies. The Compensation Committee determined that the target annual incentive compensation opportunity for Mses. Duchene and Ryu remained appropriate, and their target annual incentive opportunities were not increased for fiscal 2022.
•	The threshold incentive compensation opportunity for each NEO was equal to 50% of the NEO’s target incentive award and the maximum incentive compensation opportunity for each NEO was equal to 300% of the NEO’s target incentive award.

Each NEO’s threshold, target and maximum annual incentive percentages were generally determined by the Compensation Committee in its discretion based on its subjective assessment of several factors, including comparable annual incentive opportunities in effect for comparable executives at our peer group companies (based on their published data), total cash compensation and equity awards earned by comparable executives at our peer group companies

(based on their published data), internal comparability with percentage targets of other executives within the Company, and the Company’s objective of creating appropriate at-risk incentives to reinforce our team-based management culture and maximize stockholder value. The Compensation Committee also determined that these levels provided for fair and competitive rewards to the NEOs after reviewing historical data regarding the peer group companies and using its own subjective judgment and knowledge of the industry’s pay practices.

Each participant’s incentive opportunity under the EIP is determined based on quantitative and qualitative components, as shown in the following chart:

As shown above, the quantitative component of the EIP is determined based on the Company’s Revenue and “Adjusted EBITDA Percentage” achieved for the fiscal year (with each metric weighted 50%). The Compensation Committee selected these quantitative performance metrics for the EIP because it believes such measures are closely correlated to our annual business objectives and growth in stockholder value, and are straightforward to administer, understand and communicate. The Revenue and Adjusted EBITDA Percentage targets for fiscal 2022 were both set at levels above the target and actual performance achieved for fiscal 2021. Threshold level of performance (which is equal to 85% of the performance target set for each metric) must be achieved for both quantitative metrics for any amount to be payable with respect to the quantitative multiplier under the EIP. The Maximum level of performance is achieved if the Company achieves 110% or more of the performance target set for a metric.

	Revenue
Adjusted EBITDA Percentage	Threshold (85% of Target)	Target (100%)	Maximum (110% of Target)
Threshold (85% of Target)	50%	75%	100%
Target (100%)	75%	100%	150%
Maximum (110% of Target)	100%	150%	200%

As shown in the chart above, the quantitative metrics are combined to determine the overall quantitative multiplier achieved for the year. For example, if Target Revenue and Threshold Adjusted EBITDA Percentage were achieved for fiscal 2022, the quantitative multiplier would be equal to 75% of the target annual incentive. For Adjusted EBITDA Percentage or Revenue performance between the levels indicated, the quantitative multiplier will be determined using bilinear interpolation between points. If the Company achieved performance above the Maximum level, the quantitative multiplier would be capped at 200%.

The following table sets forth the target performance levels established by the Compensation Committee for the EIP and the actual results achieved by the Company for fiscal 2022. As shown in the table, the Company achieved the maximum level of performance (i.e. greater than 110% of the Target) for both Revenue and Adjusted EBITDA Percentage for fiscal 2022, resulting in a quantitative multiplier of 200% for fiscal 2022.

Quantitative Metric	Fiscal 2022 Target	Fiscal 2022 Results	Percentage of Target Achieved
Revenue	$713 million	$805 million	112.9%
Adjusted EBITDA Percentage	9.35%	12.81%	137%

The qualitative performance multiplier portion of each NEO’s annual incentive compensation opportunity is determined based on the Compensation Committee’s assessment of each NEO’s impact on enterprise objectives and strategic initiatives, achievement of pre-established individual performance goals (called CRAVE goals), and other qualitative contributions determined by the Compensation Committee. The Company believes this mix of quantitative and qualitative components provides appropriate incentives to achieve pre-established goals while giving the Compensation Committee some flexibility to reward other achievements.

For fiscal 2022, the Compensation Committee based its qualitative award determination for the participants on its subjective assessment of the executives’ achievement of their individual CRAVE goals and outstanding leadership to deliver the Company’s strong fiscal 2022 financial performance, despite the continued challenges in the microenvironment from Pandemic recovery and a tight labor market. The Compensation Committee also considered the achievement of executive team accomplishments during fiscal 2022 including delivering top line revenue growth that exceeded the performance of most of our peer companies; remaining disciplined on cost control while investing in technology and digital initiatives for the future success of the Company; launching HUGO, our digital engagement platform, in October 2021 and successfully executing the pilot program; managing cash flow effectively and maintaining our strong balance sheet position; increased engagement with investors through our Investor Day held in April 2022 and investor conferences; and launching our multi-year technological modernization initiative. The Compensation Committee further considered how each individual NEO performed against the NEO’s stated enterprise and functional goals and determined that each individual NEO had achieved a level of “role model” (which corresponds to a modifier of 110-150% of the target annual incentive). In making this determination, the Compensation Committee considered the following individual accomplishments by each NEO during fiscal 2022:

Ms. Duchene:

•	Continued to lead the Company through its transformation to ensure the Company remain competitive now and into the future, including by evolving certain operating and leadership roles to ensure the right people are in place to accomplish the Company’s strategic goals;
•	Built a strategic plan for the Company for the next three years, including work on the Company’s digital transformation, improved value-based pricing, brand clarification and amplification and mergers and acquisition strategy;
•	Advanced the digital agenda of the Company by working closely with the HUGO team to build an omnichannel approach to serving the on-demand talent (staffing) needs of the Company’s clients; and

•	Led significant work around positioning and brand strategy, including spearheading the first Investor Day held in 20 years, renewed engagement with investors through regularly scheduled investor presentations and delivering numerous speaking engagements and written op-ed and editorial content for various publications to advance the Company’s brand.

Ms. Ryu:

•	Delivered exceptional financial reporting and financial management during fiscal 2022;
•	Undertook numerous projects to transform the finance function with process optimization, automation, and organizational design;
•	Negotiated and implemented a new credit facility that provides more favorable pricing, expanding banking relationships, lowering the cost of debt and improving financial flexibility and liquidity for the Company;
•	Successfully executed a tax planning strategy to lower our tax obligation using a carry-back feature of the CARES Act to benefit the Company by nearly $13 million; and
•	Reduced costs and positioned us for continued improvement in profitability in the future by continuing to reduce real estate costs and successfully closing two divestitures (policyIQ and taskforce) during fiscal 2022.

Mr. Brackney:

•	Inspired and led the core go to market teams to deliver 30% revenue growth year-over-year in the RGP core segment(9) and supervised the growth of the strategic client accounts and healthcare programs by more than 25% year-over-year;

(9)	See Note 19 ― Segment Information and Enterprise Reporting of the Fiscal 2022 Annual Report for further discussion about the Company’s segment reporting.

•	Worked to reduce consultant attrition rates allowing the Company to better service clients and actively managed GTM headcount to ensure appropriate leverage and utilization in our sales, talent, and Project Consulting Services (formerly APS) teams;
•	Improved operational reporting capability and dashboards to give the executive team and business leaders visibility on real-time business results and expected pipeline of business, helping the management team to quickly identify and address any issues of risk or concern; and
•	Developed leadership bench strength to ensure the Company can perform in the face of personnel change and served a dual role as head of the North American Revenue team following the departure of a Senior Vice President in January 2022.

There was no specific weighting of these particular factors. Based upon all of the foregoing, as well as its general assessment of competitive compensation practices, the Compensation Committee determined that each NEO had achieved 140% of the NEO’s qualitative goals for fiscal 2022.

The amounts paid to each participating NEO in respect of his or her annual incentive compensation opportunity under the EIP for fiscal 2022 are presented in column (g) of the “Summary Compensation Table — Fiscal 2020 — 2022” below.

Long-Term Incentive Awards

The Company’s view is that the NEOs’ long-term compensation should be directly linked to the value provided to our stockholders. In response to investor feedback and to better align the NEOs’ compensation with the Company’s financial goals, in fiscal 2022 the Compensation Committee granted 50% of the NEO’s long-term compensation in the form of PSUs with the remaining 50% in the form of time-based RSUs. As described in further detail below, the PSUs will be eligible to vest at the end of a three-year performance period based on the Company’s Revenue and Adjusted EBITDA Percentage achieved over the performance period. The Compensation Committee selected these performance metrics for the PSUs because it believes such measures are closely correlated to our long-term business objectives and growth in stockholder value and are commonly used by investors to determine the profitability of the Company over a period of time. Furthermore, RSUs and PSUs align award recipients’ interests with our stockholders’ interests because the value of these awards is dependent upon our stock price, and these awards serve as an important retention tool as executives generally must remain employed for a period of years before the awards fully vest.

In November 2021, the Compensation Committee granted each NEO a number of time-based RSUs and a “target” number of PSUs, each expressed as a dollar value that was then converted into a number of RSUs/PSUs based on the Company’s stock price on the date of grant. These dollar values are set forth in the table below.

NEO:	Time-Based RSUs (1)	PSUs (1)	Total Equity Award Value
Kate Duchene	$900,000	$900,000	$1,800,000
Jennifer Ryu	$200,000	$200,000	$400,000
Timothy Brackney	$650,000	$650,000	$1,300,000

(1)	These amounts are the values approved by the Compensation Committee in November 2021 and converted into the corresponding number of RSUs and the “target” number of PSUs based on the closing price of the Company’s common stock on the date of grant of the awards and rounded up to the nearest whole share. For the accounting fair value of these awards as reflected in the Summary Compensation Table, please refer to footnote (1) to the Summary Compensation Table.

The size of equity award granted to each of our NEOs is a decision made by the Compensation Committee in the exercise of its business judgment. In making this determination, the Compensation Committee considers its general assessment of the Company’s financial performance, Company morale, success in developing a productive management team, and risk management. The Compensation Committee also takes into account the total cash compensation paid to the NEOs in our immediately preceding fiscal year, the number and value of equity awards previously granted to the NEOs, dilution effects on our stockholders, the need to ensure that an appropriate number of shares would be available for equity awards to less-senior employees, the number and value of long-term equity awards made to comparable executives at our peer group companies (based on their published data), and the goal of providing the NEOs with total long-term equity compensation and total compensation amounts that we think are appropriate and competitive. We believe the size of each NEO’s equity award is consistent with our compensation objectives of paying for performance and putting a significant portion of the NEOs’ total compensation “at risk.” After a review of the factors described in the preceding paragraph, the

Compensation Committee determined that an increased equity award value for each NEO for fiscal 2022 was appropriate to better align each NEO’s total direct compensation with the median total direct compensation received by similarly situated executives at the Company’s peer group. The Compensation Committee also determined that an increased equity award value was important to keep executives focused on increasing stockholder value into the future.

Fiscal 2022 Time-Based RSUs. The time-based RSUs vest in a series of annual installments over a four-year vesting period. We believe this four-year vesting period provides an incentive for the NEOs to remain in our employ, and also focuses the NEOs on the long-term performance and business objectives of the Company for the benefit of our stockholders. We believe the four-year vesting period is consistent with compensation practices in the market generally and strikes an appropriate balance between the interests of the Company, our stockholders and the individual NEOs in terms of the incentive, value creation and compensatory aspects of these equity awards.

Fiscal 2022 PSUs. The PSUs vest after a three-year performance period covering fiscal 2022 through fiscal 2024 if, and to the extent, the performance vesting conditions have been achieved by the Company. Such determination will be made by the Compensation Committee within sixty days following the end of the performance period. The number of vested PSUs (“Vested PSUs”) will be determined based on the Company’s Revenue(10) and Adjusted EBITDA Percentage(11) achieved for the performance period. The Vested PSUs will be determined by multiplying the target PSUs (including any dividend equivalents previously credited to the award) by the applicable percentage determined in accordance with the following table:

	Threshold Revenue (85% of Target)	Target Revenue (100%)	Stretch Revenue (110% of Target)
Threshold Adj. EBITDA % (85% of Target)	50%	75%	100%
Target Adj. EBITDA % (100%)	75%	100%	125%
Stretch Adj. EBITDA % (110% of Target)	100%	125%	150%

For Adjusted EBITDA Percentage or Revenue performance between the levels indicated, the applicable percentage will be determined using bilinear interpolation between points. The maximum number of Vested PSUs that may be achieved is capped at 150% of the target number of PSUs. In addition, no portion of the PSUs will be earned if the Company does not achieve both the threshold Revenue and Adjusted EBITDA Percentage levels for the performance period.

General Description for RSUs and PSUs. Each RSU and PSU represents and is paid in one share of our common stock, subject to the satisfaction of applicable vesting conditions, which further aligns our NEOs’ interests with those of our stockholders. The NEOs do not have the right to vote or (with limited exceptions such as in connection with death or by court order in connection with a divorce) dispose of any RSUs or PSUs prior to the time the shares are actually issued. Each RSU and PSU is granted in tandem with a corresponding dividend equivalent right that entitles the NEO to be credited with additional RSUs or PSUs upon the Company’s payment of dividends to stockholders if the dividend equivalent right is or was outstanding on the record date. Any such additional RSUs or PSUs credited in respect of dividend equivalent rights are subject to the same vesting terms as the underlying RSUs or PSUs and vest (if at all) together with the underlying RSU or PSU to which they relate.

(10)	Revenue for purposes of the fiscal 2022 PSUs means the cumulative revenue achieved by the Company during the performance period (as reflected in the Company’s financial statements), net of discounts, rebates and credit adjustments and inclusive of client reimbursement revenue, with adjustments to (a) exclude the material impact of any changes in accounting standards or methods that are implemented during the performance period and (b) exclude the impact of any merger, combination, acquisition, consolidation, sale of a portion of the business or other reorganization of the Company that occurs during the performance period.
(11)	Adjusted EBITDA Percentage for purposes of the fiscal 2022 PSUs means the percentage calculated by dividing (i) the total revenue for the performance period minus the cost of services sold and Selling, General and Administration expense, with adjustments to exclude (a) stock compensation, acquisition costs, restructuring, transformation costs, and contingent consideration incurred in the performance period, (b) the material impact of any changes in accounting standards or methods that are implemented during the performance period; and (c) the impact of any merger, combination, acquisition, consolidation, sale of a portion of the business or other reorganization of the Company that occurs during the performance period, divided by the revenue for the performance period.

Perquisites

During fiscal 2022, the NEOs were eligible to participate in the Company’s retirement and health and welfare programs that are generally available to other employees in the Company. In addition, each NEO received a modest automobile allowance. The Compensation Committee believes these modest perquisites are consistent with competitive practices and help us attract and retain talent.

Change In Control and Severance Benefits

The Company believes that severance protections play a valuable role in attracting and retaining high caliber talent. In the competitive professional services industry in which we operate, where executives are commonly being recruited by both more established companies and by start-up ventures, severance and other termination benefits are an effective way to offer executives financial security to offset the risk of accepting an opportunity with another company. Pursuant to their employment agreements in effect during fiscal 2022, each of the NEOs would be entitled to severance payments if the executive’s employment was terminated by the Company without cause or by the executive for good reason. Because we believe that a termination by an executive for good reason (or constructive termination) is conceptually the same as an actual termination by the Company without cause, we believe it is appropriate to provide severance benefits following such constructive termination of the executive’s employment. The level of severance benefits for our Chief Executive Officer differs from the other NEOs because of the scope and responsibility of the position and the competitive pay practices for the role. The NEOs’ severance benefits are generally the result of negotiations with the executive and set at levels we believe are reasonable, consistent with similarly situated executives at our peer companies and fits our objective of attracting and retaining team-oriented executives. The employment agreements also provide for the accelerated vesting of equity awards upon a change in control of the Company. Our equity award agreements also provide for continued or accelerated vesting in connection with certain terminations of the award holder’s employment or a change in control of the Company.

The NEOs’ employment agreements and the accelerated vesting provisions of the equity award agreements are described in further detail in the narrative following the “Description of Employment Agreements — Cash Compensation” section and in the “Potential Payments upon Termination or Change in Control” section below.

Stock Ownership Guidelines for NEOs

We maintain ownership guidelines for our NEOs. Under the stock ownership guidelines:

•	The Chief Executive Officer should own Company common stock equal in value to the lesser of three times base salary or 100,000 shares.
•	Each other NEO should own Company common stock equal in value to the lesser of two times the executive’s base salary or 20,000 shares.

Stock that counts towards satisfaction of the ownership guidelines (“Qualifying Shares”) includes:

•	Shares of common stock beneficially held, either directly or indirectly;
•	Restricted stock issued and held whether vested or unvested;
•	Restricted stock units, whether vested or unvested, with PSUs taken into account at the “target” level of performance; and
•	Shares of common stock held following the exercise of a stock option or payment of other equity award.

All NEOs covered by these guidelines should satisfy the applicable share ownership guidelines within five years of first becoming subject to them. If a covered individual’s guideline level of ownership changes as a result of a change in position or compensation, the individual should satisfy the applicable guidelines within a five-year period beginning in January following the year of such change. As shown in the table below, as of August 22, 2022, each of our NEOs meets the share ownership guidelines.

Named Executive Officer	Guideline (1)	Qualifying Shares Held	Market Value of Shares Held as of the Record Date (2)
Kate W. Duchene President and Chief Executive Officer	$2,097,000	333,441	$6,992,256
Jennifer Y. Ryu Executive Vice President and Chief Financial Officer	$419,400	63,807	$1,338,026
Timothy L. Brackney President and Chief Operating Officer	$419,400	160,305	$3,361,590

(1)	The relevant guideline is the lesser of (i) three times, in the case of Ms. Duchene, or two times, in the case of Ms. Ryu and Mr. Brackney, the NEO’s base salary (i.e. $2,100,000, $800,000 and $1,100,000, respectively) and (ii) the value of 100,000 shares (in the case Ms. Duchene) or 20,000 shares (in the case of Ms. Ryu and Mr. Brackney) on the record date (i.e. $2,097,000 and $419,400, respectively).
(2)	Determined by multiplying the number of Qualifying Shares held by the NEO on August 22, 2022 by the closing price of a share of Company common stock on that date ($20.97).

Insider Trading Policy Summary

The Company’s directors, officers and employees worldwide are subject to the Company’s Insider Trading Policy which provides that if the director, officer or employee is in possession of material, non-public information relating to the Company, neither the director, officer or employee, nor any person related to such director, officer or employee, may buy or sell securities of the Company or engage in any other action to take advantage of, or pass on to others, that information. This policy also applies to trading in the securities of any other company, including our customers or suppliers, if the director, officer or employee has material, non-public information about that company which was obtained in the course of his or her employment with the Company or Board membership.

Tax Deductibility of Executive Compensation

Federal income tax law generally disallows a tax deduction to publicly-held companies for compensation paid to a current or former NEO that exceeds $1 million during the tax year. Certain stock options granted by the Company before November 2, 2017, as well as certain amounts payable to former executives pursuant to a written binding contract that was in effect on November 2, 2017, may qualify for an exception to the $1 million deductibility limit. There can be no assurance that any compensation the Company intended to be deductible will in fact be deductible. Although the potential deductibility of compensation is one of the factors the Compensation Committee notes when designing the Company’s executive compensation program, the Compensation Committee has the flexibility to take any compensation-related actions it determines are in the best interests of the Company and its stockholders, including awarding compensation that will not be deductible for tax purposes.

Decisions for Fiscal 2023

In August 2022, the Compensation Committee approved the Company’s executive compensation program for fiscal 2023 and reviewed each NEO’s base salary and target annual cash incentive compensation (the “target annual cash compensation”). In determining each NEO’s target annual cash compensation for fiscal 2023, the Compensation Committee considered each NEO’s length of service and performance in his or her role, the Company’s general financial performance and growth, and the target annual cash compensation of comparable executives at the Company’s peer group companies (based on their published data). Based on this analysis, the Compensation Committee increased Ms. Duchene’s base salary by $125,000 to $825,000, Ms. Ryu’s base salary by $62,000 to $462,000, and Mr. Brackney’s base salary by $121,000 to $621,000 effective August 28, 2022. Ms. Duchene and Mr. Brackney have not received base salary increases since 2019.

The Compensation Committee also increased Ms. Duchene’s target annual cash incentive opportunity for fiscal 2023 by $75,000 to $825,000, and increased Ms. Ryu’s and Mr. Brackney’s target annual cash incentive compensation opportunities for fiscal 2023 by $50,000 each to $400,000 and $650,000, respectively. The Compensation Committee determined that these changes resulted in each NEO’s target annual cash compensation being approximately equal to or less than the median target annual cash compensation received by similarly situated executives in the Company’s peer group.

The following report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed with the SEC under the Securities Act or the Exchange Act or incorporated by reference in any document so filed.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and our discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis section be included in this Proxy Statement.

THE COMPENSATION COMMITTEE
Jolene Sarkis, Chairperson
Neil F. Dimick
A. Robert Pisano
David P. White

COMPENSATION COMMITTEE
INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee members whose names appear on the Compensation Committee Report above served as members of the Compensation Committee for all of fiscal 2022, other than Mr. White who was appointed in January 2022. Michael Wargotz was a member of the Compensation Committee until his service on the Board terminated in October 2021. No member of the Compensation Committee at any time during fiscal 2022 was an executive officer or employee of the Company during or prior to fiscal 2022, or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during fiscal 2022.

EXECUTIVE COMPENSATION TABLES FOR FISCAL 2022

Summary Compensation Table — Fiscal 2020 to 2022

The following table presents information regarding compensation of our NEOs for services rendered during fiscal years 2020, 2021 and 2022. Unless otherwise noted, the footnote disclosures apply to fiscal 2022 compensation. For an explanation of the amounts included in the table for fiscal 2020 or 2021, please see the footnote disclosures in our Proxy Statement for the corresponding fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Kate W. Duchene President and Chief Executive Officer	2022	700,000	0	1,799,965	0	2,100,000	0	24,572	4,624,537
	2021	700,000	0	1,349,996	0	836,000	0	24,775	2,910,771
	2020	693,654	0	0	427,580	745,000	0	23,977	1,890,211
Jennifer Y. Ryu Executive Vice President	2022	395,962	0	399,964	0	980,000	0	26,159	1,802,085
	2021	375,000	0	359,990	0	391,000	0	19,216	1,145,206
	2020	338,231	0	152,900	114,171	229,000	0	36,876	871,178
Timothy L. Brackney President and Chief Operating Officer	2022	500,000	0	1,299,983	0	1,680,000	0	23,689	3,503,672
	2021	500,000	0	999,992	0	613,000	0	27,401	2,140,393
	2020	511,539	500,000	0	235,169	347,000	0	23,977	1,617,685

(1)	The amounts reported in columns (e) and (f) of the table above reflect the fair value on the grant date of the stock awards and option awards, respectively, granted to our NEOs in the applicable fiscal year. These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company’s financial statements. For a discussion of the assumptions and methodologies used to value the awards reported in these columns, please see (i) for fiscal 2022, the discussion of restricted stock unit and performance stock unit awards contained in Note 15 (Stock-Based Compensation Plans) to the Company’s Consolidated Financial Statements, included as part of the Fiscal 2022 Annual Report, and (ii) similar Stock Based Compensation Plan notes contained in the Company’s Consolidated Financial Statements filed on Form 10-K for prior fiscal years as to the stock and option awards granted in those years. The amounts included in the Summary Compensation Table above, and in the tables below in this footnote, may not be indicative of the realized value of the awards if they vest.
As discussed in the CD&A, in fiscal 2022, the Company granted PSUs to the NEOs that vest, in part, based on the Company’s performance. As required by the applicable SEC rules, the accounting fair value of the PSUs awarded in fiscal 2022 was determined based on the probable outcome (determined as of the grant date of the awards, as the grant date of the awards is determined for accounting purposes) of the performance-based conditions applicable to the awards. For these purposes, as of the grant date of the awards (as determined for accounting purposes) we determined that the “target” level of performance was the probable outcome of the applicable performance-based conditions. Accordingly, for the PSUs, the accounting fair value is included for the NEOs as Stock Award compensation for the year in which the grant was made based on the “target” number of shares subject to the awards. Under the terms of the PSUs at grant, between 0% and 150% of the target number of shares subject to the awards can vest, based on performance and the other vesting conditions applicable to the awards. The following table presents the accounting fair value (determined as described above as of the grant date of the awards) of the PSUs awarded to the NEOs in fiscal 2022 under two sets of assumptions: (a) assuming that the target level of performance would be achieved as to the performance-based conditions and (b) assuming that the highest level of performance would be achieved (i.e. 150% of the target level).

Executive Officer	Grant Date Fair Value (Target level of Performance) ($)	Grant Date Fair Value (Maximum Level of Performance) ($)
Kate W. Duchene	899,983	1,349,974
Jennifer Y. Ryu	199,982	299,973
Timothy L. Brackney	649,992	974,987

(2)	The amounts reported in column (g) above represent amounts earned under the EIP for the applicable fiscal year.
(3)	The following table identifies the items reported in column (j) “All Other Compensation” for each NEO for fiscal 2022:

Executive Officer	Automobile Allowance ($)	401(k) Plan Matching Contribution ($)	Total ($)
Kate W. Duchene	15,000	9,572	24,572
Jennifer Y. Ryu	15,000	11,159	26,159
Timothy L. Brackney	15,000	8,689	23,689

Description of Employment Agreements — Cash Compensation

We have entered into employment agreements or employment letter agreements with each of the NEOs. The salary and bonus terms of each agreement are briefly described below. Provisions of these agreements relating to outstanding equity incentive awards, if any, and post-termination of employment benefits are discussed below under the applicable sections of this Proxy Statement.

Kate W. Duchene. On February 3, 2020, we entered into a new employment agreement with Ms. Duchene, which we amended by a letter agreement on January 20, 2021. The February 2020 agreement supersedes Ms. Duchene’s prior employment agreement with the Company dated as of December 19, 2016. The February 2020 agreement provides for a three-year term of employment commencing on February 3, 2020 and ending with the close of business on February 2, 2023. Beginning on February 3, 2023, and on each February 3 thereafter, the term automatically extends for an additional year unless either party provides notice that the term will not be extended. The agreement provides for Ms. Duchene to receive an annualized base salary of $700,000, subject to annual review by the Board. Based on its review, the Board has the discretion to increase (but not reduce) the base salary each year. The agreement also provides for Ms. Duchene to participate in any annual incentive plans maintained by the Company for its executive officers generally, and that she will be eligible to receive equity award grants on such terms and conditions as determined from time to time by the Board. In addition, the agreement provides that Ms. Duchene is entitled to participate in any retirement, health and welfare and other fringe benefit plans and programs maintained by the Company for its executive officers generally.

Jennifer Y. Ryu. On February 3, 2020, we entered into an employment agreement with Ms. Ryu. The agreement provides for a three-year term of employment commencing on February 3, 2020 and ending with the close of business on February 2, 2023. Beginning on February 3, 2023, and on each February 3 thereafter, the term automatically extends for an additional year unless either party provides notice that the term will not be extended. The agreement provides for Ms. Ryu to receive an annualized base salary of $375,000. The Chief Executive Officer, in consultation with the Board, has discretion to increase (but not reduce) Ms. Ryu’s base salary. The agreement also provides for Ms. Ryu to participate in any annual incentive plans maintained by the Company for its executive officers generally, and that she will be eligible to receive equity award grants on such terms and conditions as determined from time to time by the Board. In addition, the agreement provides that Ms. Ryu is entitled to participate in any retirement, health and welfare and other fringe benefit plans and programs maintained by the Company for its executive officers generally.

Timothy L. Brackney. On February 21, 2020, we entered into a new employment agreement with Mr. Brackney. The February 2020 agreement supersedes Mr. Brackney’s prior employment agreement with the Company dated as of April 3, 2019. The February 2020 agreement provides for a three-year term of employment commencing on February 21, 2020 and ending with the close of business on February 20, 2023. Beginning on February 21, 2023, and on each February 21 thereafter, the term automatically extends for an additional year unless either party provides notice that the term will not be extended. The agreement provides for Mr. Brackney to receive an annualized base salary of $500,000. The Chief Executive Officer, in consultation with the Board, has discretion to increase (but not reduce) Mr. Brackney’s base salary.

The agreement also provides for Mr. Brackney to participate in any annual incentive plans maintained by the Company for its executive officers generally, and that he will be eligible to receive equity award grants on such terms and conditions as determined from time to time by the Board. In addition, the agreement provides that Mr. Brackney is entitled to participate in any retirement, health and welfare and other fringe benefit plans and programs maintained by the Company for its executive officers generally.

Grants of Plan-Based Awards in Fiscal 2022

The following table presents information regarding (i) the RSU and PSU awards granted to NEOs in fiscal 2022, and (ii) potential threshold, target and maximum amounts payable under the NEOs’ annual incentive compensation opportunity under the EIP for fiscal 2022. The material terms of each of these compensation opportunities are described below and in the “Compensation Discussion and Analysis” section above.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum $	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Kate W. Duchene	n/a	375,000	750,000	2,250,000	—	—	—	—	—
	11/11/2021	—	—	—	—	—	—	48,806	899,983
	11/11/2021	—	—	—	24,403	48,806	73,209	—	899,983
Jennifer Y. Ryu	n/a	175,000	350,000	1,050,000	—	—	—	—	—
	11/11/2021	—	—	—	—	—	—	10,845	199,982
	11/11/2021	—	—	—	5,422	10,845	16,268	—	199,982
Timothy L. Brackney	n/a	275,000	550,000	1,650,000	—	—	—	—	—
	11/11/2021	—	—	—	—	—	—	35,249	649,992
	11/11/2021	—	—	—	17,624	35,249	52,874	—	649,992

(1)	Amounts reported represent the potential amounts payable to participating NEO under the EIP for fiscal 2022 at threshold, target and maximum performance levels. The actual amounts payable to each NEO under the EIP for fiscal 2022 are reported in column (g) (Non-Equity Incentive Plan Compensation) of the “Summary Compensation Table — Fiscal 2020 — 2022” above.
(2)	The amounts reported in column (j) of the table above reflect the fair value of these RSU and PSU awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of our consolidated financial statements. For a discussion of the assumptions and methodologies used to calculate the amounts reported in column (j), please see footnote (1) to the “Summary Compensation Table — Fiscal 2020 — 2022” above.

Description of Plan-Based Awards

For information on the RSU and PSU awards and non-equity incentive plan awards granted to our NEOs for fiscal 2022, please see the discussion in the “Compensation Discussion and Analysis” section above under the heading “Elements of Pay for Named Executive Officers — Long-Term Incentive Awards” and “Annual Incentive Compensation.” Also see the “Potential Payments Upon Termination or Change in Control” section below for the consequences of certain change in control or other corporate transactions or certain terminations of employment with respect to these awards.

Outstanding Equity Awards at Fiscal 2022 Year-End

The following table presents information regarding the outstanding equity awards held by each NEO as of May 28, 2022, the end of fiscal 2022.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units Or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value Of Unearned Shares, Units Or Other Rights That Have Not Vested ($) (3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Kate W. Duchene	5/28/2013	35,000	—	11.05	5/28/2023	—	—	—	—
	6/2/2014	40,000	—	12.18	6/2/2024	—	—	—	—
	8/31/2015	38,000	—	15.69	8/31/2025	—	—	—	—
	9/9/2016	38,000	—	14.52	9/9/2026	—	—	—	—
	11/3/2017	75,000	—	15.80	11/3/2027	—	—	—	—
	10/5/2018	63,750	21,250	18.96	10/5/2028	—	—	—	—
	9/17/2019	50,000	50,000	17.44	9/17/2029	—	—	—	—
	11/12/2020	—	—	—	—	91,951	1,671,669	—	—
	11/11/2021	—	—	—	—	49,614	901,983	—	—
	11/11/2021	—	—	—	—	—	—	74,421	1,352,974
Jennifer Y. Ryu	9/17/2019	7,500	7,500	17.44	9/17/2029	—	—	—	—
	2/4/2020	7,500	7,500	15.29	2/4/2030	—	—	—	—
	2/4/2020	—	—	—	—	5,000	90,900	—	—
	11/12/2020	—	—	—	—	24,520	445,774	—	—
	11/11/2021	—	—	—	—	11,025	200,435	—	—
	11/11/2021	—	—	—	—	—	—	16,537	300,643
Timothy L. Brackney	5/28/2013	1,500	—	11.05	5/28/2023	—	—	—	—
	6/2/2014	2,000	—	12.18	6/2/2024	—	—	—	—
	8/31/2015	25,000	—	15.69	8/31/2025	—	—	—	—
	9/9/2016	30,000	—	14.52	9/9/2026	—	—	—	—
	11/3/2017	35,000	—	15.80	11/3/2027	—	—	—	—
	10/5/2018	37,500	12,500	18.96	10/5/2028	—	—	—	—
	9/17/2019	27,500	27,500	17.44	9/17/2029	—	—	—	—
	11/12/2020	—	—	—	—	68,111	1,238,258	—	—
	11/11/2021	—	—	—	—	35,833	651,444	—	—
	11/11/2021	—	—	—	—	—	—	53,749	977,157

(1)	Subject to each NEO’s continued employment, each stock option grant was scheduled to become vested and exercisable over a four-year period, with one-fourth of each option grant becoming vested and exercisable on each of the first four anniversaries of the grant date of the option. The grant date of each option is included in the table above under column (b). All unexercised options expire ten years from the date of grant. As described in the “Potential Payments upon Termination or Change in Control” section below, all or a portion of each option grant may vest earlier in connection with certain change in control or other corporate transactions or certain terminations of employment.

(2)	Subject to each NEO’s continued employment, each restricted stock or RSU award was scheduled to become vested over a four-year period, with one-fourth of each award becoming vested on each of the first four anniversaries of the grant date of the award. The grant date of each restricted stock or RSU award is included in the table above under column (b). The number of RSUs set forth in the table above includes dividend equivalents credited with respect to such award as of fiscal year end. As described in the “Potential Payments upon Termination or Change in Control” section below, all or a portion of each restricted stock or restricted stock unit award may vest earlier in connection with certain change in control or other corporate transactions or certain terminations of employment.
(3)	The market value of stock awards reported in column (h) or (j) is computed by multiplying the applicable number of shares of stock reported in column (g) or (i), by $18.18, the closing market price of the Company’s common stock on May 27, 2022, the last trading day of fiscal 2022.

(4)	Subject to each NEO’s continued employment, each PSU award will vest at the end of a three-year performance period based on the Company’s Revenue and Adjusted EBITDA Percentage achieved for the performance period. The number of PSUs that vest will range from 0-150% of the target number of shares subject to the award. The amounts presented in the table above reflect the maximum number of shares subject to the award and also includes dividend equivalents credited with respect to such award as of fiscal year end. As described in the “Potential Payments upon Termination or Change in Control” section below, all or a portion of each PSU award may vest earlier in connection with certain change in control or other corporate transactions or certain terminations of employment.

Option Exercises and Stock Vested in Fiscal 2022

The following table summarizes the stock options that were exercised and stock awards that vested during fiscal 2022 that were previously granted to our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
(a)	(b)	(c)	(d)	(e)
Kate W. Duchene	35,000	137,903	30,149	563,786
Jennifer Y. Ryu	—	—	10,539	193,979
Timothy L. Brackney	—	—	22,333	417,627

(1)	The dollar amounts shown for stock options in column (c) above are determined by multiplying (i) the number of shares of our common stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of our common stock on the exercise date and the exercise price of the options.

(2)	The dollar amounts shown in column (e) above are determined by multiplying the number of shares or units (including any dividend equivalent rights), as applicable, that vested by the per-share closing price of our common stock on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following section describes the benefits that may become payable to the NEOs in connection with certain terminations of their employment with the Company and/or a change in control of the Company. All such benefits will be paid or provided by the Company.

Severance Benefits

The following sections describe the severance benefits provided under each of the NEOs’ employment agreements. The agreements with Mses. Duchene and Ryu and Mr. Brackney also include restrictive covenants including an indefinite confidentiality covenant, one-year post-termination non-solicitation of employees and consultants covenant, and non-interference with business relationships covenant in favor of the Company.

Kate W. Duchene

Termination Without Cause or for Good Reason; Non-Renewal of Agreement Term. In the event that Ms. Duchene’s employment is terminated by the Company without “cause” or by Ms. Duchene for “good reason” (as such terms are defined in her employment agreement), Ms. Duchene will be entitled to receive a lump sum cash payment equal to (a) three times the sum of her then current annual base salary plus target annual incentive bonus, (b) her earned and unpaid annual bonus for the prior fiscal year, if any, and (c) a pro-rated portion of the annual bonus she would have received for the year her employment terminates if her employment had not terminated. In addition, Ms. Duchene will generally be entitled to (x) continued participation in the Company’s group health plans at the Company’s expense for up to two years following her termination of employment (or a lump sum payment to procure substantially similar health coverage) and (y) full vesting of her then-outstanding and unvested equity awards (with the accelerated vesting of performance-based awards to be determined by the terms of the applicable award agreement). Any outstanding options will remain exercisable for the term of the award. In the event that the Company elects not to extend the term of Ms. Duchene’s employment agreement, Ms. Duchene would be entitled to the benefits set forth above. Ms. Duchene’s right to receive any of these severance benefits is subject to her providing a release of claims to the Company. Ms. Duchene’s employment agreement does not provide for a tax “gross-up” payment.

Should benefits payable to Ms. Duchene trigger excise taxes under Section 4999 of the Internal Revenue Code, Ms. Duchene will either be entitled to the full amount of her benefits or, if a cut-back in the benefits would result in greater net (after-tax) benefit to Ms. Duchene, the benefits will be cut-back to the extent necessary to avoid such excise taxes.

Death or Disability. In the event that Ms. Duchene’s employment terminates due to her death or disability, Ms. Duchene (or her estate) will be entitled to receive a lump sum cash payment equal to the sum of (a) one year’s base salary, (b) her earned and unpaid annual bonus for the prior fiscal year, if any, and (c) a pro-rated portion of her target annual incentive compensation for the fiscal year in which the termination occurs. In addition, Ms. Duchene would be entitled to full vesting of her then-outstanding and unvested equity awards, which will remain exercisable for three years (or until the expiration date of the award, if sooner).

Jennifer Y. Ryu

Termination Without Cause or for Good Reason; Non-Renewal of Agreement Term. In the event that Ms. Ryu’s employment is terminated by the Company without “cause” or by Ms. Ryu for “good reason” (as such terms were defined in her employment agreement), Ms. Ryu will be entitled to receive a lump sum cash payment equal to (a) one and one-half times her then current annual base salary rate plus target annual incentive bonus and (b) her earned and unpaid annual bonus for the prior fiscal year, if any. In addition, Ms. Ryu will generally be entitled to (x) continued participation in the Company’s group health plans at the Company’s expense for up to eighteen months following her termination of employment (or a lump sum payment to procure substantially similar health coverage) and (y) full vesting of her then-outstanding and unvested equity awards, which, if applicable, will remain exercisable for the term of the award. In the event that the Company elects not to extend the term of Ms. Ryu’s employment agreement, Ms. Ryu would be entitled to the benefits set forth above. Ms. Ryu’s right to receive any of these severance benefits is subject to her providing a release of claims to the Company. Ms. Ryu’s employment agreement does not provide for a tax “gross-up” payment.

Should benefits payable to Ms. Ryu trigger excise taxes under Section 4999 of the Internal Revenue Code, Ms. Ryu will either be entitled to the full amount of her benefits or, if a cut-back in the benefits would result in greater net (after-tax) benefit to Ms. Ryu, the benefits will be cut-back to the extent necessary to avoid such excise taxes.

Death or Disability. In the event that Ms. Ryu’s employment terminates due to her death or disability, Ms. Ryu (or her estate) will be entitled to receive (a) her earned and unpaid annual bonus for the prior fiscal year, if any, and (b) a pro-rated portion of her target annual incentive compensation for the fiscal year in which the termination occurs. In addition, Ms. Ryu would be entitled to full vesting of her then-outstanding and unvested equity awards, which, if applicable, will remain exercisable for three years (or until the expiration date of the award, if sooner).

Timothy L. Brackney

Termination Without Cause or for Good Reason; Non-Renewal of Agreement Term. In the event that Mr. Brackney’s employment is terminated by the Company without “cause” or by Mr. Brackney for “good reason” (as such terms are defined in his employment agreement), he will be entitled to receive a lump sum cash payment equal to (a) two times his then current annual base salary rate plus target annual incentive bonus and (b) his earned and unpaid annual bonus for the prior fiscal year, if any. In addition, Mr. Brackney will generally be entitled to (x) continued participation in the Company’s group health plans at the Company’s expense for up to two years following the termination of his employment (or a lump sum payment to procure substantially similar health coverage) and (y) full vesting of his then-outstanding and unvested equity awards, which will remain exercisable for the term of the award. In the event that the Company elects not to extend the term of Mr. Brackney’s employment agreement, Mr. Brackney would be entitled to the benefits set forth above. Mr. Brackney’s right to receive any of these severance benefits is subject to his providing a release of claims to the Company. Mr. Brackney’s employment agreement does not provide for a tax “gross-up” payment.

Should benefits payable to Mr. Brackney trigger excise taxes under Section 4999 of the Internal Revenue Code, Mr. Brackney will either be entitled to the full amount of his benefits or, if a cut-back in the benefits would result in greater net (after-tax) benefit to Mr. Brackney, the benefits will be cut-back to the extent necessary to avoid such excise taxes.

Termination for Good Reason in Connection with a Change in Control. In the event that Mr. Brackney’s employment is terminated by Mr. Brackney for “good reason” and such good reason exists because of a “Change of Control” (as such terms are defined in his employment agreement), he will be entitled to the same severance set forth above, except the severance multiplier set forth in clause (a) above shall be three times his then current annual base salary rate plus target annual incentive bonus.

Death or Disability. In the event that Mr. Brackney’s employment terminates due to his death or disability, he (or his estate) will be entitled to receive a lump sum cash payment equal to the sum of (a) one year’s base salary, (b) his earned and unpaid annual bonus for the prior fiscal year, if any, and (c) a pro-rated portion of his target annual incentive compensation for the fiscal year in which the termination occurs. In addition, Mr. Brackney would be entitled to full vesting of his then-outstanding and unvested equity awards, which will remain exercisable for three years (or until the expiration date of the award, if sooner).

Equity Awards

The 2020 Plan generally provides that, in the event that outstanding stock awards and stock options granted by the Company are not substituted or assumed in connection with certain corporate transactions where the Company does not survive (or does not survive as a publicly-traded company), these awards would generally become fully vested in advance of being terminated in connection with the transaction. In addition, each of the NEOs’ employment agreements provide that all then-outstanding equity awards will be deemed immediately vested upon (or immediately prior to) a change in control of the Company.

The PSU award agreements provide that in the event that an NEO’s employment terminates prior to the end of the performance period by the Company without “cause,” by the NEO for “good reason,” or due to the NEO’s death or “permanent disability” (in each case, as defined in the NEO’s employment agreement), then the “target” number of PSUs (including any previously credited dividend equivalents) shall be deemed vested as of the date of such termination, subject to the NEO providing the Company with a general release of claims. The PSU award agreements provide that in the event of a “change in control event” (as such term is defined in the award agreement) that occurs prior to the end of the performance period, the performance period will end in connection with such event and the PSUs will be deemed vested as of the date of the change in control event, with the number of shares vesting determined as the greater of (i) the “target” number of PSUs (including any previously credited dividend equivalents) or (ii) the number of PSUs that would have vested based on the Company’s actual performance through the date of the change in control event (with the revenue goals pro-rated for the number of days in the shortened performance period).

Estimated Severance and Change in Control Benefits

The following table presents the Company’s estimate of the amount of the benefits to which each of our NEOs would have been entitled had the executive’s employment with the Company terminated under the circumstances described above, or had a change in control of the Company occurred, on May 28, 2022. For purposes of this table, we have assumed that the price per share of the Company’s common stock is equal to $18.18, the closing price per share on May 27, 2022 (the last trading day of fiscal 2022).

Name	Trigger	Cash Severance ($)	Continued Health Benefits ($)	Equity Awards ($) (1)	Incentive Compensation ($) (2)	Total ($)
Kate W. Duchene	Termination without Cause, for Good Reason or Election by Company Not to Renew	4,350,000	52,129	3,512,633	2,100,000	10,014,762
	Death or Disability	700,000	—	3,512,633	2,100,000	6,312,633
	Change in Control — No Termination of Employment	—	—	3,774,209	—	3,774,209
Jennifer Y. Ryu	Termination without Cause, for Good Reason or Election by Company Not to Renew	1,125,000	—	964,755	—	2,089,755
	Death or Disability	—	—	964,755	980,000	1,944,755
	Change in Control — No Termination of Employment	—	—	1,022,879	—	1,022,879
Timothy L. Brackney	Termination without Cause, for Good Reason or Election by Company Not to Renew	2,200,000	51,245	2,561,488	—	4,812,733
	Death or Disability	500,000	—	2,561,488	1,680,000	4,741,488
	Change in Control — No Termination of Employment	—	—	2,750,405	—	2,750,405
	Change in Control — Termination for Good Reason	3,300,000	51,245	2,750,405	—	6,101,650

(1)	This column reports the intrinsic value of the unvested portions of the executive’s outstanding and unvested equity awards that would have accelerated in the circumstances had the event occurred on May 28, 2022. For options, this value is calculated by multiplying the amount (if any) by which $18.18, the closing price per share on May 27, 2022 (the last trading day of fiscal 2022), exceeds the per share exercise price of the option by the number of shares subject to the accelerated portion of the option. For restricted stock, RSUs and PSUs, this value is calculated by multiplying the number of shares or units that would accelerate and vest by $18.18. For a Termination without Cause, for Good Reason or Election by the Company Not to Renew, or due to Death or Disability, that was not in connection with a Change in Control, the PSUs were deemed to vest at the “target” level of performance. For a Change in Control, the PSUs were deemed to vest at 129% of the “target” level of performance as that is the estimated vesting level that would have been achieved had the performance period under the PSUs ended as of May 28, 2022.
(2)	This column represents the pro-rata bonus award for fiscal 2022 that becomes payable to the NEO as stated in their employment agreement based on each severance trigger set forth in the “Trigger” column. Therefore, this column reflects the actual amounts earned for fiscal 2022 by the executive.

CEO PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is providing the following disclosure about the relationship of the median of the total annual compensation of all of our employees (other than our Chief Executive Officer) to the total annual compensation of Ms. Duchene, our President and Chief Executive Officer. We believe the pay ratio disclosed below is a reasonable estimate calculated in a matter consistent with Item 402(u) of Regulation S-K. SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and exclusions and to make reasonable assumptions and estimates and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

For fiscal 2022:

•	The median of the annual total compensation (with total compensation for this purpose determined on the same basis as used to determine the “Total” compensation of our NEOs as reported in the Summary Compensation Table) for fiscal 2022 of all of our employees, other than Ms. Duchene, was $105,208.

•	Ms. Duchene’s annual total compensation for fiscal 2022, as reported in the Total column of the Summary Compensation Table, was $4,624,537.

•	Based on this information, the ratio of the annual total compensation of Ms. Duchene to the median of the annual total compensation of all of our employees (other than Ms. Duchene) is estimated to be 43.9 to 1.

Applicable SEC rules permit us to use the same median employee in calculating the pay ratio above as the median employee we identified in 2021 in presenting the pay ratio in our proxy statement for our annual meeting of stockholders held in 2021 (the “2021 median employee”) if there have been no changes that we reasonably believe would significantly affect this pay ratio disclosure and to substitute another employee for the median employee in certain circumstances. We believe that there have been no changes to our employee population or compensation arrangements that would result in a significant change to the pay ratio disclosure. Accordingly, the median employee used in calculating the pay ratio above was the 2021 median employee. After identifying the median employee using the above methodology, we calculated annual total compensation for that employee using the same methodology we use for our NEOs as set forth in the 2022 Summary Compensation Table.

PROPOSAL 4. ADVISORY VOTE ON THE COMPANY’S EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast a non-binding advisory vote on the compensation paid to our NEOs as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this Proxy Statement (including in the compensation tables and narratives accompanying those tables as well as the Compensation Discussion and Analysis). This advisory vote on executive compensation is commonly referred to as a “Say-on-Pay” vote.

We design our executive compensation programs to implement our core objectives of providing competitive pay, pay for performance, and alignment of management’s interests with the interests of long-term stockholders. Stockholders are encouraged to read the Compensation Discussion and Analysis section of this Proxy Statement for a more detailed discussion of how our compensation programs reflect our core objectives.

We believe stockholders should consider the following when voting on this proposal:

PAY FOR PERFORMANCE ORIENTATION

“At Risk” Compensation/Pay for Performance. A significant portion of each NEO’s compensation is “at risk” and tied to the Company’s attainment of our annual and long-term financial and business objectives, including retaining our team-oriented culture.

For fiscal 2022, approximately 79% of our Chief Executive Officer’s and Chief Operating Officer’s, and 65% of our Chief Financial Officer’s, target total direct compensation(12) was not guaranteed but rather was tied to metrics related to Company performance and/or stock price, and therefore meaningfully “at risk”. Furthermore, approximately half of our NEOs’ target total direct compensation is tied to the Company’s financial performance.

Base Salaries. The Company increased the base salary of our Chief Financial Officer to better align her base salary with the average base salary of the CFOs in the Company’s peer group. No other change was made to the base salaries of our other NEOs during fiscal 2022.

Annual Incentives. All of our NEOs participated in our EIP during fiscal 2022. The EIP reflects a pay for performance culture. Incentives are earned based on Company performance, measured by the Company’s Revenue and Adjusted EBITDA Percentage(13)(14), and individual qualitative performance criteria. If the Company does not achieve the threshold level of financial performance under the EIP, the amount payable under the qualitative performance criteria is capped at 50% of the target annual incentive. The maximum amount that may be earned under the EIP is 300% of the target annual incentive.

For fiscal 2022, the Compensation Committee set challenging performance goals that exceeded the Revenue and Adjusted EBITDA Percentage achieved under the EIP for fiscal 2021. Given the Company’s strong performance for fiscal 2022, the Company exceeded the “maximum” financial performance goals for both Revenue and Adjusted EBITDA Percentage performance, and as a result the quantitative multiplier under the EIP was equal to the maximum of 200% of the target annual incentive. The Compensation Committee also determined that each of our NEOs achieved each of their individual CRAVE goals for fiscal 2022 and displayed outstanding leadership through continued Pandemic recovery and a tightening labor market, resulting in the achievement of 140% of their EIP qualitative goals designated for fiscal 2022. Accordingly, the Compensation Committee awarded our NEOs annual cash incentives under the EIP for fiscal 2022 as follows:

•	Ms. Duchene, our President and Chief Executive Officer, was awarded a total annual incentive of $2,100,000, representing 93.3% of her maximum award opportunity or 280% of her target annual incentive opportunity;

(12)	Target total direct compensation means the NEO’s base salary, target annual cash incentive and grant date fair value (based on the value approved by the Compensation Committee and used to determine the target number of shares subject to the award) of annual long-term incentive awards granted to the NEO in fiscal 2022.
(13)	Adjusted EBITDA Percentage for purposes of the EIP is total revenue minus the cost of services sold and Selling, General and Administration expense adjusted for stock compensation, changes in contingent consideration, Board approved restructuring and any additional items deemed appropriate by the Audit Committee, divided by revenue.
(14)	See pages 30 and 32 of the Fiscal 2022 Annual Report for a discussion of the adjustments made and a reconciliation of those adjustments to net income, the most directly comparable GAAP financial measure, to compute Adjusted EBITDA.

•	Ms. Ryu, our Executive Vice President and Chief Financial Officer, was awarded a total annual incentive of $980,000, representing 93.3% of her maximum award opportunity or 280% of her target annual incentive opportunity; and
•	Mr. Brackney, our President and Chief Operating Officer, was awarded a total annual incentive of $1,680,000, representing 93.3% of his maximum award opportunity or 280% of his target annual incentive opportunity.

Performance-Based Long-Term Incentives. 50% of the NEOs’ annual equity incentive awards granted in fiscal 2022 were granted in the form of PSUs. The PSUs will be eligible to vest at the end of a three-year performance period based on the Company’s Revenue and Adjusted EBITDA Percentage achieved over the performance period. The total number of shares that may be earned for these PSUs will range from zero to 150% of the target number of shares based on performance over the performance period.

The remaining 50% of the NEOs’ annual equity incentive awards were granted in the form of time-based RSUs that vest over a four-year period. PSUs and RSUs align the interests of our NEOs with our stockholders and create a retention incentive over the vesting period. These awards were made pursuant to our 2020 Plan. No other long-term incentive awards were granted to our NEOs in fiscal 2022.

ALIGNMENT WITH LONG-TERM STOCKHOLDER INTERESTS

A substantial portion of our executive compensation is weighted toward variable, at-risk pay in the form of annual and long-term incentives.

The Company also maintains the following policies which we believe are in the best interests of stockholders:

•	Stock Ownership Guidelines. We focus our executives on long-term stockholder value by requiring our NEOs to own a considerable amount of the Company’s stock. See “Stock Ownership Guidelines for NEOs” in the “Compensation Discussion and Analysis” section above.
•	No Repricing. Our 2020 Plan expressly prohibits repricing awards without stockholder approval.
•	No Gross-Ups. The Company does not have tax “gross-up” provisions in any NEO’s employment agreement for excise taxes triggered in connection with a change in control of the Company.

COMPETITIVE PAY

The Compensation Committee annually compares our executive compensation levels and elements with compensation levels and elements for similar positions at the peer group of companies disclosed in the CD&A above.

Our peer group analysis (based on information that was publicly available at the time the Compensation Committee made the corresponding compensation decisions) reflects that our NEOs have base salary and total compensation levels (taking into account base salary, target annual incentive and grant date fair value of equity awards granted during the year) that are at or below the median of the peer group companies. We strive to pay for performance in line with Company results and Company-wide practices.

RECOMMENDATION

Our Board believes the Company’s executive compensation programs use appropriate structures and sound pay practices that are effective in achieving our core objectives. Our Board also believes that our executive compensation programs are reasonable in relation to comparable public and private companies in our industry. Accordingly, our Board recommends that you vote in favor of the following resolution:

“RESOLVED, that the compensation of the Company’s named executive officers as disclosed pursuant to the SEC’s executive compensation disclosure rules (which includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables) is hereby approved.”

This proposal to approve the compensation paid to our NEOs is advisory only and will not be binding, overrule any decision by, or create or imply any additional fiduciary duties for the Company or our Board. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for NEOs.

The Company’s current policy is to provide stockholders with an opportunity to approve the compensation of the NEOs each year at the annual meeting of stockholders. It is expected that the next such vote will occur at the 2023 annual meeting of stockholders.

The Board unanimously recommends that stockholders vote FOR Proposal 4 to approve, on an advisory basis, of the compensation of our NEOs as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules.

ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the web site maintained by the SEC at www.sec.gov, and on our website at www.rgp.com.

By order of the Board of Directors,

Lauren A. Elkerson
Chief Legal Officer and Corporate Secretary

September 6, 2022

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, ALL STOCKHOLDERS ARE REQUESTED TO PROMPTLY SUBMIT A PROXY OR VOTING INSTRUCTIONS TO INSTRUCT HOW YOUR SHARES ARE TO BE VOTED AT THE ANNUAL MEETING. IF YOU ATTEND AND VOTE YOUR SHARES AT THE ANNUAL MEETING, YOUR PROXY OR VOTING INSTRUCTIONS WILL NOT BE USED.

ANNEX A
RESOURCES CONNECTION, INC.

2019 EMPLOYEE STOCK PURCHASE PLAN

(As amended and restated on August 18, 2022)

The following constitute the provisions of the Resources Connection, Inc. 2019 Employee Stock Purchase Plan, as amended and restated (the “Plan”).

1.	PURPOSE

The purpose of this Plan is to assist Eligible Employees in acquiring a stock ownership interest in the Corporation, at a favorable price and upon favorable terms, pursuant to a plan which is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. This Plan is also intended to encourage Eligible Employees to remain in the employ of the Corporation (or a Subsidiary which may be designated by the Committee as “Participating Subsidiary”) and to provide them with an additional incentive to advance the best interests of the Corporation.

2.	DEFINITIONS

Capitalized terms used herein which are not otherwise defined shall have the following meanings.

“Account” means the bookkeeping account maintained by the Corporation, or by a recordkeeper on behalf of the Corporation, for a Participant pursuant to Section 7(a).

“Board” means the Board of Directors of the Corporation.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Commission” means the U.S. Securities and Exchange Commission.

“Committee” means the committee appointed by the Board to administer this Plan pursuant to Section 12.

“Common Stock” means the Common Stock, par value $0.01 per share, of the Corporation, and such other securities or property as may become the subject of Options pursuant to an adjustment made under Section 17.

“Compensation” means an Eligible Employee’s regular gross pay. Compensation includes any amounts contributed as salary reduction contributions to a plan qualifying under Section 401(k), 125 or 129 of the Code or to a substantially similar plan established by a Subsidiary outside the United States. Any other form of remuneration is excluded from Compensation, including (but not limited to) the following: severance pay, overtime payments, commissions, prizes, awards, relocation or housing allowances, income from share-based awards, auto allowances, tuition reimbursement, perquisites, non-cash compensation and other forms of imputed income, bonuses, incentive compensation, special payments, fees and allowances. Notwithstanding the foregoing, Compensation shall not include any amounts deferred under or paid from any nonqualified deferred compensation plan maintained by the Corporation or any Subsidiary. The Committee shall have the discretion to determine the application of this definition to Participants in any Non-US Sub Plan.

“Contributions” means all bookkeeping amounts credited to the Account of a Participant pursuant to Section 7(a).

“Corporation” means Resources Connection, Inc., a Delaware corporation, and its successors.

“Effective Date” means June 29, 2019, the date this Plan was adopted by the Board.

“Eligible Employee” means any employee of the Corporation, or of any Subsidiary which has been designated in writing by the Committee as a “Participating Subsidiary” (including any Subsidiaries which have become such after the date that this Plan is approved by the stockholders of the Corporation). Notwithstanding the foregoing, “Eligible Employee” shall not include any employee who has not been employed continuously by the Corporation or a Subsidiary for at least the 90 days immediately preceding and including the first day of the applicable Offering Period.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time.

“Exercise Date” means, with respect to an Offering Period, the last day of that Offering Period.

“Fair Market Value” on any date means:

(a)	if the Common Stock is listed or admitted to trade on a national securities exchange, the closing price of a Share on such date on the principal national securities exchange on which such stock is so listed or admitted to trade, on such date, or, if there is no trading of the Common Stock on such date, then the closing price of a Share on such exchange on the next preceding date on which there was trading in the Shares; or

(b)	in the absence of exchange data required to determine Fair Market Value pursuant to the foregoing, the value as established by the Committee as of the relevant time for purposes of this Plan.

“Grant Date” means the first day of each Offering Period, as determined by the Committee and announced to potential Eligible Employees.

“Offering Period” means the six-consecutive month period commencing on each Grant Date; provided, however, that the Committee may declare, as it deems appropriate and in advance of the applicable Offering Period, a shorter (not to be less than three months) Offering Period or a longer (not to exceed 27 months) Offering Period; provided further that the Grant Date for an Offering Period may not occur on or before the Exercise Date for the immediately preceding Offering Period.

“Option” means the stock option to acquire Shares granted to a Participant pursuant to Section 8.

“Option Price” means the per share exercise price of an Option as determined in accordance with Section 8(b).

“Parent” means any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation in which each corporation (other than the Corporation) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one or more of the other corporations in the chain.

“Participant” means an Eligible Employee who has elected to participate in this Plan and who has filed a valid and effective Subscription Agreement to make Contributions pursuant to Section 6.

“Plan” means this Resources Connection, Inc. 2019 Employee Stock Purchase Plan, as amended from time to time.

“Rule 16b-3” means Rule 16b-3 as promulgated by the Commission under Section 16, as amended from time to time.

“Share” means a share of Common Stock.

“Subscription Agreement” means the written enrollment agreement or applicable electronic form of enrollment agreement filed by an Eligible Employee with the Corporation (or its designee) pursuant to Section 6 to participate in this Plan.

“Subsidiary” means any corporation (other than the Corporation) in an unbroken chain of corporations (beginning with the Corporation) in which each corporation (other than the last corporation) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one or more of the other corporations in the chain.

“Tax-Related Items” means any U.S. and non-U.S. federal, provincial, state and/or local taxes (including, without limitation, income tax, social insurance contributions, fringe benefit tax, employment tax, stamp tax and any employer tax liability which has been transferred to a Participant) for which a Participant is liable in connection with his or her participation in the Plan.

3.	ELIGIBILITY

Any person employed as an Eligible Employee as of a Grant Date shall be eligible to participate in this Plan during the Offering Period in which such Grant Date occurs, subject to the Eligible Employee satisfying the requirements of Section 6.

4.	STOCK SUBJECT TO THIS PLAN; SHARE LIMITATIONS

(a)	Aggregate Share Limit. Subject to the provisions of Section 17, the capital stock that may be delivered under this Plan will be shares of the Corporation’s authorized but unissued Common Stock and any of its shares of Common Stock held as treasury shares. The maximum number of Shares that may be delivered pursuant to Options granted under this Plan is 3,325,000 Shares, subject to adjustments pursuant to Section 17.

In the event that all of the Shares made available under this Plan are subscribed prior to the expiration of this Plan, this Plan shall terminate at the end of that Offering Period and the Shares available shall be allocated for purchase by Participants in that Offering Period on a pro-rata basis determined with respect to Participants’ Account balances.

(b)	Individual Share Limit. The maximum number of Shares that any one individual may acquire upon exercise of his or her Option with respect to any one Offering Period is 3,000, subject to adjustments pursuant to Section 17 (the “Individual Limit”); provided, however, that the Committee may amend such Individual Limit, effective no earlier than the first Offering Period commencing after the adoption of such amendment, without stockholder approval. The Individual Limit shall be proportionately adjusted for any Offering Period of less than six months, and may, at the discretion of the Committee, be proportionately increased for any Offering Period of greater than six months.

(c)	Shares Not Actually Delivered. Shares that are subject to or underlie Options, which for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall again, except to the extent prohibited by law, be available for subsequent Options under this Plan.

5.	OFFERING PERIODS

During the term of this Plan, the Corporation will offer Options to purchase Shares in each Offering Period to all Participants in that Offering Period. Unless otherwise specified by the Committee in advance of the Offering Period, an Offering Period that commences on or about July 16 will end the following January 15 and an Offering Period that commences on or about January 16 will end the following July 15. Each Option shall become effective on the Grant Date of that Offering Period. The term of each Option shall be the duration of the related Offering Period and shall end on the Exercise Date of that Offering Period. The first Offering Period shall commence on a date specified by the Committee which shall be no earlier than the Effective Date. Offering Periods shall continue until this Plan is terminated in accordance with Section 18 or 19, or, if earlier, until no Shares remain available for Options pursuant to Section 4.

6.	PARTICIPATION

(a)	Enrollment. An Eligible Employee may become a participant in this Plan by completing a Subscription Agreement on a form approved by and in a manner prescribed by the Committee (or its delegate). To become effective, a Subscription Agreement must be signed (which may include electronic signature or electronic acceptance in accordance with the enrollment procedures prescribed under this Plan) by the Eligible Person and filed with the Corporation (or its designee) in the manner and at the time specified by the Committee, but in all cases prior to the start of the Offering Period with respect to which it is to become effective, and must set forth a whole percentage (or, if the Committee so provides, a stated amount) of the Eligible Employee’s Compensation to be credited to the Participant’s Account as Contributions each pay period.

(b)	Contribution Limits. Notwithstanding the foregoing, a Participant’s Contribution election shall be subject to the following limitations:

(i)	the $25,000 annual limitation set forth in Section 8(c);

(ii)	a Participant may not elect to contribute more than fifteen percent (15%) of his or her Compensation each pay period as Plan Contributions; and

(iii)	such other limits, rules, or procedures as the Committee may prescribe.

(c)	Content and Duration of Subscription Agreements. Subscription Agreements shall contain the Eligible Employee’s authorization and consent to the Corporation’s or a Subsidiary's (as applicable) withholding from his or her Compensation the amount of his or her Contributions. An Eligible Employee’s Subscription Agreement, and his or her participation election and withholding consent thereon, shall remain valid for all Offering Periods until (i) the Eligible Employee’s participation terminates pursuant to the terms hereof, (ii) the Eligible Employee files a new Subscription Agreement that becomes effective, or (iii) the Committee requires that a new Subscription Agreement be executed and filed with the Corporation.

7.	METHOD OF PAYMENT OF CONTRIBUTIONS

(a)	Participation Account. The Corporation shall maintain on its books, or cause to be maintained by a recordkeeper, an Account in the name of each Participant. The percentage of Compensation elected to be applied as Contributions by a Participant shall be deducted from such Participant’s Compensation on each payday during the period for payroll deductions set forth below and such payroll deductions shall be credited to that Participant’s Account as soon as administratively practicable after such date. A Participant may not make any additional payments to his or her Account. A Participant’s Account shall be reduced by any amounts used to pay the Option Price of Shares acquired, or by any other amounts distributed pursuant to the terms hereof. If so specifically provided by the Committee in advance of an Offering Period (including, without limitation, if payroll deductions are not permissible or problematic under applicable law), in addition to or instead of making Contributions by payroll deductions, a Participant in a Non-US Sub Plan, if permitted by the Committee and only on terms to be determined by the Committee, may make Contributions through the payment by cash, check or wire transfer prior to the applicable Exercise Date.

(b)	Commencement of Payroll Deductions. Payroll deductions with respect to an Offering Period shall commence as of the first day of the payroll period which coincides with or immediately follows the applicable Grant Date and shall end on the last day of the payroll period which coincides with or immediately precedes the applicable Exercise Date, unless sooner terminated by the Participant as provided in this Section 7 or until his or her Plan participation terminates pursuant to Section 11.

(c)	Withdrawal During an Offering Period. A Participant may terminate his or her Contributions during an Offering Period (and receive a distribution of the balance of his or her Account in accordance with Section 11) by completing and filing with the Corporation (or its designee), in such form and on such terms as the Committee (or its delegate) may prescribe, a written withdrawal form or applicable electronic withdrawal form which shall be completed by the Participant. Such termination shall be effective as soon as administratively practicable after its receipt by the Corporation. A withdrawal election pursuant to this Section 7(c) with respect to an Offering Period shall only be effective, however, if it is received by the Corporation prior to the Exercise Date of that Offering Period. Partial withdrawals of Accounts, and other modifications or suspensions of Subscription Agreements, except as provided in Section 7(d) or 7(e), are not permitted.

(d)	Change in Contribution Elections for the Following Offering Period. A Participant may discontinue, increase, or decrease the level of his or her Contributions (within Plan limits) by completing and filing with the Corporation (or its designee), on such terms as the Committee (or its delegate) may prescribe, a new Subscription Agreement which indicates such election. Subject to any additional timing requirements that the Committee may impose, an election pursuant to this Section 7(d) shall be effective with the first Offering Period that commences after the Corporation’s receipt of such election.

(e)	Discontinuing Contributions During an Offering Period. A Participant may discontinue (but not increase or otherwise decrease) the level of his or her Contributions, by filing with the Corporation (or its designee), on such terms as the Committee (or its delegate) may prescribe, a new Subscription Agreement which indicates such election. An election pursuant to this Section 7(e) shall be effective no earlier than the first payroll period that starts after the Corporation’s receipt of such election.

8.	GRANT OF OPTION

(a)	Grant Date; Number of Shares. On each Grant Date, each Eligible Employee who is a Participant during that Offering Period shall be granted an Option to purchase a number of Shares. The Option shall be exercised on the Exercise Date. The number of Shares subject to the Option shall be determined by dividing the Participant’s Account balance as of the applicable Exercise Date by the Option Price.

(b)	Option Price. The Option Price per Share of the Shares subject to an Option for an Offering Period shall be the lesser of: (i) 85% of the Fair Market Value of a Share on the Grant Date of that Offering Period or (ii) 85% of the Fair Market Value of a Share on the Exercise Date of that Offering Period; provided, however, that the Committee may provide prior to the start of any Offering Period that the Option Price for that Offering Period shall be determined by applying a discount amount (not to exceed 15%) to either (1) the Fair Market Value of a Share on that Grant Date of that Offering Period, or (2) the Fair Market Value of a Share on the Exercise Date of that Offering Period, or (3) the lesser of the Fair Market Value of a Share on the Grant Date of that Offering Period or the Fair Market Value of a Share on the Exercise Date of that Offering Period. Notwithstanding anything to the contrary in the preceding provisions of this Section 8(b), in no event shall the Option Price per share be less than the par value of a Share.

(c)	Limit on Share Purchases. Notwithstanding anything else contained herein, a person who is otherwise an Eligible Employee shall not be granted any Option (or any Option granted shall be subject to compliance with the following limitations) or other right to purchase Shares under this Plan to the extent:

(i)	it would, if exercised, cause the person to own “stock” (within the meaning of Section 423(b)(3) of the Code) possessing 5% or more of the total combined voting power or value of all classes of stock of the Corporation, or of any Parent, or of any Subsidiary; or

(ii)	such Option causes such individual to have rights to purchase stock under this Plan and any other plan of the Corporation, any Parent, or any Subsidiary which is qualified under Section 423 of the Code which accrue at a rate which exceeds $25,000 of the fair market value of the stock of the Corporation, of any Parent, or of any Subsidiary (determined at the time the right to purchase such Stock is granted, before giving effect to any discounted purchase price under any such plan) for each calendar year in which such right is outstanding at any time.

For purposes of the foregoing, a right to purchase stock accrues when it first becomes exercisable during the calendar year. In determining whether the stock ownership of an Eligible Employee equals or exceeds the 5% limit set forth above, the rules of Section 424(d) of the Code (relating to attribution of stock ownership) shall apply, and stock which the Eligible Employee may purchase under outstanding options shall be treated as stock owned by the Eligible Employee.

9.	EXERCISE OF OPTION

Unless a Participant withdraws from an Offering Period pursuant to Section 7(c) or the Participant’s Plan participation is terminated as provided in Section 11, his or her Option for the purchase of Shares shall be exercised automatically on the Exercise Date for that Offering Period, without any further action on the Participant’s part, and the maximum number of whole Shares subject to such Option (subject to the Individual Limit set forth in Section 4(b) and the limitations contained in Section 8(c)) shall be purchased at the Option Price with the balance of such Participant’s Account.

If any amount which is not sufficient to purchase a whole Share remains in a Participant’s Account after the exercise of his or her Option on the Exercise Date, such amount shall be refunded to such Participant as soon as administratively practicable after such date; provided that the Committee may provide in advance of an Offering Period for any such amount with respect to that Offering Period to be credited to the Participant’s Account for the next Offering Period, if he or she is a Participant in such next Offering Period.

If the Share limit of Section 4(a) is reached, any amount that remains in a Participant’s Account after the exercise of his or her Option on the Exercise Date to purchase the number of Shares that he or she is allocated shall be refunded to the Participant as soon as administratively practicable after such date.

If any amount which exceeds the Individual Limit set forth in Section 4(b) or one of the limitations set forth in Section 8(c) remains in a Participant’s Account after the exercise of his or her Option on the Exercise Date, such amount shall be refunded to the Participant as soon as administratively practicable after such date.

10.	DELIVERY

As soon as administratively practicable after the Exercise Date, the Corporation shall, in its discretion, either deliver to each Participant a certificate representing the Shares purchased upon exercise of his or her Option, provide for the crediting of such Shares in book entry form in the name of the Participant, or provide for an alternative arrangement for the delivery of such Shares to a broker or recordkeeping service for the benefit of the Participant. In the event the Corporation is required to obtain from any commission or agency authority to issue any such certificate or otherwise deliver such Shares, the Corporation will seek to obtain such authority. If the Corporation is unable to obtain from any such commission or agency authority which counsel for the Corporation deems necessary for the lawful issuance of any such certificate or other delivery of such Shares, or if for any other reason the Corporation cannot issue or deliver Shares and satisfy Section 21, the Corporation shall be relieved from liability to any Participant except that the Corporation shall return to each Participant to whom such Shares cannot be issued or delivered the amount of the balance credited to his or her Account that would have otherwise been used for the purchase of such Shares.

11.	TERMINATION OF EMPLOYMENT; CHANGE IN ELIGIBLE STATUS

(a)	General. Except as provided in the next paragraphs, if a Participant ceases to be an Eligible Employee for any reason, or if the Participant elects to terminate Contributions pursuant to Section 7(c), at any time prior to the last day of an Offering Period in which he or she participates, such Participant’s Account shall be paid to him or her in cash (or, in the event of the Participant’s death, to the person or persons entitled thereto under Section 13 in cash), and such Participant’s Option and participation in the Plan shall be automatically terminated.

If a Participant ceases to be an Eligible Employee during an Offering Period but remains an employee of the Corporation or a Participating Subsidiary through the Exercise Date, the Participant’s Contributions shall cease as of the date that the Participant is no longer an Eligible Employee and the Contributions previously credited to the Participant’s Account for that Offering Period shall be used to exercise the Participant’s Option as of the applicable Exercise Date in accordance with Section 9 (unless the Participant makes a timely election to terminate Contributions in accordance with Section 7(c), in which case such Participant’s Account shall be paid to him or her in cash in accordance with the foregoing paragraph).

For purposes of this Section 11(a), a Participant’s employment relationship is treated as continuing intact while the individual is on military leave, sick leave, or other bona fide leave of absence with the Corporation (or applicable Participating Subsidiary, as the case may be) if the period of such leave does not exceed three months, or if longer, so long as the individual's right to reemployment with the Corporation (or applicable Participating Subsidiary, as the case may be) is provided either by statute or by contract. In such circumstances, if the period of leave exceeds three months and the individual's right to reemployment with the Corporation (or applicable Participating Subsidiary, as the case may be) is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following such three-month period. In addition, if a Participant commences an unpaid leave of absence, the Participant’s Contributions shall cease as to the period of such unpaid leave of absence for which the Participant has no eligible Compensation.

(b)	Re-Enrollment. A Participant’s termination from Plan participation precludes the Participant from again participating in this Plan during that Offering Period. However, such termination shall not have any effect upon his or her ability to participate in any succeeding Offering Period, provided that the applicable eligibility and participation requirements are again then met. A Participant’s termination from Plan participation shall be deemed to be a revocation of that Participant’s Subscription Agreement and such Participant must file a new Subscription Agreement to resume Plan participation in any succeeding Offering Period.

(c)	Change in Subsidiary Status. For purposes of this Plan, if a Participating Subsidiary ceases to be a Subsidiary, each person employed by that Subsidiary will be deemed to have terminated employment for purposes of this Plan and will no longer be an Eligible Employee, unless the person continues as an Eligible Employee in respect of the Corporation or another Participating Subsidiary.

12.	ADMINISTRATION

(a)	The Committee. The Board shall appoint the Committee, which shall be composed of not less than two members of the Board. The Board may, at any time, increase or decrease the number of members of the Committee, may remove from membership on the Committee all or any portion of its members, and may appoint such person or persons as it desires to fill any vacancy existing on the Committee, whether caused by removal, resignation, or otherwise. The Board may also, at any time, assume or change the administration of this Plan.

(b)	Powers and Duties of the Committee. The Committee shall administer this Plan and shall have full power and discretion to adopt, amend and rescind any rules it considers desirable and appropriate for the administration of this Plan and not inconsistent with the terms of this Plan (including, without limitation, rules and deadlines for making elections under the Plan, which deadlines may be more restrictive than the deadlines otherwise set forth in this Plan), to further define the terms used in this Plan, and to make all other determinations necessary or advisable for the administration of this Plan or the effectuation of its purposes. The Committee shall act by majority vote or by unanimous written consent. No member of the Committee shall be entitled to act on or decide any matter relating solely to himself or herself or solely to any of his or her rights or benefits under this Plan. The Committee shall have full power and discretionary authority to construe and interpret the terms and conditions of this Plan and any agreements defining the rights and obligations of the Corporation, any Subsidiary, and any Participant or other person under this Plan, which construction or interpretation shall be final and binding on all parties including the Corporation, Subsidiaries, Participants and beneficiaries. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of Contributions, making of Contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, withholding procedures and handling of stock certificates that vary with applicable local requirements as to any Non-US Sub Plan. Notwithstanding anything else contained in this Plan to the contrary, the Committee may designate separate offerings under the Plan (the terms of which need not be identical) as to any Non-US Sub Plan in which Eligible Employees of one or more Participating Subsidiaries will be eligible to participate, even if the dates of the applicable Offering Periods of each such offering are identical and the provisions of the Plan will separately apply to each offering. Further, notwithstanding anything else contained in this Plan to the contrary, the Committee may also adopt rules, procedures or sub-plans applicable to particular Subsidiaries or locations, which sub-plans (each, a “Non-US Sub Plan”) may be designed to be outside the scope of Section 423 of the Code and need not comply with the otherwise applicable provisions of this Plan. The Committee may delegate ministerial non-discretionary functions to third parties, including individuals who are officers or employees of the Corporation or Participating Subsidiaries.

(c)	Decisions of the Committee are Binding; Reliance on Experts. Subject only to compliance with the express provisions hereof, the Board and Committee may act in their absolute discretion in matters within their authority related to this Plan. Any action taken by, or inaction of, the Corporation, any Participating Subsidiary, the Board or the Committee relating or pursuant to this Plan and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. In making any determination or in taking or not taking any action under this Plan, the Board or Committee, as the case may be, may obtain and may rely on the advice of experts, including professional advisors to the Corporation. No member of the Board or Committee, or officer or agent of the Corporation, will be liable for any action, omission or decision under the Plan taken, made or omitted in good faith.

(d)	Indemnification. Neither the Board nor any Committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan, and all such persons shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time.

13.	DEATH BENEFITS

In the event of the death of a Participant, the Corporation shall deliver such Shares and/or cash payable pursuant to the terms hereof to the executor or administrator of the estate of the Participant or to the Participant's legal heirs, as determined by the Committee.

14.	TRANSFERABILITY

Neither Contributions credited to a Participant’s Account nor any Options or rights with respect to the exercise of Options or right to receive Shares under this Plan may be anticipated, alienated, encumbered, assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 13) by the Participant. Any such attempt at anticipation, alienation, encumbrance, assignment, transfer, pledge or other disposition shall be without effect and all amounts shall be paid and all Shares shall be delivered in accordance with the provisions of this Plan. Amounts payable or Shares deliverable pursuant to this Plan shall be paid or delivered only to (or credit in the name of, as the case may be) the Participant or, in the event of the Participant’s death, to the Participant’s beneficiary pursuant to Section 13.

The Corporation may require a Participant to hold any Shares the Participant acquires under this Plan in a brokerage account identified by the Corporation until the date the Shares are transferred, sold or otherwise disposed of in any way by the Participant, or such earlier time as the Corporation may determine.

15.	USE OF FUNDS; INTEREST

All Contributions received or held by the Corporation under this Plan will be included in the general assets of the Corporation and may be used for any corporate purpose. Notwithstanding anything else contained herein to the contrary, no interest will be paid to any Participant or credited to his or her Account under this Plan (in respect of Account balances, refunds of Account balances, or otherwise).

16.	REPORTS

Statements shall be provided or made available (in writing or electronically) to Participants as soon as administratively practicable following each Exercise Date. Each Participant’s statement shall set forth, as of such Exercise Date, that Participant’s Account balance immediately prior to the exercise of his or her Option, the Option Price, the number of whole Shares purchased and his or her remaining Account balance, if any.

17.	ADJUSTMENTS OF AND CHANGES IN THE STOCK

Upon or in contemplation of any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend), or reverse stock split; any merger, combination, consolidation, or other reorganization; split-up, spin-off, or any similar extraordinary dividend distribution in respect of the Common Stock (whether in the form of securities or property); any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; or a sale of substantially all the assets of the

Corporation as an entirety occurs; then the Committee shall, in such manner, to such extent (if any) and at such time as it deems appropriate and equitable in the circumstances:

(a)	proportionately adjust any or all of (i) the number and type of Shares or the number and type of other securities that thereafter may be made the subject of Options (including the specific maxima and numbers of Shares set forth elsewhere in this Plan), (ii) the number, amount and type of Shares (or other securities or property) subject to any or all outstanding Options, (iii) the Option Price of any or all outstanding Options, or (iv) the securities, cash or other property deliverable upon exercise of any outstanding Options, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding Options; or

(b)	make provision for a cash payment in settlement of, or for the substitution or exchange of, any or all outstanding Options or the cash, securities or property deliverable to the holder of any or all outstanding Options based upon the distribution or consideration payable to holders of the Common Stock upon or in respect of such event.

The Committee may adopt such valuation methodologies for outstanding Options as it deems reasonable in the event of a cash or property settlement and, without limitation on other methodologies, may base such settlement solely upon the excess (if any) of the amount payable upon or in respect of such event over the Option Price of the Option.

In any of such events, the Committee may take such action sufficiently prior to such event to the extent that the Committee deems the action necessary to permit the Participant to realize the benefits intended to be conveyed with respect to the underlying shares in the same manner as is or will be available to stockholders generally.

Without limiting the generality of Section 12, any good faith determination by the Committee as to whether an adjustment is required in the circumstances pursuant to this Section 17, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

18.	POSSIBLE EARLY TERMINATION OF PLAN AND OPTIONS

Upon a dissolution or liquidation of the Corporation, or any other event described in Section 17 that the Corporation does not survive, or does not survive as a publicly-traded company in respect of its Shares, the Plan and, if prior to the last day of an Offering Period, any outstanding Option granted with respect to that Offering Period shall terminate, subject to any provision that has been expressly made by the Board for the survival, substitution, assumption, exchange or other settlement of the Plan and Options. In the event a Participant’s Option is terminated pursuant to this Section 18 without a provision having been made by the Board for a substitution, exchange or other settlement of the Option, such Participant’s Account shall be paid to him or her in cash without interest.

19.	TERM OF PLAN; AMENDMENT OR TERMINATION

(a)	Effective Date; Termination. This Plan shall become effective as of the Effective Date. No new Offering Periods shall commence on or after July 16, 2029 and this Plan shall terminate as of the Exercise Date on or immediately following such date unless sooner terminated pursuant to Section 4, Section 18, or this Section 19.

(b)	Board Amendment Authority. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part, without notice. Stockholder approval for any amendment or modification shall not be required, except to the extent required by law or applicable stock exchange rules, or required under Section 423 of the Code in order to preserve the intended tax consequences of this Plan. No Options may be granted during any suspension of this Plan or after the termination of this Plan, but the Committee will retain jurisdiction as to Options then outstanding in accordance with the terms of this Plan. No amendment, modification, or termination pursuant to this Section 19(b) shall, without written consent of the Participant, affect in any manner materially adverse to the Participant any rights or benefits of such Participant or obligations of the Corporation under any Option granted under this Plan prior to the effective date of such change. Changes contemplated by Section 17 or Section 18 shall not be deemed to constitute changes or amendments requiring Participant consent. Notwithstanding the foregoing, the Committee shall have the right to designate from time to time the Subsidiaries whose employees may be eligible to participate in this Plan (including, without limitation, any Subsidiary that may become such after the Effective Date) and to change the service and other qualification requirements set forth under the definition of Eligible Employee in Section 2 (subject to the requirements of Section 423(b) of the Code and applicable rules and regulations thereunder). Any such change shall not take effect earlier than the first Offering Period that starts on or after the effective date of such change. Any such change shall not constitute an amendment to this Plan requiring stockholder approval.

20.	NOTICES

All notices or other communications by a Participant to the Corporation contemplated by this Plan shall be deemed to have been duly given when received in the form and manner specified by the Committee (or its delegate) at the location, or by the person, designated by the Committee (or its delegate) for that purpose.

21.	CONDITIONS UPON ISSUANCE OF SHARES

This Plan, the granting of Options under this Plan and the offer, issuance and delivery of Shares are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities laws) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Corporation and as a condition precedent to the exercise of his or her Option, provide such assurances and representations to the Corporation as the Committee may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

22.	PLAN CONSTRUCTION

(a)	Section 16. It is the intent of the Corporation that transactions involving Options under this Plan (other than “Discretionary Transactions” as that term is defined in Rule 16b-3(b)(1) promulgated by the Commission under Section 16 of the Exchange Act, to the extent there are any Discretionary Transactions under this Plan), in the case of Participants who are or may be subject to the prohibitions of Section 16 of the Exchange Act, satisfy the requirements for exemption under Rule 16b-3(c) promulgated by the Commission under Section 16 of the Exchange Act to the maximum extent possible. Notwithstanding the foregoing, the Corporation shall have no liability to any Participant for Section 16 consequences of Options or other events with respect to this Plan.

(b)	Section 423. Except as the Committee may expressly provide in the case of one or more sub-plans adopted pursuant to Section 12(b), this Plan and Options are intended to qualify under Section 423 of the Code.

(c)	Interpretation. If any provision of this Plan or of any Option would otherwise frustrate or conflict with the intents expressed above, that provision to the extent possible shall be interpreted so as to avoid such conflict. If the conflict remains irreconcilable, the Committee may disregard the provision if it concludes that to do so furthers the interest of the Corporation and is consistent with the purposes of this Plan as to such persons in the circumstances.

23.	EMPLOYEES’ RIGHTS

(a)	No Employments Rights. Nothing in this Plan (or in any Subscription Agreement or other documents related to this Plan) will confer upon any Eligible Employee or Participant any right to continue in the employ or other service of the Corporation or any Subsidiary, constitute any contract or agreement of employment or other service or effect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Corporation or any Subsidiary to change such person’s compensation or other benefits or to terminate his or her employment or other service with or without cause. Nothing contained in this Section 23(a), however, is intended to adversely affect any express independent right of any such person under a separate employment or service contract other than a Subscription Agreement.

(b)	No Rights to Assets of the Corporation. No Participant or other person will have any right, title or interest in any fund or in any specific asset (including Shares) of the Corporation or any Subsidiary by reason of any Option hereunder. Neither the provisions of this Plan (or of any Subscription Agreement or other document related to this Plan), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan will create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation or any Subsidiary, on the one hand, and any Participant or other person, on the other hand. To the extent that a Participant or other person acquires a right to receive payment pursuant to this Plan, such right will be no greater than the right of any unsecured general creditor of the Corporation. No special or separate reserve, fund or deposit will be made to assure any such payment.

(c)	No Stockholder Rights. A Participant will not be entitled to any privilege of stock ownership as to any Shares not actually delivered to and held of record by the Participant. Except as expressly required by Section 17, no adjustment will be made for dividends or other rights as a stockholder for which a record date is prior to such date of delivery.

24.	MISCELLANEOUS

(a)	Governing Law; Severability. This Plan, the Options, Subscription Agreements, and other documents related to this Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware. If any provision shall be held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

(b)	Captions and Headings. Captions and headings are given to the sections of this Plan solely as a convenience to facilitate reference. Such captions and headings shall not be deemed in any way material or relevant to the construction of interpretation of this Plan or any provision hereof.

(c)	No Effect on Other Plans or Corporate Authority. The adoption of this Plan shall not affect any other Corporation or Subsidiary compensation or incentive plans in effect. Nothing in this Plan will limit or be deemed to limit the authority of the Board or Committee (i) to establish any other forms of incentives or compensation for employees of the Corporation or any Subsidiary (with or without reference to the Common Stock), or (ii) to grant or assume options (outside the scope of and in addition to those contemplated by this Plan) in connection with any proper corporate purpose; to the extent consistent with any other plan or authority.

(d)	No Effect on Other Compensation. Benefits received by a Participant under an Option granted pursuant to this Plan shall not be deemed a part of the Participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Corporation or any Subsidiary, except where the Committee or the Board (or the Board of Directors of the Subsidiary that sponsors such plan or arrangement, as applicable) expressly otherwise provides in writing.

(e)	Section 409A. The Plan is intended to be exempt from the application of Section 409A of the Code, and, to the extent not exempt, is intended to comply with Section 409A of the Code and any ambiguities herein will be interpreted to so be exempt from, or comply with, Section 409A of the Code. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Committee determines that an Option granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause an Option under the Plan to be subject to Section 409A of the Code, the Committee may amend the terms of the Plan and/or of an outstanding Option granted under the Plan, or take such other action the Committee determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding Option or future Option that may be granted under the Plan from or to allow any such Option to comply with Section 409A of the Code. Notwithstanding the foregoing, the Corporation and any of its Parent or Subsidiaries shall have no obligation to reimburse, indemnify, or hold harmless a Participant or any other party if the Option under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto. The Corporation makes no representation that the Option under the Plan is compliant with Section 409A of the Code.

25.	EFFECTIVE DATE

Notwithstanding anything else contained herein to the contrary, the effectiveness of this Plan is subject to the approval of this Plan by the stockholders of the Corporation within twelve months after the Effective Date. Notwithstanding anything else contained herein to the contrary, no Shares shall be issued or delivered under this Plan until such stockholder approval is obtained and, if such stockholder approval is not obtained within such twelve-month period of time, all Contributions credited to a Participant’s Account hereunder shall be refunded to such Participant (without interest) as soon as practicable after the end of such twelve-month period.

26.	TAX WITHHOLDING

Notwithstanding anything else contained in this Plan herein to the contrary, the Corporation may deduct from a Participant’s Account balance as of an Exercise Date, before the exercise of the Participant’s Option is given effect on such date, the amount of any Tax-Related Items which the Corporation reasonably determines it or any Subsidiary may be required to withhold with respect to such exercise. In such event, the maximum number of whole Shares subject to such Option (subject to the other limits set forth in this Plan) shall be purchased at the Option Price with the balance of the Participant’s Account (after reduction for the withholding amount for Tax-Related Items).

Should the Corporation for any reason be unable, or elect not to, satisfy its or any Subsidiary’s withholding obligations for Tax-Related Items in the manner described in the preceding paragraph with respect to a Participant’s exercise of an Option, or should the Corporation or any Subsidiary reasonably determine that it or an affiliated entity has a withholding obligation for Tax-Related Items with respect to a disposition of Shares acquired pursuant to the exercise of an Option prior to satisfaction of the holding period requirements of Section 423 of the Code or at any other time in respect of a Participant’s participation in this Plan, the Corporation or Subsidiary, as the case may be, shall have the right at its option to (i) require the Participant to pay or provide for payment of the amount of any Tax-Related Items which the Corporation or Subsidiary reasonably determines that it or any affiliate is required to withhold with respect to such event or (ii) deduct from the Participant’s Account or from any amount otherwise payable to or for the account of the Participant the amount of any Tax-Related Items which the Corporation or Subsidiary reasonably determines that it or an affiliate is required to withhold with respect to such event. Alternatively, the Corporation or Subsidiary may also satisfy such withholding obligations by (i) withholding from the proceeds of the sale of Shares acquired under the Plan, either through a voluntary sale or a mandatory sale arranged by the Corporation (or its designee), (ii) withholding a number of Shares otherwise issuable to the Participant under the Plan, or (iii) any other method prescribed by the Committee.

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RESOURCES CONNECTION, INC.
17101 ARMSTRONG AVENUE
IRVINE, CA 92614

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The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
1a. Anthony Cherbak	☐	☐	☐
1b. Neil Dimick	☐	☐	☐
1c. Kate Duchene	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000577082_1 R1.0.0.24

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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RESOURCES CONNECTION, INC.
Annual Meeting of Stockholders
October 20, 2022 1:30 PM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Kate W. Duchene and Jennifer Y. Ryu, or either of them, as proxies, each with the power to appoint her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of RESOURCES CONNECTION, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:30 PM, PDT on October 20, 2022 at 17101 Armstrong Ave, Irvine, CA 92614, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000577082_2 R1.0.0.24